Exhibit 10.1

$100,000,000

SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

by and among

JAMES RIVER COAL COMPANY,
JAMES RIVER COAL SERVICE COMPANY,
LEECO, INC,
TRIAD MINING, INC.,
TRIAD UNDERGROUND MINING, LLC,
BLEDSOE COAL CORPORATION,
JOHNS CREEK ELKHORN COAL CORPORATION,
BELL COUNTY COAL CORPORATION,
JAMES RIVER COAL SALES, INC.,
BLEDSOE COAL LEASING COMPANY,
BLUE DIAMOND COAL COMPANY,
MCCOY ELKHORN COAL CORPORATION,
CHAFIN BRANCH COAL COMPANY, LLC,
HAMPDEN COAL COMPANY, LLC,
LAUREL MOUNTAIN RESOURCES, LLC,
LOGAN & KANAWHA COAL CO., LLC,
ROCKHOUSE CREEK DEVELOPMENT, LLC
and SNAP CREEK MINING, LLC,
as Borrowers,

the other Credit Parties hereto from time to time,
as Guarantors,

the LENDERS party hereto from time to time,

and

GENERAL ELECTRIC CAPITAL CORPORATION,
as Administrative Agent and Collateral Agent,

GE CAPITAL MARKETS, INC.

and

UBS SECURITIES LLC
as Joint Lead Arrangers and Joint  Bookrunners,

UBS SECURITIES LLC
as Documentation Agent

Dated as of June 30, 2011

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

(continued)

-vi-

SCHEDULES

•	Schedule E-1—Existing Debt

•	Schedule E-2 – Existing Letters of Credit

•	Schedule M-1—Material Contracts

•	Schedule M-2—Mortgaged Property

•	Schedule P-1—Permitted Liens

•	Schedule P-2—Permitted Indebtedness

•	Schedule 2.01(a)—Lender Commitments

•	Schedule 5.01(g)—Third Party Consents

•	Schedule 6.01(e)—Capitalization

•	Schedule 6.01(f)—Litigation

•	Schedule 6.01(i)—Employee Benefit Plans

•	Schedule 6.01(n)(i)—Real Estate Assets

•	Schedule 6.01(n)(ii)—Mines

•	Schedule 6.01(n)(iii)—Leases

(a) Mining Leases,

(b) Prep Plant Leases, and

(c) All Other Leases

•	Schedule 6.01(p)—Environmental Matters

•	Schedule 6.01(r)—Coal Supply Agreements

•	Schedule 6.01(t)—Insurance

•	Schedule 6.01(v)—Cash Management System & Control Agreements

•	Schedule 6.01(w)—Intellectual Property

•	Schedule 6.01(aa)—Collateral Locations

(1) Inventory Locations

(2) Equipment Locations

(3) Credit Party Locations & Information

(4) Mortgaged Property Owner & Filing Offices

•	Schedule 6.01(bb)—Commercial Tort Claims

•	Schedule 8.21—Post Closing Matters

-vii-

ANNEXES

•	Annex A—Letters of Credit

•	Annex B—Collateral Reports

•	Annex C—IRP Excepted Inventory Eligibility Conditions

EXHIBITS

•	Exhibit A-1—Deposit Account of Administrative Agent and Borrower

•	Exhibit A-2—Form of Assignment and Acceptance

•	Exhibit B-1—Form of Borrowing Request

•	Exhibit B-2—Form of Borrowing Base Certificate

•	Exhibit C-1—Form of Collateral Access Agreement

•	Exhibit C-2—Form of Compliance Certificate

•	Exhibit N-1—Form of Note

•	Exhibit N-2—Form of Notice of Conversion/Continuation

•	Exhibit O-1—Form of Officer’s Certificate (SECTION 7.01(d))

•	Exhibit O-2—Form of Officer’s Certificate (SECTION 5.01(p)(ii))

-viii-

SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT, dated as of June 30, 2011 (as it may be amended, restated, modified, supplemented or extended from time to time, including all exhibits and schedules thereto, or otherwise modified, the “Agreement”), by and among JAMES RIVER COAL COMPANY, a corporation organized under the laws of Virginia (“JRCC”), and certain of JRCC’s Subsidiaries identified on the title and signature pages hereof, as borrowers (such Subsidiaries, together with JRCC, are referred to hereinafter each individually as a “Borrower”, and collectively, jointly and severally, as the “Borrowers”), and the other credit parties hereto from time to time, as Guarantors (together, the Borrowers and Guarantors, the “Credit Parties”), the lenders party hereto from time to time (the “Lenders”), and GENERAL ELECTRIC CAPITAL CORPORATION (“GE Capital”), a corporation formed under the laws of Delaware, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, if any, the “Administrative Agent”) and as collateral agent for the Lenders (in such capacity, the “Collateral Agent”).

RECITALS

WHEREAS, the Borrowers, the other Credit Parties, the various financial institutions party thereto as lenders and GE Capital, as administrative agent and collateral agent, are parties to a Revolving Credit Agreement, originally dated as of February 26, 2007, and subsequently amended and restated as of January 28, 2010 (as further amended, supplemented and otherwise modified and in effect immediately prior to giving effect to this Agreement, the “Existing Credit Agreement”).

WHEREAS, the parties hereto have agreed to amend and restate, in its entirety, the Existing Credit Agreement pursuant to this Agreement, to make available to the Borrowers Loans (as defined below), on the terms and conditions set forth herein, to, among other things, refinance certain existing debt and letters of credit, to fund transaction costs, working capital requirements and other general corporate purposes of the Borrowers.

NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS; CERTAIN TERMS

SECTION 1.01  Definitions.  As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“2010 Financial Statements” means the audited consolidated balance sheet of the JRCC for the Fiscal Year ended December 31, 2010 and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended, together with management’s discussion and analysis and any management letters submitted by the auditors for JRCC, together with monthly unaudited financials for any Fiscal Month ended at least 30 days prior to the Closing Date.

“2015 Convertible Note Debt” means unsecured Indebtedness under the 2015 Senior Convertible Notes.

“2015 Convertible Note Debt Documents” means the 2015 Senior Convertible Notes Indenture and all other agreements, instruments and documents executed in connection with the 2015 Senior Convertible Notes.

“2015 Senior Convertible Notes” means the 4.50% Convertible Senior Notes Due 2015 issued pursuant to the 2015 Senior Convertible Notes Indenture.

“2015 Senior Convertible Notes Indenture” means that certain Indenture dated as of November 20, 2009 between James River Coal Company and U.S. Bank National Association, as Trustee for 4.50% Convertible Senior Notes due 2015.

“2018 Convertible Note Debt” means unsecured Indebtedness under the 2018 Senior Convertible Notes.

“2018 Convertible Note Debt Documents” means the 2018 Senior Convertible Notes Indenture and all other agreements, instruments and documents executed in connection with the 2018 Senior Convertible Notes.

“2018 Senior Convertible Notes” means the 4.50% Convertible Senior Notes Due 2018 issued pursuant to the 2018 Senior Convertible Notes Indenture.

“2018 Senior Convertible Notes Indenture” means that certain Indenture dated as of March 29, 2011 between James River Coal Company and U.S. Bank National Association, as Trustee for 3.125% Convertible Senior Notes due March 2018.

“Account” means those “accounts” as that term is defined in the UCC.

“Account Debtor” means an “account debtor” as that term is defined in the UCC.

“Acquired Business” has the meaning ascribed to such term in the definition of “IRP Acquisition”.

“Action” has the meaning ascribed to such term in SECTION 14.16.

“Administrative Agent” has the meaning ascribed to such term in the introductory paragraph hereto.

“Administrative Agent’s Account” means the account identified on Exhibit A-1 and such other Deposit Account as the Administrative Agent may from time to time specify in writing to the Administrative Borrower and the Lenders.

“Administrative Agent’s Office” means the office of the Administrative Agent located at 10 Riverview Drive, Danbury, Connecticut 06810 or such other office as may be designated pursuant to the provisions of SECTION 14.01.

“Administrative Borrower” has the meaning ascribed to such term in SECTION 14.11.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise.  Without limitation, any director, executive officer or beneficial owner of ten percent (10%) or more of the Equity Interests of a Person shall for the purposes of this Agreement, be deemed to be an Affiliate of the other Person.  Notwithstanding the foregoing, none of the Administrative Agent, the Collateral Agent, any Lender or any L/C Issuer shall be deemed an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents.

“Agent-Related Persons” means each of the Agents and its Affiliates, and the officers, directors, employees, counsel, agents, and attorneys-in-fact of such Agent and its Affiliates.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Agents Fee Letter” means the fee letter, dated as of May 26, 2011, among the Administrative Borrower, GE Capital and GECM.

“Aggregate Excess Funding Amount” has the meaning set forth in SECTION 14.03(b)(iv).

“Aggregate Revolver Exposure” means the sum of (a) the outstanding Revolving Advances under this Agreement and (b) the aggregate Letter of Credit Usage under this Agreement.

“Agreement” means this Revolving Credit Agreement, together with all Exhibits and Schedules hereto, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Applicable Law” means, in respect of any Person, all provisions of constitutions, laws, statutes, rules, regulations, treaties, directives, guidelines and orders of Governmental Authorities applicable to such Person, including zoning ordinances, all Environmental Laws, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Applicable Margin” means, two and a quarter percent (2.25%) in the case of Base Rate Loans and three and a quarter percent (3.25%) in the case of LIBOR Rate Loans.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Disposition” has the meaning ascribed to such term in SECTION 9.04.

“Assignment and Acceptance” means an Assignment and Acceptance substantially in the form of Exhibit A-2 attached hereto and made a part hereof (with blanks appropriately completed) delivered to the Administrative Agent in connection with an assignment of a Lender’s interest under this Agreement in accordance with SECTION 14.10(b).

“Authorized Officer” means, with respect to any Credit Party, the chief executive officer, chief administrative officer, chief financial officer, vice president of financial compliance and reporting, treasurer, controller or chief accounting officer or other officer with similar responsibility designated by the Board of Directors or similar governing body of the Credit Party.

“Availability” means at any time (a) the lesser of (i) the Maximum Revolver Amount and (ii) the Borrowing Base, minus (b) Reserves (other than Reserves deducted in the calculation of the Borrowing Base), minus (c) the Aggregate Revolver Exposure at such time relating to extensions of credit made or to be made to or for the account of any Credit Party under this Agreement.

“Availability Period” means the period from the Closing Date to the Maturity Date.

“Backstop Letter of Credit” has the meaning ascribed to such term in clause (ii) of paragraph (h) of Annex A.

“Bank Product” shall mean any of the following products, services or facilities extended to any Credit Party or any of its Subsidiaries by GE Capital or any of its Affiliates or by any Lender or any of its Affiliates: (a) any services provided from time to time in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services; (b) commercial credit card and purchasing cards; (c) leases (including equipment leases) and letters of credit and (d) other banking products or services approved by the Administrative Agent; provided, however, that, except for Bank Products that have been provided or arranged by GE Capital or an Affiliate of GE Capital, for any of the foregoing to be included for purposes of a distribution under SECTION 2.09(a)(ii) and for the purposes of the definition of “Obligations”, the applicable bank product provider and the applicable Credit Party or Subsidiary must have provided written notice to the Administrative Agent of (i) the existence of such Bank Product, (ii) the maximum dollar amount of obligations arising thereunder (“Bank Product Amount”), and (iii) the methodology to be used by such parties in determining the Bank Product Amount owing from time to time.

“Bank Product Amount” has the meaning specified in the definition of Bank Product.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.), as amended from time to time, and any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, any similar rate quoted by a national publication selected by the Administrative Agent, (b) the sum of 0.50% per annum and the Federal Funds Rate, and (c) the sum of (x) LIBOR calculated for each such day based on a LIBOR Period of three months determined two (2) Business Days prior to such day, plus (y) the excess of the Applicable Margin for LIBOR Rate Loans over the Applicable Margin for Base Rate Loans, in each instance, as of such day.  Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the Federal Funds Rate or LIBOR for an Interest Period of three months.

“Base Rate Loans” means Loans that bear interest at an interest rate based on the Base Rate.

“Benefit Plan” means an employee pension benefit plan to which any Borrower has contributed, or has been obligated to contribute within the last three years, excluding any Multiemployer Plan, which is subject to Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Black Lung Act” means together, the Black Lung Benefits Revenue Act of 1977, as amended, and the Black Lung Benefits Reform Act of 1977, as amended.

“Borrower” and “Borrowers” have the meaning ascribed to such terms in the introductory paragraph hereto.

“Borrower Funding Account” shall mean the account listed for the Borrowers in Exhibit A-1 or such other Deposit Account as the Administrative Borrower may from time to time specify in writing to the Administrative Agent.

“Borrowing Base” means, at any date of determination, an amount equal, at such time, to (a) the sum of (i) up to ninety percent (90%) of the Eligible Accounts of the Borrowers; plus (ii) the lesser of (A) up to sixty-five percent (65%) of the value of Eligible Inventory of the Borrowers valued at the lowest of (x) cost (on a first-in, first-out basis), in the case of all Eligible Inventory, (y) market (defined as the NYMEX spot price for 12,500 Btu, 1.2% Sulfur coal on a barge in Big Sandy River), in the case of Eligible Non-Contract Inventory, or (z) Contract Rate, in the case of Eligible Contract Inventory, and (B) $40,000,000; plus (iii) ninety-five percent (95%) of the aggregate amount of Borrowing Base Cash Collateral; minus (b) Reserves from time to time established by the Administrative Agent in its reasonable credit judgment with respect to the Borrowers; provided, that for purposes of the calculation of the Borrowing Base, (i) the cost of the Inventory shall not include:  (A) the portion of the cost of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower, or (B) write-ups or write-downs in cost with respect to currency exchange rates, and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory which has been received and approved by Collateral Agent in its reasonable discretion.

“Borrowing Base Cash Collateral” means, at any time, the aggregate amount of all cash provided by the Borrowers as additional security for the Obligations and pledged to, and subject to the control of, the Collateral Agent, for the benefit of the Agents, the Lenders and the L/C Issuers, and maintained in a Deposit Account subject to the Borrowing Base Cash Collateral Agreement.

“Borrowing Base Cash Collateral Agreement” means a cash collateral agreement, in form and substance satisfactory to the Collateral Agent, by and among the Collateral Agent, the Borrowers, and the relevant depository institution or securities intermediary, as the same may be amended or supplemented from time to time with the consent of the Collateral Agent.

“Borrowing Base Certificate” means a certificate by a Senior Officer of the Administrative Borrower, substantially in the form of Exhibit B-2 (or another form acceptable to the Administrative Agent) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in such detail as shall be reasonably satisfactory to the Administrative Agent.  All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by the Administrative Borrower and certified to the Administrative Agent; provided, that the Administrative Agent shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation (1) to reflect its reasonable estimate of declines in value of any of the Collateral described therein, and (2) to the extent that such calculation is not in accordance with this Agreement.

“Borrowing Request” means a request and certification in substantially the form attached as Exhibit B-1 hereto, executed by a Senior Officer of the Administrative Borrower and delivered to the Administrative Agent from time to time after the Closing Date.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which commercial banks are required or permitted to be closed in the State of New York; provided that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, the sum of the aggregate of all expenditures by such Person and its Subsidiaries arising during such period that, in accordance with GAAP, are or should be included in the “property, plant and equipment” account on its consolidated balance sheet, including all applicable Capitalized Lease Obligations with respect to “property, plant and equipment”, paid or payable during such period, plus any other capital expenditures of such Person and its consolidated Subsidiaries that are set forth in a consolidated statement of cash flows of such person for such period prepared in accordance with GAAP, excluding in each case, (a) any such expenditures made for the repair, replacement or restoration of assets to the extent paid or reimbursed by any insurance policy or condemnation award to the extent such expenditures for reinvestment are permitted under the Loan Documents, and (b) any leasehold improvement expenditures to the extent paid or reimbursed by the applicable lessor, sublessor or sublessee.

“Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is required under GAAP to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries as lessee under Capitalized Leases as determined in accordance with GAAP.

“Cash Collateral” and “Cash Collateral Account” have the meanings ascribed to such terms in Annex A.

“Cash Dominion Event” means the occurrence and continuance of either of the following:  (a) an Event of Default or (b) a Trigger Event Period.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from such other nationally recognized rating services reasonably acceptable to the Administrative Agent) and not listed in Credit Watch published by S&P; (c) commercial paper, other than commercial paper issued by the Borrowers or any of their Subsidiaries, maturing no more than two hundred seventy (270) days after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-1 or P-1, respectively, from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the comparable rating from such other nationally recognized rating services reasonably acceptable to the Administrative Agent); (d) domestic and Eurodollar certificates of deposit or time deposits or bankers’ acceptances maturing within one (1) year after the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or Canada having combined capital and surplus of not less than $500,000,000 or by any Lender; and (e) shares of money market or mutual funds that are required to have a net asset value of $1.00 per share with assets in excess of $250,000,000 and that invest exclusively in assets satisfying the requirements of clauses (a) through (e) of this definition.

“Cash Management Account” has the meaning ascribed to such term in SECTION 5.01(v)(i).

“Cash Management Agreement” has the meaning ascribed to such term in SECTION 5.01(v)(ii).

“Cash Management Bank” has the meaning ascribed to such term in SECTION 5.01(v)(i).

“Casualty” means any casualty, loss, damage, destruction or other similar loss with respect to real or personal property or improvements.

“Change of Control” means, at any time, (i) that any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) shall own directly or indirectly, beneficially or of record, Equity Interests representing more than 50% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in JRCC; (ii) JRCC shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of its Wholly-Owned Subsidiaries except as otherwise permitted hereunder; or (iii) the majority of the seats (other than vacant seats) on the board of directors of JRCC cease to be occupied by Persons who either (a) were members of the board of directors of JRCC on the Closing Date, or (b) were nominated for election by the board of directors of JRCC, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors.

“Closing Date” means June 30, 2011.

“Coal Act” means the Coal Industry Retiree Health Benefits Act of 1992, as amended.

“Coal Handling Facility” means any coal handling facility, including all necessary electrical, water and plumbing lines and systems necessary to operate such coal handling facility, such as, but not limited to, all tipples, conveyor belts and systems, loading and coal washing facilities and railroad tracks and all other surface or subsurface machinery, equipment, fixtures, goods, inventory, facilities, supplies and other property of whatsoever kind or nature now or hereafter located on or under any of the property which are used or useful for the mining, gathering, extraction, loading, production, treatment, processing, storage or transportation of coal and other minerals, all coal storage and transportation facilities, administrative facilities and vehicle parking facilities related thereto and all leases in respect of the foregoing.

“Coal Supply Agreements” means, collectively, those contracts entered into by a Borrower or any Subsidiary of a Borrower for the sale, purchase, exchange, processing or handling of coal.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, in each case as in effect from time to time.  References to sections of the Code shall be construed also to refer to any successor sections.

“Collateral” means all current and future assets, properties and rights of each Credit Party, including, without limitation, all affiliate indebtedness, all Intellectual Property, all receivables, all leaseholds, all license and other contract rights; and all products and proceeds of any of the foregoing, including insurance policies and proceeds, and shall include Mortgaged Property and all assets defined as “Collateral” in, or otherwise subject to the Lien of, the Security Agreement or any Security Documents.

“Collateral Access Agreement” means an agreement in the form set forth in Exhibit C-1.

“Collateral Agent” has the meaning ascribed to such term in the introductory paragraph hereto.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance and condemnation proceeds, cash proceeds of sales and other voluntary or involuntary dispositions of property, rental proceeds, royalties, settlements and tax refunds).

“Commitment” means, with respect to any Lender, the obligation of such Lender to make Loans pursuant to the terms and conditions of this Agreement, and which shall not exceed the principal amount set forth opposite such Lender’s name on Schedule 2.01(a) under the heading “Commitment”, and “Commitments” means the aggregate principal amount of the Commitments of all the Lenders up to the Maximum Revolver Amount.

“Compliance Certificate” has the meaning ascribed to such term in SECTION 7.01(d).

“Condemnation” means any taking by a Governmental Authority of property or assets, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.

“Consolidated EBITDA” means, with respect to any Person for any period, the consolidated Net Income of such Person for such period plus, without duplication, the sum of the following amounts of such Person for such period to the extent deducted in the determination of consolidated Net Income of such Person for such period:  (a) Net Interest Expense and all fees and charges in connection with this Agreement and the Existing Credit Agreement, (b) provisions for federal, state, local and foreign income, value added and similar Taxes, (c) depreciation expense, (d) amortization expense, (e) non-cash extraordinary, unusual or non-recurring losses (determined on an after tax basis), (f) fees paid in cash prior to June 30, 2011 in connection with the IRP Acquisition in an amount not to exceed $8,000,000, (g) fees due and payable to Wachovia Bank, N.A. in connection with cash management services for deposit accounts maintained at Wachovia Bank, N.A. in an aggregate amount not to exceed $300,000 in any fiscal year, and (h) non-cash expenses from the granting of stock options and restricted stock grants minus, the amount of non-cash extraordinary, unusual or non-recurring gains (determined on an after tax basis) of such Person for such period to the extent added in the determination of consolidated Net Income of such Person for such period.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to JRCC and its Subsidiaries for any period, the ratio of (a) (i) Consolidated EBITDA for such period minus (ii) the sum of (A) Capital Expenditures made during such period plus (B) the aggregate amount (but not less than $0) of Federal, state, local and foreign income taxes paid in cash during such period to (b) the sum of (i) Debt Service Charges paid or required to be paid in cash during such period plus (ii) Restricted Payments paid or required to be paid in cash during such period.  For the avoidance of doubt, for the purposes of calculating the Consolidated Fixed Charge Coverage Ratio, Debt Services Charges shall exclude the non-cash portion of interest charges attributable to the 2015 Senior Convertible Notes and the 2018 Senior Convertible Notes under GAAP.

“Consolidated Interest Expense” means, with respect to JRCC and its Subsidiaries on a Consolidated basis for any period, (a) all interest, premium payments, debt discount, fees, charges and related expenses (other than out-of-pockets fees and expenses of counsel) in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation, or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, Securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof.

“Contract Rate” means, as to any Eligible Inventory at any date of determination, the stated contract sales price for such Inventory payable by the purchaser thereof to any Credit Party pursuant to the relevant Coal Supply Agreement.

“Control Agreement” means, with respect to a Securities Account or a Deposit Account, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, which effectively gives “control” (as defined in the UCC) to the Collateral Agent in such Securities Account and all investment property contained therein or such Deposit Account and all funds contained therein, as the case may be.

“Copyrights” means, with respect to the Credit Parties (i) all copyrights arising under the laws of the United States, any other country, or union of countries, or any political subdivision of any of the foregoing, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith and rights corresponding thereto throughout the world, including all registrations, recordings and applications in the United States Copyright Office, and (ii) all other rights of any kind whatsoever accruing thereunder or pertaining thereto including rights to receivables and royalties from the exploitation thereof.

“Credit Parties” means, collectively, the Borrowers and the Guarantors.

“Debt for Borrowed Money” of any Person means, at any date of determination, without duplication, the sum of (a) all items that, in accordance with GAAP, would be classified as indebtedness on a consolidated balance sheet of such Person at such date, (b) all obligations of such Person under acceptance, letter of credit or similar facilities at such date, whether or not drawn, and (c) the outstanding amount of all Obligations; provided that, with respect to the Borrowers and their Subsidiaries, Debt for Borrowed Money shall exclude, to the extent otherwise included in the items in clause (a) or (b) above, (i) accounts payable and accrued liabilities in the ordinary course of business of the Borrowers and their Subsidiaries so long as no longer than 90 days past due, and (ii) notes, bills and checks presented in the ordinary course of business by such Person to banks for collection or deposit.

“Debt Service Charges” means, for any period, the sum of (a) Consolidated Interest Expense plus (b) scheduled principal payments made or required to be made on account of Indebtedness for borrowed money (including, without limitation, obligations with respect to Capitalized Leases) for such period, in each case determined in accordance with GAAP.

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Deposit Account” means a “deposit account” as that term is defined in Article 9 of the UCC.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Credit Party conveys, sells, leases or subleases, assigns, transfers or otherwise disposes of any part of its business, property or assets (whether now owned or hereafter acquired) to any other Person, in each case whether or not the consideration therefor consists of cash, Securities or other assets, excluding any sales of Inventory in the ordinary course of business.

“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date six months after the earlier of the Maturity Date or the date that the Commitments and the Obligations hereunder are no longer outstanding, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in (a) above, in each case at any time on or prior to the date six months after the earlier of the Maturity Date or the date that the Commitments and the Obligations hereunder are no longer outstanding, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations.

“Dollar”, “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or e-fax, or otherwise to or from an E-System or other equivalent service acceptable to the Administrative Agent.

“Eligible Accounts” means those Accounts created by a Borrower in the ordinary course of its business, that arise out of the sale or other disposition of Inventory or provision of services and that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below.  The Administrative Agent shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its reasonable credit judgment.  In addition, the Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust the criteria set forth below and to establish new criteria and to adjust advance rates with respect to Eligible Accounts, in its reasonable credit judgment reflecting changes in the salability or realization values of Accounts arising or discovered by the Administrative Agent after the Closing Date; provided that any adjustments, new criteria or changes in the applicable advance rates which have the effect of making more credit available shall only be effective if approved by Supermajority Lenders.  In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash.  Eligible Accounts shall not include the following:

(a)  Accounts that the Account Debtor has failed to pay within 90 days of original invoice date or Accounts more than 60 days from the original due date,

(b)  Accounts owned by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c)  Accounts with respect to which the Account Debtor is an Affiliate of any Borrower or an employee or agent of any Borrower or any Affiliate of any Borrower,

(d)  Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e)  Accounts that are not payable in Dollars,

(f)  Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to the Collateral Agent and is directly drawable by the Collateral Agent, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent,

(g)  Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the applicable Borrower has complied, to the reasonable satisfaction of the Administrative Agent, with the Assignment of Claims Act, 31 USC § 3727), or (ii) any state of the United States or any department, agency, public corporation, or other instrumentality thereof, to the extent that the assignment of such Account required notification to or consent of such Account Debtor and the applicable Borrower has not provided such notification or obtained any such consent to the reasonable satisfaction of the Administrative Agent,

(h)  Accounts (x) with respect to which the Account Debtor is a creditor of any Borrower, has or has asserted a right of setoff, has the right to a rebate, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, rebate, or dispute or (y) subject to any penalty or adjustment, to the extent of such penalty or adjustment,

(i)  Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed 10% (or up to 60% in the case of any Account Debtor, as and for so long as approved by the Administrative Agent in its reasonable credit judgment and having a corporate debt rating of BBB or better as determined by S&P) of all Eligible Accounts (it being understood that such percentage, as applied to a particular Account Debtor, shall be subject to reduction by the Administrative Agent in its reasonable credit judgment if the creditworthiness of such Account Debtor deteriorates), to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(j)  Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor, except as otherwise agreed by the Administrative Agent,

(k)  Accounts with respect to which the Account Debtor is located in a state or jurisdiction (e.g., New Jersey, Minnesota, and West Virginia) that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the applicable Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that the applicable Borrower may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such counts, without incurring any cost or penalty viewed by the Administrative Agent to be significant in amount, and such later qualification cures any access to such courts to enforce payment of such Account,

(l)  Accounts, the collection of which, the Administrative Agent, in its discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,

(m)  Accounts that are not subject to a valid and perfected first-priority Lien in favor of the Collateral Agent,

(n)  Accounts with respect to which (i) an invoice, contractual obligation or other electronic transmission constituting a request for payment, has not been sent on a timely basis to the applicable Account Debtor according to the normal invoicing and timing procedures of the Credit Party (as such procedures are reasonably acceptable to the Administrative Agent) or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(o)  Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services,

(p)  amounts recorded by a Borrower as adjustments to invoiced amounts for quality, quantity, or earned synfuel fees;

(q)  any Account of any IRP Entity constituting “as-extracted collateral” (as defined in the UCC) unless and until the actions taken in clauses (b) and (c) (with respect to the items described in such clause (b)) of Annex C have been completed with respect to such Account; or

(r)  is not the subject of Field Examinations, from examiners reasonably satisfactory to the Administrative Agent, with results of such Field Examinations to be reasonably satisfactory to the Administrative Agent.

“Eligible Assignee” means (a) a Lender (other than a Non-Funding Lender or Impacted Lender); (b) an Affiliate of a Lender (other than a Non-Funding Lender or Impacted Lender); (c) an Approved Fund; or (d) any other Person approved by the Administrative Agent, the L/C Issuer and, if no Event of Default has occurred and is continuing, the Administrative Borrower (such approval not to be unreasonably withheld, delayed or conditioned). The Administrative Agent’s refusal to approve as an “Eligible Assignee” any Credit Party, any Affiliate of a Credit Party, a holder of subordinated debt of any Credit Party or an Affiliate of such a holder or to any Person that may be a Non-Funding Lender or an Impacted Lender, or the imposition of conditions or limitations (including limitations on voting) upon any such Persons, shall not be deemed to be unreasonable.

“Eligible Contract Inventory” means, as of any date of determination thereof, any Eligible Inventory that is then covered by a Coal Supply Contract.

“Eligible Inventory” means, the Inventory owned by a Borrower consisting of out of the ground coal (and excluding any so-called “pit coal”) reflected in the most recent Borrowing Base Certificate delivered by the Administrative Borrower to the Administrative Agent, except any Inventory to which any of the exclusionary criteria set forth below applies.  The Administrative Agent shall have the right to establish, modify or eliminate Reserves against Eligible Inventory from time to time in its reasonable credit judgment.  In addition, the Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust the criteria set forth below and to establish new criteria and to adjust advance rates with respect to Eligible Inventory, in its reasonable credit judgment reflecting changes in the salability or realization values of Inventory arising or discovered by the Administrative Agent after the Closing Date; provided that any adjustments, new criteria or changes in the applicable advance rates which have the effect of making more credit available shall only be effective if approved by the Supermajority Lenders. Eligible Inventory shall not include any Inventory of any Borrower that:

(a)  is not owned by such Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Borrower’s performance with respect to that Inventory), except the Liens in favor of the Collateral Agent, on behalf of the Lenders;

(b)  (i) is not located on premises owned, leased or rented by such Borrower, or (ii) is stored at a leased location, unless Administrative Agent has given its prior consent thereto and unless either (x) a reasonably satisfactory landlord waiver has been delivered to Collateral Agent, or (y) Reserves reasonably satisfactory to Administrative Agent have been established with respect thereto, or (iii) is stored with a bailee or warehouseman unless a reasonably satisfactory, acknowledged Bailee Letter has been received by Collateral Agent or Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto, or (iv) is located at an owned location subject to a mortgage in favor of a lender other than the Collateral Agent unless a reasonably satisfactory mortgagee waiver has been delivered to the Collateral Agent, or (v) is located at any site if the aggregate book value of Inventory at any such location is less than $100,000;

(c)  is placed on consignment or is in transit, except for Inventory in transit between domestic locations of Credit Parties as to which the Collateral Agent has perfected its Lien at origin and destination;

(d)  is covered by a negotiable document of title, unless such document has been delivered to the Collateral Agent with all necessary endorsements, free and clear of all Liens except those in favor of Collateral Agent;

(e)  is slow moving (in excess of one year’s supply), unsalable, shopworn, seconds, damaged or unfit for sale;

(f)  consists of display items, samples or packing or shipping materials, manufacturing or mining supplies, work in process Inventory or replacement parts or is coal or other mineral rights before extraction;

(g)  consists of goods which have been returned by the buyer;

(h)  is not of a type held for sale in the ordinary course of such Borrower’s business;

(i)  is not subject to a first-priority perfected lien in favor of Collateral Agent on behalf of itself and Lenders (other than, in the sole discretion of the Administrative Agent from time to time, with respect to Inventory located on or arising from (and Accounts relating thereto) any real property interest of the Borrowers under any Lease with KRP, which Liens in favor of Collateral Agent may be subordinate to certain claims of KRP under such Leases; provided that any claims of KRP shall be subject to the KRP Claims Reserve and other Reserves in all respects);

(j)  breaches any of the representations or warranties pertaining to Inventory set forth in the Loan Documents;

(k)  consists of any costs associated with “freight in” charges;

(l)  consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

(m)  is not covered by casualty insurance reasonably acceptable to Administrative Agent;

(n)  is subject to any patent or trademark license requiring the payment of royalties or fees or requiring the consent of the licensor for a sale thereof by Collateral Agent;

(o)  is (x) not located at a Borrower’s preparation plant, load-out location or other distribution center and (y) has not been entered into the Borrowers’ inventory ledger;

(p)  is not the subject of Field Examinations, from examiners reasonably satisfactory to the Administrative Agent, with results of such Field Examinations to be reasonably satisfactory to the Administrative Agent; or

(q)  constitutes IRP Excepted Inventory.

“Eligible Non-Contract Inventory” means, as of any date of determination thereof, any Eligible Inventory that is not then covered by a Coal Supply Contract.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority or other Person alleging violations of, or liability under, any Environmental Law or Releases of Hazardous Materials on, in, at, to, from or under (i) any assets, properties or businesses of the Borrowers or any of their Subsidiaries or any of their respective predecessors in interest, and (ii) any facilities which received Hazardous Materials generated by the Borrowers or any of their Subsidiaries or any of their respective predecessors in interest.

“Environmental Laws” means any federal, state, local or foreign law or regulation relating to the protection of the environment or health and safety including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), and the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and any other law, including common law, relating to the environment (including, without limitation, laws relating to the storage, generation, use, handling, manufacture, processing, labeling, advertising, sale, display, transportation, treatment, reuse, recycling, release and disposal of Hazardous Materials), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, provincial, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination (including the common law) of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (a) any property presently or formerly owned by the Borrowers or any of their Subsidiaries, or (b) any facility which received Hazardous Materials generated by the Borrowers or any of their Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs or otherwise relating to any Environmental Law.

“Equipment” means, with respect to any Person, all of such Person’s now owned or hereafter acquired right, title, and interest with respect to equipment (including, without limitation, “equipment” as such term is defined in Article 9 of the UCC), machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles, tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, whether preferred or common and whether voting or nonvoting (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust units or interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.  Notwithstanding the foregoing to the contrary, the 2015 Senior Convertible Notes and the 2018 Senior Convertible Notes, prior to the conversion thereof, shall not constitute Equity Interests in JRCC for purposes of this Agreement (it being understood that upon the conversion in whole or in part of any such 2015 Senior Convertible Notes or the 2018 Convertible Senior Notes into capital stock of JRCC or warrants, options or any other rights for the purchase or other acquisition from JRCC of shares of capital stock of JRCC, such shares of capital stock, warrants, options or such other rights issued in connection with such conversion shall constitute Equity Interests in JRCC).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder, in each case as in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to each Credit Party, any trade or business (whether or not incorporated) which is a member of a group of which such Credit Party is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the Code.

“ERISA Event” means (a) a Reportable Event with respect to any Benefit Plan, (b) the filing of a notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (c) the institution by the Pension Benefit Guaranty Corporation of proceedings to terminate a Benefit Plan or Multiemployer Plan, (d) the appointment of a trustee to administer any Benefit Plan under Section 4042 of ERISA, or (e) any event requiring the Borrowers or any ERISA Affiliate to provide security to a Benefit Plan under Section 401(a)(29) of the Code.

“Eurodollar Reserve Percentage” means, for any day, the percentage, expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%, that is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in The City of New York.

“Event of Default” has the meaning ascribed to such term in SECTION 11.01.

“EX-IM Facility Amendment” means an amendment to this Agreement providing for an export-related receivables credit facility to the Borrowers in an amount not to exceed $25,000,000 with respect to which the Export-Import Bank of the United States guarantees (or provides other credit support for) certain of the obligations thereunder pursuant to its usual requirements and documentation for transactions of that type.  It is understood that such export-related receivables credit facility may differ from the credit facilities provided hereunder on the Closing Date, including, among other things, such export-related receivables credit facility shall be subject to a separate borrowing base and have receivables from foreign account debtors as eligible assets therein, may have differing interest rates and fees and shall have priority with respect to the application of proceeds from assets of the type (and proceeds thereof) included in the export-related receivables credit facility borrowing base (and, for the avoidance of doubt, the export-related receivables credit facility shall have a junior priority with respect to the other Collateral).

“Excluded Taxes” means, with respect to the Administrative Agent, the Collateral Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any Obligation hereunder, taxes imposed on or measured by the overall net income (however denominated) of such recipient, franchise taxes (whether or not in lieu of net income taxes) and branch profits taxes, in each case imposed on such recipient, by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction.

“Existing Credit Agreement” has the meaning ascribed to such term in the first recital hereto.

“Existing Debt” means Indebtedness of the Borrowers and their Subsidiaries listed on Schedule E-1.

“Existing Letters of Credit” means those Letters of Credit issued by an L/C Issuer and described on Schedule E-2.

“Existing Revolving Advance” means “Revolving Advances” under and as defined in the Existing Credit Agreement.

“Extraordinary Receipts” means any cash received by any of the Credit Parties outside the ordinary course of business, including, without limitation, returns on capital investments, insurance proceeds from key man life or other insurance, foreign, federal, state or local tax refunds, pension plan reversions, and judgments or settlements or other consideration received in connection with any claim or cause of action, indemnity and reimbursement payments and any release of funds from an escrow or similar arrangement, in each case, net of applicable taxes and expenses; provided that Extraordinary Receipts shall not include (a) Net Cash Proceeds or Net Casualty/Condemnation Proceeds which are subject to SECTION 3.02(a) and (b) Net Offering Proceeds and proceeds from the issuance or incurrence of Indebtedness.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by the Administrative Agent, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Federal Flood Insurance” means Federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent in a commercially reasonable manner.

“Federal Reserve Board” or the “Board” means the Board of the Federal Reserve System or any Governmental Authority succeeding to its functions.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Field Examination” has the meaning set forth in SECTION 8.04(b).

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Fiscal Month” means each calendar month.

“Fiscal Quarter” means the calendar quarter ending on each March 31, June 30, September 30 and December 31 of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrowers ending on December 31.

“Flood Insurance” means, for any Real Estate Asset located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines.  Flood Insurance shall be in an amount, and with deductibles, acceptable to the Administrative Agent.

“Foreign Subsidiary” means a Subsidiary other than a Domestic Subsidiary.

“Forfeiture Proceeding” means any action, proceeding or investigation affecting a Credit Party before any court, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or the receipt of notice by any such party that any of them is a suspect in or a target of any governmental inquiry or investigation which may result in an indictment of any of them or the seizure or forfeiture of any of their respective properties.

“Fraudulent Transfer Laws” has the meaning ascribed to such term in SECTION 12.14.

“Fund” means any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit.

“Funding Date” means, with respect to any Loan, the date upon which the amount of such Loan is advanced to the Borrowers and, with respect to any Letter of Credit, the date upon which such Letter of Credit is issued for the account of the Borrowers.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, provided that, for the purpose of the financial amounts and the definitions used herein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the 2010 Financial Statements, and provided further that, if there occurs after the date of this Agreement any change in GAAP that affects in any material respect the calculation of any financial covenant contained in ARTICLE X, the Administrative Agent and the Borrowers shall negotiate in good faith an amendment to such financial covenant and any other provision of this Agreement that relates to the calculation of such financial covenant with the intent of having the respective positions of the Lenders and the Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, after the execution of any such amendment or consent by the Required Lenders in connection with any such change in GAAP, “GAAP” shall mean generally accepted accounting principles in effect on the Closing Date of such amendment or consent.  Until any such amendments have been agreed upon, the covenants in ARTICLE X shall be calculated as if no such change in GAAP has occurred.

“GE Capital” means General Electric Capital Corporation, a Delaware corporation.

“GECM” means GE Capital Markets, Inc.

“Governing Documents” means (a) with respect to any corporation, (i) the articles/certificate of incorporation (or the equivalent organizational documents) of such corporation, (ii) the by-laws (or the equivalent governing documents) of the corporation and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such corporation’s capital stock; (b) with respect to any general partnership, (i) the partnership agreement (or the equivalent organizational documents) of such partnership, and (ii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any of the partnership interests; (c) with respect to any limited partnership, (i) the partnership agreement (or the equivalent organizational documents) of such partnership, (ii) a certificate of limited partnership (or the equivalent organizational documents), and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any of the partnership interests; (d) with respect to any limited liability company, (i) the certificate of limited liability (or equivalent filings) of such limited liability company, (ii) the operating agreement (or the equivalent organizational documents) of such limited liability company, and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any of such company’s membership interests; and (e) with respect to any unlimited liability company, (i) the certificate of incorporation (or the equivalent organizational documents) of such unlimited liability company, (ii) the memorandum and articles of association (or the equivalent governing documents) of such unlimited liability company, and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such unlimited liability company’s capital stock; including, in each case, all agreements and other documents establishing voting limitations and rights, puts, calls, options and other arrangements among holders of Equity Interests in such corporation, partnership or company.

“Governmental Authority” means any nation or government, any federal, state, provincial, city, town, municipal, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Grantor” has the meaning ascribed to such term in the Security Agreement.

“Guaranteed Obligations” has the meaning ascribed to such term in SECTION 12.01.

“Guarantors” means the guarantors signatory hereto, the Borrowers’ current Wholly Owned Subsidiaries and each of the Borrowers’ future Subsidiaries that is required to become a Guarantor hereunder from time to time.

“Guaranty” means the guaranty of each of the Guarantors pursuant to ARTICLE XII.

“Hazardous Materials” means (a) any element, compound or chemical that is regulated under any Environmental Law including any substance that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any waste exhibiting a hazardous characteristic, including, but not limited to, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) friable asbestos-containing materials.

“Highest Lawful Rate” has the meaning ascribed to such term in SECTION 4.01(c).

“Impacted Lender” means any Lender that fails to provide, within three (3) Business Days following Agent’s written request, the Administrative Agent, upon the Administrative Agent’s request, satisfactory assurance that such Lender will not become a Non-Funding Lender.

“Indebtedness” means, without duplication, with respect to any Person, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business irrespective of when paid); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (d) all obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even if the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession or sale of such property; (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities of such Person as an account party, in respect of letters of credit, bankers’ acceptances and similar facilities; (g) all the aggregate mark-to-market exposure of such Person under hedging agreements; (h) all Contingent Obligations; and (i) all obligations referred to in clauses (a) through (h) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, provided that the amount of Indebtedness of others that constitutes Indebtedness solely by reason of this clause (i) shall not for purposes of this Agreement exceed the fair market value of the properties or assets subject to such Lien.  The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer that is required to be consolidated under GAAP to the extent such Person would be liable therefor under Applicable Law or any agreement or instrument by virtue of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person shall not be liable therefor.

“Indemnified Matters” has the meaning ascribed to such term in SECTION 14.19.

“Indemnitees” has the meaning ascribed to such term in SECTION 14.19.

“Indenture” means that certain Indenture dated as of March 29, 2011 between James River Coal Company and U.S. Bank National Association, as Trustee for 7.875% Senior Notes due April 2019.

“Intellectual Property” means all (a) Trademarks; (b) Patents and other inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (c) Trade Secrets; (d) Copyrights published and unpublished works of authorship, whether copyrightable or not (including without limitation customer lists, software, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (e) all domain names, other intellectual property and proprietary rights.

“Interest Payment Date” means (a) with respect to (i) any Base Rate Loan, monthly in arrears on the first Business Day of each calendar month, commencing on the first such date to occur after the Closing Date and ending on the Maturity Date; and (ii) any LIBOR Rate Loan, the last day of each LIBOR Period applicable to such Loan; (b) with respect to the amount of any Loan prepaid, the date of such prepayment; and (c) with respect to all Loans, the Maturity Date.

“Interest Rate” means interest at a rate equal to either (i) the Base Rate plus the Applicable Margin, or (ii) LIBOR plus the Applicable Margin.

“Interest Rate Determination Date” means, for each LIBOR Period, the second Business Day immediately preceding the first day of such LIBOR Period.

“Inventory” means all Credit Parties’ now owned or hereafter acquired right, title, and interest with respect to all “inventory” as defined in Article 9 of the UCC; provided that “Inventory” shall not include coal, minerals or other Inventory that has not yet been extracted to the surface or otherwise is still underground.

“Investment” means, with respect to any Person, (a) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, issued by any other Person; (b) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person; (c) any joint venture; and (d) any direct or indirect loan, advance (other than prepaid expenses, accounts receivable, advances and other loans to employees including, without limitation, employee forgivable loans and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness owing to such Person arising from a sale of any property or assets by such Person other than in the ordinary course of its business.

“IRP Acquisition” means the acquisition by JRCC directly or indirectly (through one of JRCC’s Subsidiaries) of all of the equity interests of IRP LP and its subsidiaries (collectively, the “Acquired Business”) for a cash purchase price of $475 million (subject to adjustment in accordance with the terms of the Purchase Agreement) from Lightfoot Capital Partners, LP, Kayne Energy Development Company, Tortoise Capital Resources Corp., International Industries, Inc. and International Resource Partners GP LLC, on the terms and conditions set forth in the Purchase Agreement.  The IRP Acquisition closed on April 18, 2011.

“IRP Entity” means each of Chafin Branch Coal Company, LLC, Hampden Coal Company, LLC, Laurel Mountain Resources LLC, Logan & Kanawha Coal Co., LLC, Rockhouse Creek Development, LLC, Snap Creek Mining, LLC, IRP LP, Buck Branch Resources LLC, International Resources, LLC, International Resources Holdings I LLC, International Resources Holdings II LLC, IRP Kentucky LLC, IRP WV Corp., James River Escrow Inc., IRP LP Holdco Inc., IRP GP Holdco LLC, and each of their respective Subsidiaries, successors and assigns.

“IRP Excepted Inventory” means Inventory owned by any IRP Entity who is a Credit Party consisting of out of the ground coal (and excluding so-called “pit coal”); provided that any item of IRP Excepted Inventory shall cease to be IRP Excepted Inventory upon the satisfaction of the requirements for such Inventory to be included in the Borrowing Base as set forth in SECTION 8.08(f).

“IRP Excepted Real Estate Asset” means any Real Estate Asset owned, leased, subleased or held by any IRP Entity for so long as no Inventory originating upon or at any time located on such Real Estate Asset is counted as Eligible Inventory for purposes of calculating the Borrowing Base hereunder.

“IRP Holdcos” means IRP LP Holdco Inc. and IRP GP Holdco LLC.

“IRP LP” means International Resource Partners LP.

“IRP-Travelers Letter of Credit” means that certain letter of credit issued by ABN Amro Bank, N.V. for the account of International Resources Holdings II, LLC in favor of Travelers Casualty and Surety Company of America, for itself and on behalf of its parents, affiliates and subsidiaries, as beneficiary, with a maximum drawing amount on the Closing Date not greater than $4,800,000.

“IRS” means the Internal Revenue Service or any successor federal tax Governmental Authority.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing.  The terms “Issued” and “Issuance” have correlative meanings.

“JRCC” has the meaning ascribed to such term in the introductory paragraph of this Agreement.

“KRP” means Kentucky River Properties, LLC and its affiliates.

“KRP Claims Reserve” means, at any time (x) upon the commencement and during the continuation of a Liquidity Event or an Event of Default or (y) there shall exist any default under any of the Borrowers’ or their Subsidiaries’ Leases with KRP, without duplication of any other Reserves then in effect, reserves established by the Administrative Agent against the Borrowing Base, as the Administrative Agent in its reasonable credit judgment shall deem necessary or appropriate, with respect to obligations (whether due and owing, past due and owing or which may arise in the future) of the Borrowers and their Subsidiaries under any Lease with KRP.

“L/C Issuer” means (i) in the case of the IRP-Travelers Letter of Credit, GE Capital, and (ii) otherwise, GE Capital and UBS AG, each in its capacity as an issuer or Letters of Credit hereunder, or any other Lender or an Affiliate thereof or a bank or other legally authorized Person, in each case, reasonably acceptable to the Administrative Agent, in such Person’s capacity as an issuer of Letters of Credit hereunder.

“L/C Reimbursement Agreement” has the meaning set forth in paragraph (a)(i) of Annex A.

“L/C Reimbursement Date” has the meaning set forth in paragraph (e) of Annex A.

“L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Borrowers to the L/C Issuer thereof, as and when matured, to pay all amounts drawn under such Letter of Credit.

“L/C Request” has the meaning set forth in paragraph (b) of Annex A.

“L/C Sublimit” has the meaning set forth in paragraph (a)(iii) of Annex A.

“Lease” means any lease, tenancy, subtenancy, license, franchise, concession or other use or occupancy agreement, whether written or oral, and any and all extensions, renewals or other modifications thereof, including all oil, gas, coal and other minerals leases, surface leases or easements, subleases, licenses, concessions, operating rights or other agreements (written or verbal, now or hereafter in effect) which grant a possessory interest in and to, or the right to explore, use, lease, license, possess, produce, process, store or transport oil, gas, coal or other minerals from, operate from, or otherwise enjoy, any property or any interest therein, together with all amendments, modifications, extensions and renewals thereof (and “landlord” means the landlord, sublandlord, lessor, sublessor, franchisor or other grantor of a right of use or occupancy under a Lease and any guarantor of its obligations thereunder; and “tenant” means the tenant, subtenant, lessee, sublessee, licensee, franchisee, concessionaire or other occupant under a Lease and any guarantor of its obligations thereunder).

“Leasehold Property” means any property or interest of any Credit Party held under any Lease of real property.

“Lender” means a lender that has a Commitment and/or that has an outstanding Revolving Advance or Loan, including the lenders identified on the signature pages hereof, together with their respective successors and permitted assigns, collectively the “Lenders”.

“Lender Expenses” has the meaning ascribed to such term in SECTION 14.05.

“Lender-Related Distress Event” means, with respect to any Lender or any Person that directly or indirectly controls such Lender (each a “Distressed Person”), (a) a voluntary or involuntary case with respect to such Distressed Person under the Bankruptcy Code or any similar bankruptcy laws of its jurisdiction of formation, (b) a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, (c) such Distressed Person is subject to a forced liquidation, merger, sale or other change of majority control supported in whole or in part by guaranties or other support (including, without limitation, the nationalization or assumption of majority ownership or operating control by) the U.S. government or other Governmental Authority, or (d) such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt.  For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of “Affiliate”.

“Lender-Related Persons” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, and the officers, directors, employees, counsel, advisors, agents, and attorneys-in-fact of such Lender and such Lender’s Affiliates.

“Letter of Credit” means a letter of credit issued by any L/C Issuer (or its designee) or a Person approved by the Administrative Agent; provided, however, that the aggregate face amount of all Letters of Credit shall not exceed the L/C Sublimit.  For the avoidance of doubt, each of the IRP-Travelers Letter of Credit and the Existing Letters of Credit shall be deemed a “Letter of Credit” hereunder.

“Letter of Credit Usage” means an amount equal to the face amount of all outstanding Letters of Credit plus the aggregate amount of any unpaid reimbursement obligations in respect of Letters of Credit and all other outstanding obligations incurred by the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuers, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by the L/C Issuers or the purchase of a participation as set forth in Annex A with respect to any Letter of Credit.  Letter of Credit Usage shall equal the maximum amount that may be payable by the L/C Issuers, Administrative Agent, the Collateral Agent and the Lenders thereupon or pursuant thereto.

“LIBOR” means, for each LIBOR Period, the higher of (a) the offered rate per annum for deposits of Dollars for the applicable LIBOR Period that appears on Reuters Screen LIBOR01 Page as of 11:00 A.M. (London, England time) on the relevant Interest Rate Determination Date with respect to such LIBOR Period or (b) the offered rate per annum for deposits of Dollars for an Interest Period of three (3) months that appears on Reuters Screen LIBOR 01 Page as of 11:00 A.M. (London, England time) on the relevant Interest Rate Determination Date with respect to such LIBOR Period.  If no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Administrative Agent, at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) on the relevant Interest Rate Determination Date with respect to such LIBOR Period by major financial institutions reasonably satisfactory to the Administrative Agent in the London interbank market for such LIBOR Period for the applicable principal amount on such date of determination.

“LIBOR Period” means, with respect to any LIBOR Rate Loan, the period of one, two or three months, as specified by the Administrative Borrower in the applicable Borrowing Request or in a Notice of Conversion/Continuation and commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending one, two or three months thereafter; and provided that the foregoing provisions are subject to the following:

(a)  if any LIBOR Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such LIBOR Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month, in which event such LIBOR Period shall end on the immediately preceding Business Day;

(b)  any LIBOR Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last Business Day of the relevant calendar month; and

(c)  any LIBOR Period in respect of any Loan that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:  LIBOR/(1.00 – Eurodollar Reserve Percentage as of the Interest Rate Determination Date).

“LIBOR Rate Loans” means Loans which bear interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any lien, security interest or other encumbrance or charge of any kind, or any other type of preferential arrangement intended to have the effect of a lien or security interest, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Liquidity Event” means any event or circumstance that causes the sum of (x) Unrestricted Cash and (y) Availability to be less than $50,000,000 for a period of five (5) consecutive days; provided that a Liquidity Event shall be deemed to have been cured if the sum of the Unrestricted Cash and Availability exceeds $50,000,000 for a period of not less than ninety (90) consecutive days following the occurrence of such Liquidity Event.

“Loan” means each Revolving Advance or other extension of credit under this Agreement.

“Loan Account” has the meaning ascribed to such term in SECTION 2.08.

“Loan Documents” means this Agreement, the Notes, the Agents Fee Letter, the Omnibus Ratification Agreement, the Security Documents any perfection certificate and all other agreements, instruments and other documents executed and delivered by any Credit Party pursuant hereto or thereto or otherwise evidencing or securing any Loan, in each case.

“Loan Exposure” means, with respect to any Lender, as of any date of determination (a) prior to the funding of the Loans, such Lender’s Commitment, and (b) after the funding of the Loans, such Lender’s Pro Rata Share of the Aggregate Revolver Exposure (as may be increased in accordance with any reallocation and assumption required by the second sentence of paragraph (f) of Annex A until such time as such Lenders have received payment in full of the Aggregate Excess Funding Amount).

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, assets, or condition (financial or otherwise) of the Credit Parties taken as a whole, (b) the ability of the Credit Parties to perform their obligations hereunder or under any of the other Loan Documents, or (c) the rights or remedies of the Administrative Agent, Collateral Agent or any Lender hereunder or under any other Loan Document.

“Material Contract” means (a) each of those contracts, Leases, Mining Leases or other agreements listed on Schedule M-1 hereto and (b) any contract, Lease, Mining Lease, or other agreement (or any combination of any of the foregoing which are contractually related or cross-defaulted with each other or under any Loan Document) (i) pursuant to which any Credit Party is or may be obligated to pay or entitled to receive an amount equal to or greater than, (ii) the value of which, based on the reasonably estimated fair market value thereof or of the assets underlying the same, or (iii) in the case of any Mining Lease(s), the average production under which is reasonably expected to have a fair market value of (in each case under the foregoing clauses (i), (ii) and (iii)), $25,000,000 per annum or such lesser amount as may constitute 5% of the revenue of the Borrowers and their Subsidiaries for the twelve months ended on the financial statements most recently delivered under SECTION 7.01(a).

“Maturity Date” means June 30, 2015.

“Maximum Amount” means, at any time, (a) the lesser of (i) the Maximum Revolver Amount and (ii) the Borrowing Base, minus (b) Reserves (other than Reserves deducted in the calculation of the Borrowing Base).

“Maximum Revolver Amount” means the lesser of (a) $100,000,000 and (b) the aggregate amount of the Commitments in effect from time to time.

“Measurement Period” means a period of four (4) consecutive Fiscal Quarters.

“Mine” means any excavation or opening into the earth now and hereafter made from which coal or other minerals are or can be extracted on or from any of the properties owned or leased by a Borrower or any Subsidiary of a Borrower, together with all appurtenances, fixtures, structures, improvements and assets in connection therewith.

“Mining Law” means all treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to mining operations and activities, including the Federal Coal Leasing Amendments Act, the Surface Mining Control and Reclamation Act, the Federal Coal Mine Health and Safety Act, the Black Lung Act and the Coal Act, in each case as amended.

“Mining Lease” means a Lease, easement, right of access or other agreement pursuant to which a Borrower or any Subsidiary of a Borrower has rights with respect to coal reserves or the right to mine or extract coal or other minerals from the ground.

“Mining Permits” means any and all permits, licenses, registrations, notifications, exemptions, contracts and any other authorization or right required under any applicable Mining Law or otherwise necessary to recover coal from any Mine being operated by the Borrowers or any Subsidiary of a Borrower.

“Mortgage” means a mortgage, deed of trust and/or assessment and other similar security instrument with respect to Real Estate Assets executed and delivered by a Credit Party in favor of the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent, as the same may be amended, modified and otherwise supplemented from time to time.

“Mortgaged Property” means each parcel of real property and the improvements thereto as set forth as of the Closing Date on Schedule M-2 and any other such property which becomes subject to a Mortgage granted in connection with this Agreement.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Credit Parties or any of their ERISA Affiliates has contributed, or has been obligated to contribute, at any time during the preceding six years, or has liability.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a Federal insurance program.

“Net Cash Proceeds” means all cash and Cash Equivalents received by a Credit Party or any Wholly-Owned Subsidiary from time to time in connection with a Disposition (whether as initial consideration or through the payment of deferred consideration) other than a Disposition permitted under SECTION 9.04, after deducting therefrom only (a) the principal amount of any Indebtedness of such Credit Party secured by any Permitted Encumbrance on any asset that is the subject of the Disposition (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (b) reasonable fees and expenses related thereto reasonably incurred by such Credit Party in connection therewith, and (c) a provision for any Taxes to be paid or reasonably estimated to be payable, in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements).

“Net Casualty/Condemnation Proceeds” means, with respect to any Casualty or Condemnation, the amount of any insurance proceeds or condemnation awards received by a Credit Party from time to time in connection with such Casualty or Condemnation, but excluding any proceeds or awards required to be paid to a creditor (other than the Lenders) which holds a first-priority Lien permitted pursuant to this Agreement on the property which is subject of such Casualty or Condemnation after deducting therefrom only (a) a reserve for any Taxes to be paid or estimated by the applicable Credit Party to be paid as a result of such Casualty or Condemnation, and (b) to the extent not excluded above, payments to retire Indebtedness where payment of such Indebtedness is required in connection with such Casualty or Condemnation.

“Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Net Interest Expense” means, with respect to any Person for any period, interest expense of such Person and its consolidated Subsidiaries for such period (after the elimination of intercompany items) determined on a consolidated basis in conformity with GAAP less the interest income for such period, determined on a consolidated basis in accordance with GAAP for such Person and its consolidated Subsidiaries.

“Net Offering Proceeds” means an amount equal to the cash and Cash Equivalents raised in any initial or secondary public or private offering or sale of any equity security of any Credit Party minus any direct, reasonable costs, fees, taxes, commissions and underwriting discounts incurred and paid in connection therewith.

“Non-Consenting Lender” has the meaning ascribed to such term in SECTION 14.03(a).

“Non-Funding Lender” means any Lender that has (a) failed to fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes), (b) given written notice (and Administrative Agent has not received a revocation in writing), to a Borrower, any Agent, any Lender, or any L/C Issuer or has otherwise publicly announced (and Administrative Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or one or more other syndicated credit facilities, (c) failed to fund, and not cured, loans, participations, advances, or reimbursement obligations under one or more other syndicated credit facilities, unless subject to a good faith dispute, or (d) any Lender that has (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for clause (d), and Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents.

“Non-IRP Entities” means each Credit Party other than the IRP Entities.

“Non-U.S. Lender” has the meaning ascribed to such term in SECTION 3.04(e)(i).

“Note” means a promissory note in substantially the form attached as Exhibit N-1 payable to a Lender pursuant to SECTION 2.05.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit N-2 attached hereto and made a part hereof.

“Notice of Default” has the meaning ascribed to such term in SECTION 13.03.

“NYMEX” means the New York Mercantile Exchange.

“Obligations” means (a) all Loans, Lender Expenses, advances, debts, liabilities, fees, interest, obligations, covenants and duties, owing by any Credit Party to the Administrative Agent, the Collateral Agent, any L/C Issuer, any Lender, any Affiliate of any Lender, or any Person entitled to indemnification pursuant to SECTION 14.19 of this Agreement, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, interest rate contract, foreign exchange contract or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, but in all such circumstances only to the extent now existing or hereafter arising or however acquired, arising under or in connection with this Agreement, the Notes, any other Loan Document or any application or documentation of any L/C Issuer in connection with the issuance of a Letter of Credit and (b) all obligations and liabilities in respect of Bank Products owing by any Credit Party or any of its Subsidiaries to GE Capital or any of its Affiliates or any Lender or any of its Affiliates, now existing or hereafter arising and however acquired.  The term “Obligations” includes all interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), charges, expenses, fees, attorneys’ fees and disbursements, Lender Expenses and any other sum chargeable to the Credit Parties under this Agreement, the Notes, or any other Loan Document and in respect of any Bank Products.  The parties agree that the aggregate amount of recourse to the Collateral in respect of obligations and liabilities of the Credit Parties and their Subsidiaries under leases constituting Bank Products shall not, at any time, without the consent of all of the Lenders, exceed $20,000,000.

“Officer’s Certificate” has the meaning ascribed to such term in SECTION 7.01(d).

“Office Lease” means any space Lease solely for an office or any other administrative operations, but specifically excluding all Mining Leases and Prep Plant Leases.

“Omnibus Ratification Agreement” means that certain Omnibus Reaffirmation and Ratification Agreement, dated as of the Closing Date, by and among the Credit Parties, the Administrative Agent and the Collateral Agent, pursuant to which each of the Credit Parties shall confirm and ratify all of its respective obligations under each of the Security Documents that were executed and/or delivered prior to the Closing Date pursuant to the Existing Credit Agreement.

“Operating Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capitalized Lease, other than any such lease under which that Person is the lessor.

“Other Lender” has the meaning ascribed to such term in SECTION 14.03(b).

“Other Taxes” has the meaning ascribed to such term in SECTION 3.04(b).

“Original Closing Date” means February 26, 2007.

“Participant” has the meaning ascribed to such term in SECTION 14.10(e).

“Patents” means all of the following in which any Person now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, all applications for letters patent of the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or Territory thereof, or any other country and all patentable inventions and improvements described and claimed in any of the foregoing, (b) all reissues, continuations, continuations-in-part, divisions, renewals, or extensions thereof and all amendments and supplements thereto and improvements thereon, (c) all patent licenses held by any Credit Party and (d) including in the case of each of (a), (b) and (c), all rights corresponding thereto in the United States and in every other country, including the right to make, use, lease, license, sell and otherwise transfer the technology or inventions disclosed therein, all income and proceeds thereof and all license royalties and proceeds of infringement suits.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“PBGC” has the meaning ascribed to such term in SECTION 6.01(i).

“Permits” has the meaning ascribed to such term in SECTION 6.01(l).

“Permitted Acquisition” means acquisitions satisfying all of the following conditions:

(a)  one or more acquisitions for a purchase price not exceeding $150,000,000 in the aggregate for all such acquisitions (including the amount of any Indebtedness assumed as part of any such acquisition), consummated on or after the Closing Date by or through the Borrowers or any of their Subsidiaries (including any newly formed Subsidiary of a Borrower), of a Person engaged in substantially the same general line of business or businesses as those in which the Borrowers or any of their Subsidiaries is engaged or businesses reasonably related thereto;

(b)  such acquisition shall be consensual and shall have been approved by the board of directors (or similar governing body) of the Person whose Equity Interests or assets are proposed to be acquired and shall not have been preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, a Borrower or any Subsidiary of such Borrower;

(c)  the Administrative Borrower provides Agent with prior notice (which notice shall not be less than 10 days prior to the closing date of such acquisition unless otherwise agreed by the Administrative Agent) of such acquisition and a draft of the proposed acquisition agreement;

(d)  the Administrative Borrower delivers a pro forma compliance certificate, prepared after giving effect to the proposed acquisition or acquisitions, demonstrating compliance with this Agreement and that the sum of (i) Unrestricted Cash and (ii) Availability is greater than $50,000,000 after giving effect to such acquisition.

(e)  the aggregate amount of EBITDA for the last 12 consecutive month period of each such Person (or each such business or assets) being acquired is not less than $1 as of the month most recently ended prior to the date of such Acquisition (unless the Administrative Agent, in its sole discretion, otherwise agrees);

(f)  an Authorized Officer of the Administrative Borrower shall have delivered a certificate attesting to the Solvency of the Borrowers and their Subsidiaries taken as a whole, including the acquired entity, business or assets, after giving effect to the acquisition;

(g)  the Administrative Borrower shall deliver updated disclosure schedules to this Agreement and to each of the other Loan Documents, as applicable;

(h)  any Indebtedness or Liens assumed in connection with each such acquisition are otherwise permitted under SECTION 9.02 and SECTION 9.03, respectively; and

(i)  no Default or Event of Default shall exist immediately prior to or shall have occurred and be continuing or would result from the consummation of the proposed acquisition or acquisitions.

“Permitted Encumbrances” means:

(a)  Liens imposed by law for unpaid utilities and taxes, assessments or governmental charges or levies that are not yet due or are being contested in a Permitted Protest;

(b)  landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue or are being contested in a Permitted Protest;

(c)  deposits of cash made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or employment laws or regulations or similar legislation or to secure public, statutory or regulatory obligations;

(d)  deposits of cash to secure the performance of bids, trade contracts, utility services, government contracts, statutory or regulatory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)  deposits of cash required under Leases that were entered into in the ordinary course of business and that are not prohibited hereunder;

(f)  easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and which individually or in the aggregate do not have a Material Adverse Effect;

(g)  Liens existing on the Closing Date and listed on Schedule P-1 hereto and, if the Indebtedness secured by such Lien is refinanced pursuant to a Permitted Refinancing, any Lien securing the Permitted Refinancing of such Indebtedness, provided that such Lien securing Indebtedness under a Permitted Refinancing does not extend to or cover any property or asset of any Credit Party not subject to the Lien on the Closing Date and listed on Schedule P-1;

(h)  Liens securing the Obligations and/or created by the Security Documents;

(i)  any interest or title of a lessor, sublessor, licensee or licensor under any operating lease or license agreement entered into in the ordinary course of business and which does not, individually or in the aggregate, have a Material Adverse Effect;

(j)  Liens securing Indebtedness described in clause (c) of the definition of “Permitted Indebtedness”; and

(k)  Liens on cash collateral (which may consist of cash or Cash Equivalents) provided by the Borrowers or any Subsidiary of any Borrower to secure the reimbursement or other obligations of such Person in respect of the IRP-Travelers Letter of Credit; provided that the aggregate amount of cash collateral so provided shall in no event exceed 105% of maximum amount available to be drawn under the IRP-Travelers Letter of Credit).

“Permitted Indebtedness” means:

(a)  the Indebtedness listed on Schedule P-2 and extensions, renewals and replacements thereof;

(b)  Indebtedness of the Credit Parties under this Agreement or other Loan Documents;

(c)  purchase money Indebtedness and Capitalized Lease Obligations incurred after the Closing Date to acquire equipment or real property in the ordinary course of business; provided that (i) the aggregate amount of all such Indebtedness does not exceed five million Dollars ($5,000,000) at any time outstanding, (ii) when incurred, such Indebtedness shall not be more than 90% of the lesser of the cost or fair market value of the acquired asset as of the time of acquisition of the asset financed, (iii) such Indebtedness is issued and any Liens securing such Indebtedness are created prior to or within 60 days after the acquisition of the asset financed, and (iv) no Lien securing such Indebtedness shall extend to or cover any property or asset other than the asset so financed;

(d)  intercompany Indebtedness owed to a Credit Party, which Indebtedness constitutes Pledged Debt;

(e)  Indebtedness under performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees and letter of credit obligations made in the ordinary course of business (i) in compliance with workers’ compensation, unemployment insurance and other social security or employment laws or regulations or similar legislation or to secure public, statutory or regulatory obligations or (ii) pursuant to any leases specifically permitted by this Agreement including Mining Leases entered into in the ordinary course of business;

(f)  Contingent Obligations with respect to endorsements of checks and other negotiable instruments for deposit or collection;

(g)  Guarantees by a Credit Party of Indebtedness of another Credit Party if such Credit Party could have directly incurred such Indebtedness hereunder;

(h)  to the extent constituting Contingent Obligations, indemnification obligations and other similar obligations of the Borrowers and their Subsidiaries in favor of directors, officers, employees, consultants or agents of the Borrowers or any of their Subsidiaries extended in the ordinary course of business or to the extent constituting accruals for payroll, vacation or bonus payments incurred in the ordinary course of business or pursuant to obligations under employment agreements;

(i)  unsecured Indebtedness incurred in the ordinary course of business in an aggregate amount for all Credit Parties and its Subsidiaries taken as a whole not to exceed an amount equal to ten million Dollars ($10,000,000);

(j)  any Operating Lease entered into in the ordinary course of business;

(k)  2015 Convertible Note Debt in an aggregate principal amount not to exceed $175,000,000 at any time outstanding minus the aggregate amount of principal payments in respect thereof; provided that (i) the final maturity of such Indebtedness shall not occur prior to December 1, 2015, (ii) there shall be no scheduled amortization or mandatory prepayments in cash (including, without limitation, any full or partial mandatory prepayments in cash in connection with any conversion or other settlement of any 2015 Senior Convertible Notes) or mandatory repayments in cash (including, without limitation, any full or partial mandatory repayments in cash in connection with any conversion or other settlement of any 2015 Senior Convertible Notes) of such Indebtedness prior to December 1, 2015, except, in each case, the payment of cash in lieu of the issuance of any fractional shares upon the conversion of any 2015 Senior Convertible Note to the holder of such 2015 Senior Convertible Note, provided, that the aggregate amount of all such payments of cash in lieu of the issuance of any fractional shares made after the Closing Date shall not exceed $2,000,000, and (iii) all net proceeds from the issuance of such Indebtedness, not otherwise used for other purposes permitted under this Agreement, shall be maintained in a Cash Management Account;

(l)  2018 Convertible Note Debt in an aggregate principal amount not to exceed $230,000,000 at any time outstanding minus the aggregate amount of principal payments in respect thereof; provided that (i) the final maturity of such Indebtedness shall not occur prior to March 15, 2018, (ii) there shall be no scheduled amortization or mandatory prepayments in cash (including, without limitation, any full or partial mandatory prepayments in cash in connection with any conversion or other settlement of any 2018 Senior Convertible Notes) or mandatory repayments in cash (including, without limitation, any full or partial mandatory repayments in cash in connection with any conversion or other settlement of any 2015 Senior Convertible Notes) of such Indebtedness prior to March 15, 2018, except, in each case, the payment of cash in lieu of the issuance of any fractional shares upon the conversion of any 2018 Senior Convertible Note to the holder of such 2018 Senior Convertible Note, provided, that the aggregate amount of all such payments of cash in lieu of the issuance of any fractional shares made after the Closing Date shall not exceed $2,000,000, and (iii) all net proceeds from the issuance of such Indebtedness, not otherwise used for other purposes permitted under this Agreement, shall be maintained in a Cash Management Account;

(m)  Indebtedness in respect of the 2019 Senior Notes in an aggregate principal amount not to exceed $275,000,000 at any time outstanding minus the aggregate amount of principal payments in respect thereof; provided that (i) the final maturity of such Indebtedness shall not occur prior to April 1, 2019 and (ii) there shall be no scheduled amortization or mandatory prepayments in cash or mandatory repayments in cash of such Indebtedness prior to April 1, 2019;

(n)  Any Indebtedness assumed in connection with a Permitted Acquisition; consummated on or after the Closing Date; provided that (i) such Indebtedness was not incurred in contemplation of such Permitted Acquisition and (ii) the aggregate amount of all such Indebtedness assumed in connection with all such Acquisitions shall not exceed $50,000,000; and

(o)  any Permitted Refinancing of any of the foregoing.

“Permitted Investments” means:

(a)  cash or Cash Equivalents in Securities Accounts or Deposit Accounts with respect to which a Control Agreement has been executed and delivered;

(b)  Investments in negotiable instruments for collection;

(c)  advances made in connection with purchases of goods or services in the ordinary course of business;

(d)  Investments (including obligations owing under Indebtedness) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(e)  Investments by a Credit Party in a Credit Party ;

(f)  Investments existing on the date hereof in Persons which are Subsidiaries of such Credit Party on the Closing Date; and

(g)  Investments consisting of non-cash consideration received from the purchaser of assets in connection with a sale of such assets in an aggregate amount not to exceed one million Dollars ($1,000,000).

“Permitted Protest” means the right of a Person to protest any Lien (other than any such Lien that secures all or any portion of the Obligations) or taxes, provided that (a) a reserve with respect to such obligation is established, if required, by such Person in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently and in good faith by such Person, and (c) if such Permitted Protest is for an amount in excess of five million Dollars ($5,000,000), the Administrative Agent shall have determined in the exercise of its reasonable discretion, that such Lien could not reasonably be or become senior to, or have or obtain priority over, any Lien in favor of the Collateral Agent in or to any portion of the Collateral.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended at the time of such Permitted Refinancing except by the amount of any fees and expenses incurred in connection with such modification, refinancing, refunding, renewal or extension, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of the Indebtedness being modified, refinanced, refunded, renewed or extended and the weighted average life to maturity is no shorter than the Indebtedness being refinanced, refunded, renewed or extended, and (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on subordination terms at least as favorable to the Lenders, taken as a whole, as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, as determined by the board of directors of such Person.

“Person” means any individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or Governmental Authority.

“Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA.

“Pledged Debt” shall have the meaning ascribed to such term in the Security Agreement.

“Prep Plant Lease” means any Lease entered into by a Credit Party in respect of a preparation plant and/or a related property on which the preparation plant is situated or in respect of a Coal Handling Facility.

“Pro Rata Share” means, with respect to a Lender at any time, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender’s Commitment at such time and the denominator of which is the sum of the amounts of all of the Lenders’ Commitments at such time, or if no Commitments are outstanding at such time, a fraction (expressed as a percentage), the numerator of which is the amount of Obligations owed to such Lender at such time and the denominator of which is the aggregate amount of the Obligations owed to all Lenders at such time.

“Protective Advances” has the meaning ascribed to such term in SECTION 2.03.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Agreement” means that certain Purchase Agreement, dated as of March 6, 2011, by and among JRCC and/or one or more of JRCC’s Subsidiaries, Lightfoot Capital Partners, LP, Kayne Energy Development Company, Tortoise Capital Resources Corp., International Industries, Inc. and International Resource Partners GP LLC governing the terms of the IRP Acquisition, as amended or otherwise modified from time to time so long as such amendment or modification does not violate the terms of SECTION 9.12.

“Real Estate Asset” means, at any time of determination, any interest in a real property (fee, leasehold or otherwise) then owned or held by any Borrower or any of its Subsidiaries.

“Refinancing Facility” has the meaning ascribed to such term in SECTION 4.04(c).

“Recipient” has the meaning ascribed to such term in SECTION 14.22.

“Register” has the meaning ascribed to such term in SECTION 14.10(d).

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Registered Intellectual Property” means all Intellectual Property that has been Registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other similar filing offices, domestic or foreign, as applicable.

“Regulation T”, “Regulation U”, and “Regulation X” mean, respectively, Regulations T, U, and X of the Federal Reserve Board or any successor, as the same may be amended or supplemented from time to time.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the environment, including ambient air, soil, surface or ground water in violation of any Environmental Law.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the environment; (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the environment; (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (d) any other actions authorized by 42 U.S.C. § 9601.

“Replacement Assets” shall mean properties and assets that replace the properties and assets that were the subject of any asset sale or disposition or of any casualty or condemnation event or properties and assets that will be used in the business of JRCC and its Subsidiaries as existing on the Closing Date or in businesses reasonably related thereto.

“Reportable Event” means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days’ notice to the Pension Benefit Guaranty Corporation is waived under applicable regulations.

“Required Lenders” means, as of any date of determination, the Lenders whose Pro Rata Shares equal more than 50% of the Aggregate Revolver Exposure; provided, however, that at any time there shall be more than one Lender, “Required Lenders” shall mean at least two non-Affiliated Lenders whose Pro Rata Shares equal more than 50% of the Aggregate Revolver Exposure.

“Requirements of Law” means, as to any Person, the charter and by-laws or other organizational or Governing Documents of such Person, and any law, ordinance, rule, regulation, requirement, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, without limitation, Mining Laws, the Patriot Act, the Securities Act, the Securities Exchange Act, Regulations T, U and X, ERISA, the Internal Revenue Code, the Fair Labor Standards Act and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or environmental, labor, employment, occupational safety or health law, rule or regulation.

“Reserves” has the meaning ascribed to such term in SECTION 2.01(b).

“Restricted Payments” means, with respect to any Person (a) any dividend or other distribution, direct or indirect, on account of any shares of any Equity Interest of such Person now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of, such Person now or hereafter outstanding, (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to any Indebtedness which is contractually subordinated to the Obligations, and (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of, partnership interest of or other Equity Interest of, such Person now or hereafter outstanding.

“Revolving Advance” has the meaning ascribed to such term in SECTION 2.01(a) and shall include Existing Revolving Advances.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback” has the meaning ascribed to such term in SECTION 9.08.

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Securities” means any capital stock, shares, voting trust certificates, bonds, debentures, notes, loans or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include the Obligations.

“Securities Account” shall have the meaning provided in Section 8-501(a) of the UCC.

“Securities Act” means the Securities Act of 1933, as amended, or any successor Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended or any successor Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Security Agreement” means the Pledge and Security Agreement, dated as of the Original Closing Date, among the Borrowers, the Grantors identified therein and the Collateral Agent, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance therewith and herewith.

“Security Documents” means the Security Agreement, the Borrowing Base Cash Collateral Agreement, each Mortgage, the UCC financing statements, the Control Agreements and any other documents granting or perfecting a Lien upon any portion of the Collateral as security for all or any part of the Obligations, including all Security Documents delivered after the Closing Date pursuant to SECTION 8.08 or otherwise.

“Senior Officer” means, with respect to any Credit Party, such Credit Party’s president, chief executive officer, chief administrative officer, chief operating officer, chief financial officer or chief accounting officer.

“Senior Notes” means the 7.875% Senior Notes Due April 2019 issued pursuant to the Indenture.

“Solvent” or “Solvency” of any person means (a) the fair value of the property of such person exceeds its total liabilities (including, without limitation, contingent liabilities), (b) the present fair saleable value of the assets of such person is not less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured, (c) such person does not intend to incur debts or liabilities beyond its ability to pay, as such debts and liabilities mature, and (d) such person is not engaged, and is not about to engage, in business or a transaction for which its property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, association or other entity (a) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, or (b) of which more than 50% of (i) the outstanding capital stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors of such corporation, (ii) the interest in the capital or profits of such partnership or limited liability company, or (iii) the beneficial interest in such trust or estate is, in respect to each of (i), (ii) and (iii) above, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

“Supermajority Lenders” means, as of any date of determination, the Lenders whose Pro Rata Shares equal more than 80% of the Aggregate Revolver Exposure.

“Taxes” has the meaning ascribed to such term in SECTION 3.04(a).

“Trademarks” means all United States, state and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, internet domain names, trade dress, service marks, certification marks, collective marks, logos, all indicators of the source of goods or services, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing including, but not limited to the registrations and applications referred to in SECTION 6.01(w) (as such schedule may be amended or supplemented from time to time), but excluding in all cases all intent-to-use United States trademark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office, all extensions or renewals of any of the foregoing, all of the goodwill of the business connected with the use of and symbolized by the foregoing, the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit, which are owned or licensed by a Credit Party.

“Trade Secrets” means all trade secrets and all other confidential or proprietary information and know-how including drawings, formulae, schematics, designs, plans, processes, supplier lists, business plans, business methods and prototypes now or hereafter owned or used in the business of such Credit Party throughout the world, whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, the right to sue for past, present and future infringement of any Trade Secret, and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Trigger Event Period” means any period (a) commencing upon the date that the sum of (x) Unrestricted Cash and (y) Availability is less than $35,000,000 and (b) ending on the date that the sum of (x) Unrestricted Cash and (y) Availability for a period of ninety (90) consecutive calendar days equals or exceeds $35,000,000.

“UBS” means UBS Loan Finance LLC.

“UBS AG” means UBS AG, Stamford Branch, an Affiliate of UBS.

“UCC” means the Uniform Commercial Code enacted in the State of New York, as amended from time to time; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unrestricted Cash” means unrestricted domestic cash on hand and Cash Equivalents of the Credit Parties (to the extent such cash or Cash Equivalents are held in an account subject to a Control Agreement and as to which Administrative Agent shall have a first priority perfected Lien and not subject to any other Lien (other than any right of set-off or other Lien expressly granted under such Control Agreement to the depository or other financial institution at which such account is maintained)); provided that none of (i) the Cash Collateral, (ii) any cash or Cash Equivalents subject to Liens described in clause (k) of the definition of “Permitted Encumbrances”, or the Borrowing Base Cash Collateral, shall be included in the determination of Unrestricted Cash.

“Unused Commitment Fee” has the meaning ascribed to such term in SECTION 4.04(a).

“Wholly-Owned” means, when used to describe any Subsidiary of a Credit Party, that all of the capital stock (other than directors’ qualifying shares) of or other Equity Interests in such Subsidiary is owned directly or indirectly by one or more Credit Parties or by other Wholly-Owned Subsidiaries of a Credit Party.

SECTION 1.02  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03  Accounting and Other Terms.  Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given to it under GAAP.  All terms used in this Agreement which are defined in Article 8 or Article 9 of the UCC and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

SECTION 1.04  Time References.  Unless otherwise indicated herein, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to the Administrative Agent, the Lenders and the L/C Issuers, such period shall in any event consist of at least one full day.

ARTICLE II
THE FACILITY

SECTION 2.01  Revolving Advances.

(a)  Commitments.  Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender agrees (severally, not jointly or jointly and severally) to make advances (each a “Revolving Advance”) to the Borrowers in an amount at any one time outstanding not to exceed such Lender’s Commitment at such time; provided, however, that, after giving effect to any Revolving Advance, the Aggregate Revolver Exposure shall not exceed the Maximum Amount.  All Existing Revolving Advances shall be deemed to have been made pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(b)  Anything to the contrary in this SECTION 2.01 notwithstanding, the Administrative Agent shall have the right to establish (without duplication) reserves against the Borrowing Base in such amounts, and with respect to such matters, as the Administrative Agent in its reasonable credit judgment shall deem necessary or appropriate, including (i) reserves with respect to (A) sums that Borrowers are required to pay by any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have failed to pay, and (B) amounts owing by Borrowers or their Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral, which Lien or trust, in the discretion of the Administrative Agent, likely would have a priority superior to the Collateral Agent’s Lien (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under Applicable Law) in and to such item of the Collateral; (ii) reserves for obligations owed to financial institutions in which Deposit Accounts or Securities Accounts are maintained; (iii) a reserve for accrued, unpaid interest then due on the Obligations; (iv) reserves for rent at a leased, warehouse or bailment location for which the Collateral Agent has not received a collateral access or similar agreement, which reserve shall be in an amount equal to the lesser of (x) 3 months’ rent or (y) applicable Availability provided by the Eligible Inventory at such location, and reserves for other statutory liens; (v) reserves against availability from Inventory for shrinkage consistent with historical or industry experience in excess of shrinkage taken into account in the calculation of the value of Eligible Inventory; (vi) reserves for taxes, assessments, charges and other governmental levies which are delinquent; (vii) reserves against availability from Accounts for dilution in excess of five percent (5%); (viii) royalties payable by any Credit Party in connection with any Mining Lease or other similar arrangement to the owners of any Real Estate Asset on account of extracted coal from such Real Estate Asset or mining, gathering, extraction, loading, production, treatment, processing, storage or transportation of coal and other minerals (including, without limitation, accrued wheelage) on such Real Estate Asset; (ix) the KRP Claims Reserve; and (x) reserves with respect to such other matters as the Administrative Agent in its reasonable credit judgment shall deem necessary or appropriate (together, “Reserves”).

(c)  Amounts borrowed pursuant to this SECTION 2.01 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

(d)  Borrowing Request.  If the Borrowers desire to borrow Revolving Advances under SECTION 2.01(a), the Administrative Borrower shall deliver to the Administrative Agent a Borrowing Request signed by the Administrative Borrower in substantially the form attached as Exhibit B-1 not later than 11:00 a.m. (i) in the case of a request for a Base Rate Loan, on the proposed Funding Date or (ii) in the case of a request for a LIBOR Rate Loan, at least three (3) Business Days in advance of the proposed Funding Date.  Such Borrowing Request shall specify:  (A) the aggregate principal amount of Revolving Advances to be made on the Funding Date; (B) whether such Revolving Advances shall be comprised of LIBOR Rate Loans or Base Rate Loans; (C) the proposed Funding Date, which must be a Business Day; and (D) if applicable, the LIBOR Period for such Revolving Advances.  Each borrowing of a Revolving Advance under SECTION 2.01(a) shall, in the case of LIBOR Rate Loans, be in an amount equal to $1,000,000 or a whole multiple of $100,000 in excess thereof.

(e)  Making the Revolving Advances.

(i)  The Administrative Agent shall promptly notify each Lender of the amount of each borrowing requested by the Borrowers.  Each Lender shall make an amount equal to its Pro Rata Share of the amount of such borrowing available to the Administrative Agent by wire transfer to the Administrative Agent’s Account in immediately available funds, not later than 1:00 p.m. on the Funding Date applicable thereto.  Subject to the satisfaction of the conditions precedent set forth in ARTICLE V, the Administrative Agent shall make the proceeds of such amounts received by it available to the Borrowers on such Funding Date. All Revolving Advances made hereunder shall be made available to the Borrowers at the Borrower Funding Account.

(ii)  Except as otherwise provided in this SECTION 2.01(f), all Revolving Advances under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares.  The failure of any Lender to deposit the amount described in clause (i) above with the Administrative Agent on the applicable Funding Date shall not relieve any other Lender of its obligations hereunder to make its Revolving Advance on such Funding Date.  Except as set forth herein, no Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Revolving Advance hereunder nor shall the Commitment of any Lender be increased or decreased as a result of any such failure, and each Lender shall be obligated to make the Revolving Advances required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

(f)  Funding of Revolving Advances.  Unless the Administrative Agent shall have received notice from a Lender, prior to the requested Funding Date, that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Revolving Advance, the Administrative Agent may, but shall not be required to, assume that such Lender has made such share available by such time in accordance with SECTION 2.01(f) and may in its sole discretion, but shall not be required to, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  If such Pro Rata Share is not, in fact, paid to the Administrative Agent by such Lender when due, the Administrative Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind.  If any Lender fails to pay the amount of its Pro Rata Share forthwith upon the Administrative Agent’s demand, the Administrative Agent shall promptly notify the Administrative Borrower and the Borrowers shall immediately repay such amount to the Administrative Agent.  Nothing in this SECTION 2.01(f) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require the Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder.  Without limiting the foregoing, to the extent that the Administrative Agent advances funds to the Borrowers on behalf of any Lender and is not reimbursed therefor on the same Business Day as such advance is made, the Administrative Agent shall be entitled to retain for its account all interest accrued on such advance from the date such advance was made until reimbursed by the applicable Lender.

(g)  Repayment of Revolving Advances; Termination of Commitments.  The principal amount of, interest on and fees related to all outstanding Revolving Advances shall be repaid in full on the Maturity Date and any outstanding Letters of Credit shall be returned for cancellation or Cash Collateralized in the manner provided in Annex A on the Maturity Date.  The Commitments shall terminate on the Maturity Date.

(h)  Letter of Credit Subfacility.  Subject to and in accordance with the terms and conditions contained herein and in Annex A to this Agreement, the Borrowers shall have the right to request, and the L/C Issuer agrees to issue, Letters of Credit and the Lenders agree to incur, or purchase participations in, Letter of Credit Usage in respect of the Borrowers.

SECTION 2.02  Use of Proceeds.  Proceeds of the Loans shall be utilized to: (a) refinance certain existing indebtedness (other than the Senior Notes, the 2015 Convertible Note Debt and the 2018 Convertible Note Debt) and replace, refinance or cash collateralize existing letters of credit which are outstanding on the Closing Date, (b) pay fees and expenses associated with the Loans and (c) provide for working capital and other general corporate purpose.

SECTION 2.03  Protective Advances.  The Collateral Agent hereby is authorized by the Borrowers and the Lenders, from time to time in the Collateral Agent’s sole discretion, (a) after the occurrence and during the continuance of a Default or Event of Default, or (b) at any time that any of the other applicable conditions precedent set forth in SECTION 5.02 are not satisfied, to make loans to the Borrowers (“Protective Advances”) in an aggregate amount not to exceed ten million Dollars ($10,000,000) that the Collateral Agent, in its sole discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of repayment of the Obligations or (iii) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including Lender Expenses and the costs, fees and expenses pursuant to this Agreement, provided that Protective Advances shall not cause the amount of the Loans to exceed the Maximum Revolver Amount.  The Collateral Agent shall promptly notify the Administrative Borrower of any Protective Advances made to the Borrowers.

Each Protective Advance shall be deemed to be a Loan hereunder.  The Protective Advances shall be repayable on demand and shall be secured Obligations pursuant to the Security Documents, and shall bear interest at the default rate set forth in SECTION 4.01(b) for Loans that are Base Rate Loans.  The provisions of this SECTION 2.03 are for the exclusive benefit of the Agents and the Lenders and the Collateral Agent has no obligation to make Protective Advances.

SECTION 2.04  Promise to Pay.  Each of the Borrowers, jointly and severally, agrees to pay (a) the principal amount of the Loans in full on the Maturity Date or such earlier date as they may become due and payable, whether by operation of SECTION 3.02, by acceleration or otherwise, (b) all fees and other amounts due under the Agents Fee Letter due on the Closing Date and from time to time after the Closing Date when due, (c) all Lender Expenses on demand, (d) all unpaid interest accrued, in accordance with the terms of this Agreement and any applicable Note or such earlier date as such amounts may become due and payable, whether by acceleration or otherwise, (e) all issuance charges and other amounts when due to each L/C Issuer in accordance with Annex A, this Agreement, and other documentation between a Borrower and each such L/C Issuer, (e) all mandatory prepayments when due under this Agreement, and (f) all other Obligations when due under this Agreement.

SECTION 2.05  Notes.

(a)  The Borrowers’ obligation to pay the principal of, and interest on, the Loans made to the Borrowers by each Lender shall be set forth on the Register maintained by the Administrative Agent and, subject to the provisions of SECTION 2.05(c), shall be evidenced by, at the request of the applicable Lender, a promissory note substantially in the form of Exhibit N-1, with blanks appropriately completed in conformity herewith (each, as the same may be amended, supplemented or otherwise modified from time to time, a “Note”).

(b)  The Note issued to each requesting Lender shall (i) be executed jointly by each of the Borrowers, (ii) be payable to such Lender or its registered assigns and be dated the Closing Date (or, in the case of any Note issued after the Closing Date, the date of issuance thereof), (iii) be in a stated principal amount equal to such Lender’s Commitment on the Closing Date or on the date of the issuance thereof (if issued after the Closing Date) and be payable in the principal amount of Revolving Advances evidenced thereby from time to time, (iv) mature on the Maturity Date, (v) bear interest as provided herein and (vi) be entitled to the benefits of this Agreement and the other Loan Documents.

(c)  Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes.  No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrowers shall affect or in any manner impair the obligation of the Borrowers to pay the Loans (and all related Obligations) which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or Guaranties therefor provided pursuant to the Loan Documents.  At any time when any Lender requests the delivery of a Note to evidence any of its Loans, each Borrower shall promptly jointly execute and deliver to that Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

SECTION 2.06  Authorized Officers and Administrative Agent.

(a)  On the Closing Date and from time to time thereafter as necessary to reflect changes in the Authorized Officers, the Administrative Borrower shall deliver to the Administrative Agent a secretary’s certificate setting forth the names of the Senior Officers or other agents of the Administrative Borrower authorized to request Loans and containing a specimen signature of each such officer or agent.  The Administrative Agent shall be entitled to rely conclusively on such officer’s or agent’s authority to request Loans until the Administrative Agent receives written notice to the contrary.  In addition, each Agent shall be entitled to rely conclusively on any written notice sent to it by telecopy.  No Agent shall have any duty to verify the authenticity of the signature appearing on, or any telecopy or facsimile of, any written Borrowing Request, or any other document.  None of the Agents, the L/C Issuers or the Lenders shall incur any liability to the Borrowers, or any other Person in acting upon any telecopy or facsimile notice referred to above which any Agent in good faith reasonably believes to have been given by a duly authorized Senior Officer, agent or other person authorized to borrow in the name of the Administrative Borrower on behalf of the Borrowers except in the case of gross negligence or willful misconduct by such Agent as determined in a final judgment by a court of competent jurisdiction.

SECTION 2.07  Joint and Several Liability of the Credit Parties.  Each Borrower is part of a group of affiliated Persons, and each Borrower expects to receive substantial direct and indirect benefits from the extension of the credit facility established pursuant to this Agreement.  In consideration of the foregoing, each Borrower hereby irrevocably and unconditionally agrees that it is jointly and severally liable for all of the liabilities, obligations, covenants and agreements of the Borrowers hereunder and under the other Loan Documents, whether now or hereafter existing or due or to become due.  The obligations of the Borrowers under the Loan Documents may be enforced by the Agents and the Lenders against any Borrower or all Borrowers in any manner or order selected by any Agent or the Required Lenders in their sole discretion.  Each Borrower hereby irrevocably waives (x) any rights of subrogation and (y) any rights of contribution, indemnity or reimbursement, in each case, that it may acquire or that may arise against any other Borrower due to any payment or performance made under this Agreement, in each case until all Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall have been fully satisfied. Without limiting the foregoing provisions of this SECTION 2.07, each Borrower acknowledges and agrees that:

(a)  its obligations under this Agreement shall remain enforceable against it even though such obligations may be unenforceable or not allowable against any other Borrower due to the existence of an insolvency proceeding involving any other Borrower;

(b)  its obligations under this Agreement are independent of the obligations of any other Borrower, and a separate action or actions may be brought and prosecuted against it in respect of such obligations irrespective of whether any action is brought against any other Borrower or any other Borrower is joined in any such action or actions;

(c)  it hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(i)  any lack of validity or enforceability of this Agreement, any other Loan Document or any agreement or instrument relating hereto or thereto in respect of any other Borrower;

(ii)  any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of any other Borrower under or in respect of this Agreement, the other Loan Documents, or any other amendment or waiver of or any consent to departure from this Agreement or any other Loan Document, in respect of any other Borrower;

(iii)  any change, restructuring or termination of the structure or existence of any other Borrower;

(iv)  the failure of any other Person to execute or deliver any other agreement or the release or reduction of liability of any other Person with respect to any obligations of the Borrowers under this Agreement or any other Loan Document;

(v)  any other circumstance (including any statute of limitations but other than the Obligations having been fully satisfied) or any existence of or reliance on any representation by any other Person that might otherwise constitute a defense available to, or a discharge of, any other Borrower; or

(vi)  the application of any Loan proceeds to, or the extension of any other credit for the benefit of, any other Borrower, any other Credit Party, or any of their Subsidiaries;

(d)  its obligations under this Agreement and the other Loan Documents shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any such obligations is rescinded or must otherwise be returned by any Person upon the insolvency, bankruptcy or reorganization of any other Borrower, all as though such payment had not been made; and

(e)  it hereby unconditionally and irrevocably waives any right to revoke its joint and several liability under the Loan Documents and acknowledges that such liability is continuing in nature and applies to all obligations of the Borrowers under the Loan Documents, whether existing now or in the future.

SECTION 2.08  Loan Account and Accounting.  The Administrative Agent shall maintain a loan account (the “Loan Account”) on its books to record:  all Revolving Advances and Letter of Credit Usage, all payments made by Borrowers, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations.  All entries in the Loan Account shall be made in accordance with the Administrative Agent’s customary accounting practices as in effect from time to time.  The balance in the Loan Account, as recorded on the Administrative Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to the Administrative Agent and Lenders by each Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay the Obligations.  The Administrative Agent shall render to the Administrative Borrower a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account as to the Borrowers for the immediately preceding month.  Unless the Administrative Borrower notifies the Administrative Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the date thereof, each and every such accounting shall be presumptive evidence of all matters reflected therein.  Only those items expressly objected to in such notice shall be deemed to be disputed by Borrowers.  Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

SECTION 2.09  Application of Payments and Proceeds.

(a)  (1) So long as no Event of Default has occurred and is continuing, (A) all Collateral and all payments consisting of proceeds of Collateral shall be paid to the Administrative Agent for application to the Revolving Advances; (B) voluntary prepayments permitted under this Agreement shall be applied as specified by the Administrative Borrower; and (C) mandatory prepayments shall be applied as set forth in SECTION 3.02(c).  Provided that each Lender has funded all payments required to be made by it and funded all purchases of participations required to be funded by it under this Agreement and the other Loan Documents, the Administrative Agent shall pay to each Lender such Lender’s Pro Rata Share (as increased in accordance with the reallocation and assumption required by the second sentence of paragraph (f) of Annex A until such time as such Lenders have received payment in full of the Aggregate Excess Funding Amount) of principal, interest and fees paid by the Borrowers for the benefit of such Lender on the Aggregate Revolver Exposure held by it.  The Administrative Agent shall be entitled to set off the funding shortfall against any Non-Funding Lender’s Pro Rata Share of all payments received from the Borrowers, after making payment in full of the Aggregate Excess Funding Amount to the funding Lenders thereof, and hold with the Collateral Agent, in a non-interest bearing account, all remaining portions of any payments received by the Administrative Agent for the benefit of any Non-Funding Lender pursuant to this Agreement as cash collateral for any unfunded reimbursement obligations of such Non-Funding Lender until the Obligations are paid in full in cash, all Letter of Credit Usage have been discharged or cash collateralized and all Commitments have been terminated, and upon such unfunded obligations owing by a Non-Funding Lender becoming due and payable, the Administrative Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender.  Any amounts owing by a Non-Funding Lender to the Administrative Agent or the Collateral Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Loans that are Base Rate Loans.

(ii)  As to any other payment, and as to all payments made when an Event of Default has occurred and is continuing or following the Maturity Date, each Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of such Borrower, and each Borrower hereby irrevocably agrees that the Administrative Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations of Borrowers as the Administrative Agent may deem advisable notwithstanding any previous entry by the Administrative Agent in the Loan Account or any other books and records.  In all circumstances, after acceleration or maturity of the Obligations, all payments and proceeds of Collateral shall be applied to amounts then due and payable in the following order:

(A)   first, to the payment of any Protective Advances funded by the Collateral Agent;

(B)  second, to the payment of fees, costs and expenses, including Lender Expenses, of Agents payable or reimbursable by the Credit Parties under the Loan Documents;

(C)  third, to payment of Lender Expenses of Lenders payable or reimbursable by the Borrowers under this Agreement;

(D)   fourth, to payment of all accrued unpaid interest on the Obligations and fees owed to Agents, Lenders and L/C Issuers;

(E)   fifth, to payment of principal of the Obligations (other than Bank Products) including, without limitation, to the payment of unreimbursed draws or payments made by the L/C Issuers under Letters of Credit;

(F)  sixth, to the cash collateralization of contingent Letter of Credit Usage obligations to the extent not then due and payable);

(G)  seventh, to all other Obligations (including Bank Products); and

(H)  eighth, any remainder shall be for the account of and paid to the Borrowers or, if different, whoever may be lawfully entitled thereto.

In carrying out the foregoing, amounts received shall be applied equally and ratably in the numerical order provided until exhausted prior to the application to the next succeeding category.

(b)  The Administrative Agent is authorized to, and at its sole election may, charge to the Loan Account on behalf of each of the Borrowers and cause to be paid all fees, expenses, charges, costs and other amounts owing or payable by Borrowers under this Agreement or any of the other Loan Documents if and to the extent Borrowers fail to pay promptly any such amounts as and when due, even if the amount of such charges would exceed Availability at such time or would cause the balance of the Revolving Advances to exceed the Borrowing Base after giving effect to such charges.  At the Administrative Agent’s option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Advances hereunder.

(c)  Notwithstanding any other provisions of this Agreement to the contrary, after the exercise of remedies by the Administrative Agent, the Collateral Agent or the Lenders (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and Obligations under the Loan Documents shall automatically become due and payable in accordance with the terms hereof), all proceeds of the Collateral shall be applied to the Obligations in the manner specified in SECTION 2.09(a)(ii).

ARTICLE III
PAYMENTS AND OTHER COMPENSATION

SECTION 3.01  Voluntary Prepayments/Reductions of Commitments.

(a)  Optional Prepayment of Revolving Advances.  As set forth in SECTION 2.01(d), at any time after the Closing Date, the Borrowers may prepay, with no corresponding reduction in Commitments, and thereafter reborrow, subject to the terms and conditions set forth herein (including SECTION 4.03), all or any portion of the Revolving Advances then outstanding.

(b)  Optional Reduction of Commitments.  So long as the Credit Parties, on a consolidated basis, have Availability of at least ten million Dollars ($10,000,000) (calculated on a pro forma basis after giving effect to the reduction contemplated under this SECTION 3.01(b)), the Borrowers shall have the right, upon at least five (5) Business Days’ prior written notice by the Administrative Borrower to the Administrative Agent, to cancel the Commitments in full or to reduce the amount thereof; provided, that (x) upon any termination of the Commitments, all Obligations shall be immediately due and payable in full, and (y) the amount of the aggregate Commitments shall at no time be less than the Loan Exposure at such time.  Partial reductions of the Commitments shall be in a minimum amount of five million Dollars ($5,000,000) or integral multiples of one million Dollars ($1,000,000) in excess thereof and shall reduce each Lender’s Commitment on a pro rata basis based upon such Lender’s Pro Rata Share.  All cancellations or reductions shall be permanent.  Any such notice of reduction shall be accompanied by the payment of the Unused Commitment Fee accrued through the date of such cancellation or reduction.

SECTION 3.02  Mandatory Prepayments.

(a)  Prepayments from Asset Dispositions, Etc.  Within three (3) Business Days after the receipt by a Credit Party or any Subsidiary of a Credit Party of any (i) Net Cash Proceeds or Net Casualty/Condemnation Proceeds of Collateral of the type included in the Borrowing Base, (ii) Net Cash Proceeds or Net Casualty/Condemnation Proceeds of Collateral of the type not included in the Borrowing Base in excess of $5,000,000 in any twelve (12) consecutive month period, (iii) Extraordinary Receipts in excess of $5,000,000 in any twelve (12) consecutive month period, (iv) net proceeds from the issuance or incurrence of Indebtedness or (v) Net Offering Proceeds (other than Net Offering Proceeds received by the Borrowers for the specific purpose of consummating a transaction permitted by this Agreement so long as no Default or Event of Default exists), the Borrowers shall:

(A)  prepay the Loans in an amount equal to 100% of such Net Cash Proceeds, Net Casualty/Condemnation Proceeds, Net Offering Proceeds, net proceeds from the issuance or incurrence of Indebtedness or Extraordinary Receipts; and

(B)  if any excess proceeds with respect to the items described in clauses (i) through (iv) above (but, for the avoidance of doubt, excluding proceeds with respect to items described in clause (v) above) remain after repayment in full of the aggregate outstanding Revolving Advances, Borrowers shall provide cash collateral for the Letters of Credit in the manner set forth in Annex A to the extent of such excess amount (it being understood that (i) any Borrowing Base Cash Collateral then posted with the Collateral Agent in accordance with the terms of this Agreement shall, to the extent of such excess and to the extent requested by the Administrative Borrower, thereafter (1) be deemed Cash Collateral provided pursuant to this SECTION 3.02(a) and (2) to the extent included in such Cash Collateral, shall cease to be Borrowing Base Cash Collateral for all purposes of this Agreement and shall no longer be included in the calculation of the Borrowing Base and (ii) the aggregate amount of Cash Collateral required pursuant to this SECTION 3.02(a) shall not exceed an amount equal to 105% of the amount of the aggregate Letter of Credit Usage then outstanding); provided, however, that (x) so long as no Default or Event of Default has occurred and is continuing, Borrowers shall not be required to use such net proceeds described in clauses (iv) of SECTION 3.02(a) to cash collateralize Letters of Credit as described above in this clause (B) if such net proceeds are promptly applied to a Permitted Refinancing or a Permitted Acquisition, and (y) so long as no Default or Event of Default has occurred and is continuing, Borrowers shall have the right to maintain such cash proceeds described in clauses (ii) though (iv) of this SECTION 3.02(a) in an operating account subject to a Control Agreement and to invest or reinvest (as the case may be) those cash proceeds in Replacement Assets within 180 days following receipt thereof (or in the case of any proceeds or receipts relating to any Real Estate Assets that are reinvested in Replacement Assets constituting Real Estate Assets, within 365 days following receipt thereof) and, in such case, the Borrowers shall have no obligations to apply such proceeds to the cash collateralization of Letters of Credit described in this clause (B) to the extent that such cash proceeds are actually invested or reinvested (as the case may be) in Replacement Assets during such 180-day (or 365-day) period.

The parties agree that the Collateral Agent shall be authorized to transfer from the account(s) containing Borrowing Base Cash Collateral to the Cash Collateral Account any Borrowing Base Cash Collateral that the Administrative Borrower shall request to be included in Cash Collateral pursuant to this SECTION 3.02(a).

(b)  Overadvance.  If at any time the Aggregate Revolver Exposure exceeds the Maximum Amount, Borrowers shall immediately repay the aggregate outstanding Revolving Advances to the extent required to eliminate such excess.  If any such excess remains after repayment in full of the aggregate outstanding Revolving Advances, Borrowers shall, at the option of the Administrative Agent, either (i) provide cash collateral for the Letters of Credit in the manner set forth in Annex A to the extent required to eliminate such excess, or (ii) solely to the extent that after providing any cash collateral pursuant to this clause (ii) the Aggregate Revolver Exposure shall not exceed the Maximum Amount, provide additional Borrowing Base Cash Collateral in an amount sufficient to eliminate such excess.

(c)  Application of Proceeds.  Subject to the ability of the Borrowers to reinvest certain cash proceeds in Replacement Assets as provided in SECTION 3.02(a)(B) above, all payments under this SECTION 3.02 shall be paid to the Administrative Agent for application to the Loans and Obligations under this Agreement (including the provision of Cash Collateral for Letters of Credit) in the manner specified under clauses (a) and (b) above without a permanent reduction in the Commitments.  Unless an Event of Default is continuing the balance shall be distributed to the Borrowers.

SECTION 3.03  Payments.

(a)  General Provisions.  All payments to be made by a Credit Party shall be made without set-off, counterclaim or other defense.  Except as otherwise expressly provided herein, all payments by a Credit Party shall be made to the Administrative Agent for the account of the relevant Lender or Agent, as the case may be, at the Administrative Agent’s Account, and shall be made in Dollars and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 2:00 p.m. (New York City time), on the dates specified herein, as the case may be, to be reimbursed.  The Administrative Agent will promptly distribute to the relevant Lender or Agent its Pro Rata Share or other applicable share as expressly provided herein, of each such payment in like funds as received.  Any payment received by the Administrative Agent later than 2:00 p.m. (New York City time) on any Business Day shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(b)  Sharing of Payments.  Except as otherwise provided herein, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall (i) notify the Administrative Agent of such fact and (ii) forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and each such other Lender shall repay to the purchasing Lender the amount of the purchase made under this SECTION 3.03(b) to the extent of such recovery together with an amount equal to such other Lender’s ratable share (according to the proportion of (A) the amount of such Lender’s required repayment to (B) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered).  Each Credit Party agrees that any Lender so purchasing a participation from another Lender pursuant to this SECTION 3.03(b) may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Credit Party in the amount of such participation.  If a Non-Funding Lender receives any such payment as described in this SECTION 3.03(b), such Lender shall turn over such payments to the Administrative Agent in an amount that would satisfy the cash collateral requirements set forth in SECTION 2.09(a)(i).

(c)  Apportionment of Payments.  Subject to the provisions of SECTION 2.09, SECTION 3.02 and this SECTION 3.03(c), all payments of principal and interest in respect of outstanding Loans, and all other payments in respect of any Obligations, shall be allocated among the Lenders in proportion to their respective Pro Rata Shares of such Obligations unless otherwise specified in this Agreement or in any other Loan Document.

(d)  Payments on Non-Business Days.  Whenever any payment to be made by the Borrowers hereunder or under any Loan Document is stated to be due on a day which is not a Business Day, the payment shall instead be due on the next succeeding Business Day (unless such succeeding Business Day would be in the subsequent calendar month, in which case such payment shall be made on the immediately preceding Business Day).

SECTION 3.04  Taxes.

(a)  Payment of Taxes.  Except as set forth below, any and all payments by a Credit Party hereunder, under the Notes or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by any Governmental Authority, excluding, in the case of each Agent, each L/C Issuer and each Lender, respectively, taxes imposed by (i) the United States except United States federal gross income withholding taxes, or (ii) a Governmental Authority as a result of a connection or former connection (other than merely being a party to any Loan Documents, participating in the transactions contemplated therein, or enforcing rights thereunder) between such Agent, such L/C Issuer or Lender and the jurisdiction imposing such tax, including any connection arising from such Agent, such L/C Issuer or Lender being a citizen, domiciliary, or resident of such jurisdiction, being organized in such jurisdiction, or having a permanent establishment or fixed place of business therein (all such taxes, levies, imposts, deductions, charges and withholdings other than Excluded Taxes being hereinafter referred to as “Taxes”).  If a Credit Party shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder, under the Notes or under any other Loan Document to any Lender, and L/C Issuer or any Agent, (A) such sum payable shall be increased by an additional amount so that after making all required withholdings or deductions (including withholdings or deductions applicable to additional amounts payable under this SECTION 3.04(a)) such Lender, such L/C Issuer or such Agent receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (B) such Credit Party shall make such withholdings or deductions, and (C) such Credit Party shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law.  Notwithstanding the foregoing, a Credit Party shall not be required to pay any such additional amounts to any Agent, any L/C Issuer or any Lender with respect to any Excluded Taxes.

(b)  Other Taxes.  The Borrowers agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from and which relate directly to the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes or any other Loan Document, including all such amounts related to the creation, perfection or maintenance of the interests of the Agents, the L/C Issuers and the Lenders in the Collateral and all interest and penalties related thereto (“Other Taxes”).

(c)  Indemnification.  The Borrowers will and hereby agree to indemnify each Lender, each L/C Issuer and each Agent against, and reimburse each, within ten (10) days of a receipt of written demand therefor, for the full amount of, all Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable to such Agent or Lender under this SECTION 3.04(c)) incurred or paid by such Lender, L/C Issuer or Agent (as the case may be), or any Affiliate of such Lender, L/C Issuer or Agent on or with respect to any payment by or on account of any Obligation, and any penalties, interest, and reasonable out-of-pocket expenses paid to third parties arising therefrom or with respect thereto.  For the avoidance of doubt, the Borrowers shall not be required to indemnify a Lender, L/C Issuer or Agent pursuant to this SECTION 3.04(c) with respect to any Excluded Taxes.  A certificate as to any amount payable to any Person under this SECTION 3.04(c) submitted by such Person to the Administrative Borrower shall, absent manifest error, be final, conclusive and binding upon all parties hereto.

(d)  Receipts.  Within thirty (30) days after a request from the Administrative Agent, each Credit Party will furnish to the Administrative Agent the original or a certified copy of a receipt, if available, or other reasonably available documentation reasonably satisfactory to the Administrative Agent evidencing payment of such Taxes or Other Taxes (including in respect of payments of additional amounts) required to be paid by such Credit Party pursuant to this SECTION 3.04.  The Administrative Borrower will furnish to the Administrative Agent upon the Administrative Agent’s request an Officer’s Certificate stating that all Taxes and Other Taxes of which it is aware that are due have been paid and that no additional Taxes or Other Taxes of which it is aware are due.

(e)  Nonresident Certifications.  (2) Each Lender that is not a United States Person (as defined in Section 7701(a)(30) of the Code) (a “Non-U.S. Lender”) shall deliver to the Administrative Borrower and the Administrative Agent on or prior to the Closing Date, or, in the case of a Lender that becomes a Lender pursuant to SECTION 14.08 hereof, on or prior to the date on which such Lender becomes a Lender pursuant to SECTION 14.08, a true and accurate IRS Form W-8BEN, W-8IMY (with the necessary attachments), W-8EXP, W-8ECI or any subsequent version thereof or successors thereto and such other documentation prescribed by Applicable Law executed in duplicate by a duly authorized officer of such Lender to the effect that such Lender is eligible as of such date to receive payments hereunder and under the Notes free and clear or at a reduced rate of United States federal withholding tax or, in the case of a Lender that becomes a Lender pursuant to SECTION 14.08, that such Lender is subject to United States federal withholding tax at a rate not in excess of the rate to which the assignor was subject as a result of a change in law, as described in SECTION 3.04(e)(ii)(B).  A Non-U.S. Lender shall not be required to deliver any form pursuant to this SECTION 3.04(e) that it is not legally able to deliver.

(ii)  Each Non-U.S. Lender further agrees to deliver to the Administrative Borrower and the Administrative Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Administrative Borrower and the Administrative Agent pursuant to this SECTION 3.04(e) (including upon the expiration, obsolescence or invalidity of such form, upon the designation of a new lending office and at such other times as may be necessary in the determination of the Administrative Borrower and the Administrative Agent (each in the reasonable exercise of its discretion)).  Each certificate required to be delivered pursuant to this SECTION 3.04(e)(ii) shall certify as to one of the following:

(A)  that such Lender can receive payments hereunder and under the other Loan Documents free and clear or at a reduced rate of United States federal withholding tax (in which case the certificate shall be accompanied by two duly completed copies of IRS Form W-8BEN, W-8IMY (with the necessary attachments), W 8EXP or W-8ECI, as applicable (or any successor form);

(B)  that such Lender is no longer capable of receiving payments hereunder or under the other Loan Documents free and clear or at a reduced rate of United States federal withholding tax by reason of a change in law (including the Code or any applicable tax treaty) after the later of the Closing Date, or in the case of a Lender that becomes a Lender pursuant to SECTION 14.08 hereof, after the date on which the Lender became a Lender pursuant to SECTION 14.08; or

(C)  that such Lender is not capable of receiving payments hereunder free and clear or at a reduced rate of United States federal withholding tax other than by reason of a change in law (including the Code or applicable tax treaty) after the later of the Closing Date, or in the case of a Lender that becomes a Lender pursuant to SECTION 14.08 hereof, after the date on which the Lender became a Lender pursuant to SECTION 14.08.

(f)  Resident Certifications.  Each Lender that is a United States Person (as defined in Section 7701(a)(30) of the Code) and is not an “exempt recipient” (as such term is defined in Section 1.6049-4(c)(1)(ii) of the United States Treasury Regulations) shall deliver to the Administrative Borrower and the Administrative Agent on or prior to the Closing Date, or, in the case of a Lender that becomes a Lender pursuant to SECTION 14.08 hereof, on or prior to the date on which such Lender becomes a Lender pursuant to SECTION 14.08 hereof, two original copies of IRS Form W-9 (or any successor forms), properly completed and duly executed by such Lender, and such other documentation reasonably requested by the Administrative Borrower or the Administrative Agent.

(g)  Refunds and Tax Benefits.  If a Lender, L/C Issuer or Agent becomes aware that it is entitled to claim a refund from a Governmental Authority in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which a Credit Party has paid additional amounts pursuant to SECTION 3.04(a) or (c), it shall make reasonable efforts to timely claim to such Governmental Authority for such refund at the Borrowers’ expense.  If a Lender, L/C Issuer or Agent actually receives a payment of a refund (including pursuant to a claim for a refund made pursuant to the preceding sentence) in respect of any Tax or Other Tax as to which it has been indemnified by the Borrowers or with respect to which a Credit Party has paid additional amounts pursuant to SECTION 3.04(a) or (c), it shall within 30 days from the date of such receipt pay over the amount of such refund to a Credit Party, net of all reasonable out-of-pocket expenses of such Lender, such L/C Issuer or such Agent and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of such Lender, L/C Issuer or Agent, agree to repay the amount paid over to a Credit Party (plus penalties, interest or other reasonable charges) to such Lender, L/C Issuer or Agent in the event such Lender, L/C Issuer or Agent is required to repay such refund to such Governmental Authority.

(h)  The Borrowers shall not be required to pay any amount to any Lender, L/C Issuer or Agent under SECTION 3.04(a) or (c) in respect of any Taxes imposed by reason of such Lender’s, L/C Issuer’s or Agent’s failure for any reason other than as specified in SECTION 3.04(e)(ii)(B) to comply with the provisions of SECTION 3.04(e)(i) or because of any form or certificate provided by such Lender, L/C Issuer or Agent under SECTION 3.04(c), other than because of a change in tax law specified in SECTION 3.04(e)(ii)(B).

(i)  The Borrowers shall not be required to indemnify or to pay any additional amounts to the Lender, L/C Issuer or Agent with respect to Taxes pursuant to SECTION 3.04(a) to the extent that any obligation to withhold, deduct or pay amounts with respect to such Tax was in effect and would apply to amounts payable on the date that such Lender, L/C Issuer or Agent became a party to this Agreement or that was paid by such Lender, L/C Issuer or Agent more than one hundred and eighty (180) days prior to such Lender’s, L/C Issuer’s or Agent’s demand therefore.

(j)  Without affecting its rights under SECTION 3.04(a) or any provision of this Agreement, each Lender, each L/C Issuer and each Agent agrees that if any Taxes or Other Taxes are imposed and required by law to be paid or to be withheld from any amount payable to any Lender, L/C Issuer or Agent with respect to which the Borrowers would be obligated to indemnify such Lender, L/C Issuer or Agent pursuant to SECTION 3.04(c), such Lender, L/C Issuer or Agent shall use reasonable efforts to select an alternative lending office which would not result in the imposition of such Taxes or Other Taxes, provided that such change in the good faith judgment of such Lender, L/C Issuer or Agent is not otherwise disadvantageous to such Lender, L/C Issuer or Agent.

ARTICLE IV
INTEREST

SECTION 4.01  Interest on the Loans and Other Obligations.

(a)  Interest on Loans.  The Borrowers agree to pay interest on the unpaid principal amount of each Revolving Advance on each Interest Payment Date, from the date of such Revolving Advance through and including the date such Revolving Advance is repaid in full, at a rate equal to the Interest Rate for such Revolving Advance.  The Borrowers shall pay the accrued interest on the Revolving Advances and the Unused Commitment Fee in cash on each Interest Payment Date. All computations of fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed.

(b)  Default Interest.  So long as any Event of Default shall be continuing, the Interest Rate applicable to the Revolving Advances then outstanding or due and owing, and any other amount bearing interest hereunder, as well as the L/C Fee, shall, at the request of the Administrative Agent or the Required Lenders, each be increased by two percent (2.00%) per annum above the Interest Rate or L/C Fee otherwise applicable to Revolving Advances, Letters of Credit or such other amounts bearing interest hereunder, which additional interest shall be payable on the demand of the Administrative Agent.

(c)  Maximum Interest.  Anything herein to the contrary notwithstanding, the obligations of the Borrowers hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrowers shall pay such Lender interest at the highest rate permitted by applicable law (“Highest Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Highest Lawful Rate, the Borrowers shall continue to pay interest hereunder at the Highest Lawful Rate until such time as the total interest received by Administrative Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

(d)  Conversion or Continuation.  The Borrowers shall have the option (i) to convert all or any part of its outstanding LIBOR Rate Loans to Base Rate Loans at the end of then-current LIBOR Period therefor, (ii) to convert Base Rate Loans to LIBOR Rate Loans, or (iii) to change or continue the LIBOR Period applicable to all or a portion of the Loans; provided, however, that (A) except as provided in SECTION 4.03, LIBOR Rate Loans may be converted into Base Rate Loans only on the last day of the LIBOR Period applicable thereto unless the Borrowers agree to pay all amounts due pursuant to SECTION 4.02, (B) Revolving Advances extended as, or converted into, LIBOR Rate Loans shall be subject to the terms of the definition of “LIBOR Period” set forth in SECTION 1.01 and to the minimum limits specified in SECTION 2.01(e), (C) any request for extension or conversion of a LIBOR Rate Loan that shall fail to specify an LIBOR Period shall be deemed to be a request for a LIBOR Period of one month; and (D) no Base Rate Loans may be converted to LIBOR Rate Loans if any Default or Event of Default is then continuing.  Each such extension or conversion shall be effected by the Borrowers by giving a Notice of Conversion/Continuation (or telephone notice promptly confirmed in writing) to the Administrative Agent prior to 1:00 p.m., New York City time, on the third Business Day prior to the date of the proposed extension or conversion, substantially in the form of Exhibit N-2 hereto, specifying (x) the date of the proposed extension or conversion, (y) the Revolving Advances to be so extended or converted, (z) the types of Loans into which such Loans are to be converted, and, if appropriate, (D) the applicable LIBOR Periods with respect thereto.  Each Notice of Conversion/Continuation shall be irrevocable.  The Borrowers shall have no more than seven (7) LIBOR Rate Loans outstanding at any one time.

(e)  Automatic Conversion to Base Rate Loans.  Each LIBOR Rate Loan shall automatically be converted to a Base Rate Loan at the end of the applicable LIBOR Period if (i) the Administrative Borrower does not provide a timely Notice of Conversion/Continuation (subject to the provisions of SECTION 4.01(d)), (ii) the LIBOR Rate Loan is not permitted to be converted or continued as a LIBOR Rate Loan under this Agreement including by virtue of the application of SECTION 4.01(d) or the provisions of this ARTICLE IV, or (iii) any Default or Event of Default is then continuing.  The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Revolving Advance.  Promptly after receipt of a Notice of Conversion/Continuation under SECTION 4.01(d), the Administrative Agent shall notify each Lender by telex, telecopy, email, or other similar form of transmission, of the proposed conversion/continuation.  Any Notice of Conversion/Continuation for conversion to, or continuation of, a Revolving Advance shall be irrevocable, and the Borrowers shall be bound to convert or continue in accordance therewith.

SECTION 4.02  Break Funding Payments.  In the event of the payment of any principal of any LIBOR Rate Loan other than on the last day of the LIBOR Period applicable thereto (including as a result of an Event of Default), or the failure to borrow or prepay any Revolving Advance on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrowers shall compensate each applicable Lender for the loss, cost and expense attributable to such event.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this SECTION 4.02 shall be delivered to the Borrowers and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 4.03   Change in Law; Illegality.

(a)  If the adoption or implementation of, or any change in (or the interpretation, administration or application of), any Applicable Law shall, in each case after the date hereof, (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBOR Rate) or (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or LIBOR Rate Loans made by such Lender; and the result of any of the foregoing under (i) or (ii) of this SECTION 4.03(a) shall be to increase the cost to such Lender of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise)), then the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered to the extent that such Lender reasonably determines that such increase in cost be allocable to the existence of such Lender’s LIBOR Rate Loans or its commitment to lend hereunder.

(b)  If any Lender reasonably determines that the introduction of or any change in any Applicable Law regarding capital requirements, in each case after the date hereof, has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender could have achieved but for such change in the Applicable Law (taking into consideration such Lender’s policies with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for any such reduction suffered to the extent that such Lender reasonably determines that such additional amounts are allocable to the existence of such Lender’s Loans or its commitment to lend hereunder.

(c)  A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender as specified in paragraph (a) or (b) of this SECTION 4.03 shall be delivered to the Administrative Borrower and shall be binding and conclusive for all purposes, so long as it reflects the basis for the calculation of the amounts set forth therein and does not contain any manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.  Notwithstanding the foregoing, (i) the applicable Lender shall take such actions (including changing the office of location of the funding of the Loans) that the Administrative Borrower may reasonably request in order to reduce the amounts payable under SECTION 4.03(a) or (b), provided that the Borrowers shall reimburse such Lender for any costs incurred by such Lender in doing so to the extent that such Lender reasonably determines that such costs are allocable to the Borrowers with respect to the existence of such Lender’s Loans or commitment to lend hereunder and provided further that such Lender shall only be required to take such actions if it determines in good faith that such actions would not be disadvantageous to it, and (ii) the Borrowers shall not be required to compensate a Lender under SECTION 4.03(a) and (b) for any costs or additional amounts arising more than 180 days prior to the date that such Lender notifies the Administrative Borrower of the event giving rise to such costs and amounts of such Lender’s intention to claim compensation therefor and, if the event giving rise to such increased costs and amounts is retroactive, then the 180-day period referred to in this clause (ii) shall be extended to include the period of retroactive effect therefor.

(d)  Notwithstanding anything to the contrary contained herein, if the adoption or implementation of, or any change in, any Applicable Law shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to continue to fund or maintain any LIBOR Rate Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Rate Loan at another branch or office of that Lender without, in that Lender’s opinion, adversely affecting it or its LIBOR Rate Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to the Administrative Borrower through the Administrative Agent, (i) the obligation of such Lender to make, to continue to fund or maintain LIBOR Rate Loans shall terminate, and (ii) each outstanding LIBOR Rate Loan owing by the Borrowers to such Lender shall automatically be converted to a Base Rate Loan and the Borrowers shall pay any amounts due pursuant to SECTION 4.02.

SECTION 4.04  Fees.  The Borrowers hereby agree to pay to the Administrative Agent, for the account of the Lenders in accordance with their Pro Rata Shares, the following amounts:

(a)  a fee (the “Unused Commitment Fee”) in an amount equal to one half of one percent (½%) per annum times the result of (x) the average daily Maximum Revolver Amount for the relevant period minus (y) the average daily Aggregate Revolver Exposure during such period.  The Unused Commitment Fee shall be non-refundable and paid in Dollars in arrears on the first day of each calendar month and on the date of the termination or expiration of the Commitments; and

(b)  the Administrative Agent, for the account of the Lenders, a fee (the “L/C Fee”) in an amount equal to three and one quarter percent (3.25%) per annum times the undrawn amount of all outstanding Letters of Credit, payable in Dollars in arrears on the first day of each calendar month and on the date of the termination, draw or expiration of each Letter of Credit.

In addition to the foregoing, the Borrowers hereby agree to pay the fees and expenses, if any, set forth in (x) the Agents Fee Letter and (y) in Annex A hereto.

ARTICLE V
CONDITIONS TO LOANS

SECTION 5.01  Conditions Precedent to the Funding on the Closing Date.  The obligation of each Lender to make the Revolving Advances requested, and the Obligation of each L/C Issuer to Issue Letters of Credit to be made by it, on the Closing Date or a Funding Date shall be subject to the satisfaction, or waiver by each of the Agents, of each of the following conditions precedent, except to the extent such conditions are subject to the post-closing obligations set forth in Schedule 8.21:

(a)  Authority.  The Administrative Agent shall have received certified copies of all resolutions, certificates and other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the authorization for the execution, delivery and performance of each Loan Document to be executed and or delivered on the Closing Date by a Credit Party and for the consummation of the transactions contemplated thereby.  All certificates shall state that the resolutions or other information referred to in such certificates have not been amended, modified, revoked or rescinded as of the Closing Date.

(b)  Loan Documents.  The Administrative Agent shall have received, on the Closing Date, counterparts of each of the following documents duly executed and delivered by each party thereto, and in full force and effect and reasonably satisfactory to the Administrative Agent:

(i)  this Agreement;

(ii)  the Notes, if any;

(iii)  the Omnibus Ratification Agreement; and

(iv)  each other Loan Document, in each case duly executed and delivered by the parties thereto and dated no later than the Closing Date, except for those Loan Documents that are dated prior to the Closing Date and have been delivered prior to the Closing Date to the Agents by the Credit Parties.

(c)  Perfection of Liens and Security.  All Obligations shall be secured by perfected, first-priority (subject only to Permitted Encumbrances and the provisions of SECTION 8.08(f) with respect to the IRP Excepted Inventory and related Real Estate Assets) liens and security interests in the Collateral pursuant to the Security Agreement and other Security Documents, in form and substance satisfactory to the Administrative Agent.  All Collateral shall be free and clear of other liens, claims and encumbrances other than Permitted Encumbrances and the Administrative Agent shall have received UCC, tax, judgment and other lien searches in form and substance satisfactory to the Administrative Agent as confirmation thereof.  The Collateral Agent, on behalf of the Lenders, shall have a perfected first-priority lien and security interest in the Collateral; all filings, recordations and searches necessary or desirable in connection with such liens and security interests shall have been duly made or arranged for; and all filing and recording fees and taxes shall have been duly paid.

(d)  No Material Adverse Effect.  The Agent shall have determined that there shall not have occurred any event, circumstance, change or condition since December 31, 2010 which could reasonably be expected to have a Material Adverse Effect.

(e)  All accrued interest and fees due to the Agents and the Lenders under the Existing Credit Agreement shall be paid in full.

(f)  Litigation.  Except as set forth in Schedule 6.01(f), there shall exist no action, suit, claim, investigation, arbitration, litigation or proceeding or any judgments, decrees, injunctions, rules or orders of any governmental or regulatory agency or authority pending or, to the knowledge of the Credit Parties, threatened against or affecting any Credit Party or its property or assets, except for any of the foregoing that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g)  Consents, Etc.  Each Credit Party shall have received all consents and authorizations required pursuant to any Material Contract with any other Person and all other material consents and shall have obtained all material Permits of, or approvals from, and effected all notices to and filings with, any Governmental Authority as may be necessary to allow such Credit Party lawfully (i) to execute, deliver and perform, in all material respects, their respective obligations under the Loan Documents to which each of them is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them pursuant thereto or in connection therewith, (ii) consummate the transactions contemplated hereunder and under the other Loan Documents, and (iii) create and perfect the Liens on the Collateral to be owned by each of them to the extent, in the manner and for the purpose contemplated by the Loan Documents.  Each Credit Party shall have received all shareholder, Governmental and material third-party consents, licenses, approvals, or evidence of other actions necessary (without the imposition of any conditions that are not acceptable to the Lenders), other than with respect to the Leases identified on Schedule 5.01(g), in connection with the execution and delivery of the Loan Documents, and the performance thereunder and the transactions contemplated by the Loan Documents, any applicable waiting period shall have expired without any action being taken and the same shall be final and non-appealable. No litigation shall be pending or threatened and no action shall have been taken or threatened by any Governmental Authority that could restrain, prevent or impose any material adverse conditions on such Credit Party or such transactions or that could seek to restrain or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could have such effect.

(h)  Solvency.  Immediately prior to the incurrence of the Loans on the Closing Date, and after giving effect to such Loans, and use of the proceeds of the Loans, the Credit Parties, taken as a whole, shall be Solvent and the Administrative Agent shall have received a solvency certificate from the chief financial officer of the Administrative Borrower, on behalf of the Credit Parties (and not in such officer’s individual capacity), dated the Closing Date, in a form reasonably satisfactory to the Administrative Agent.

(i)  Insurance.  The Agents shall have received (i) evidence of endorsements in form and substance reasonably acceptable to the Agents, naming the Collateral Agent, on behalf of the Lenders, as an additional insured and loss payee as applicable under all insurance policies to be maintained with respect to the properties of the Credit Parties forming part of the Collateral, (ii) flood certifications and certificates of Federal Flood Insurance with respect to each Mortgage Property located within a Special Flood Hazard Area, and (iii) evidence that all insurance policies required to be maintained pursuant to SECTION 7.05, including any insurance policies with respect to the properties of each Credit Party forming part of the Collateral, are in full force and effect.

(j)  Opinions of the Borrowers’ Counsel.  The Lenders shall have received customary opinions (including noncontravention opinions with respect to the Indenture, the 2015 Senior Convertible Notes Indenture, the 2018 Senior Convertible Notes Indenture and other Material Contracts) of Kilpatrick Townsend & Stockton LLP, counsel to the Borrowers and the Guarantors, and such local counsel as Administrative Agent may reasonably require, each in form and substance satisfactory to each of the Agents.

(k)  Fees and Expenses Paid.  There shall have been paid to the Administrative Agents all fees and, to the extent documented, expenses (including the reasonable legal fees of counsel to each of the Agents and any local counsel to the Agents) due and payable on or before the Closing Date.

(l)  Collateral Information.  The Collateral Agent shall have received complete and accurate information from each Credit Party with respect to its organization, capitalization, name, locations, tax identification number and the location of the principal place of business and chief executive office for such Credit Party.

(m)  Good Standing Certificates.  The Administrative Agent shall have received, on the Closing Date, governmental certificates, dated the most recent practicable date prior to the Closing Date, showing that each Credit Party is organized and in good standing in the jurisdiction of its organization, and is qualified as a foreign corporation and in good standing in all other jurisdictions in which it is qualified to transact business except where the failure to so qualify could not reasonably be expected to have Material Adverse Effect.

(n)  Organizational Documents.  The Administrative Agent shall have received, on the Closing Date, a copy of the certificate of incorporation or certificate of formation, as applicable, and all amendments thereto of each Credit Party, certified as of a recent date by the appropriate government official of the jurisdiction of its organization, and copies of each Credit Party’s by-laws or limited liability company agreement, as applicable, certified by the Secretary, Assistant Secretary or managing member, as applicable, of such Credit Party as true and correct as of the Closing Date.

(o)  Financial Statements.  The Administrative Agent shall have received the 2010 Financial Statements, together with the financial statements and projections described in SECTION 6.01(g)(ii) and SECTION 7.01, all in form and substance reasonably satisfactory to the Administrative Agent.

(p)  Certificates.  (3) The Administrative Agent shall have received, on the Closing Date, certificates of the Secretary, Assistant Secretary or managing member of each Credit Party, dated the Closing Date, as to the incumbency and signatures of its officers executing this Agreement and each other Loan Document to which such Credit Party is a party and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary, Assistant Secretary or managing member.

(ii)  The Administrative Agent shall have received, on the Closing Date, the certificate of a Senior Officer of each Credit Party, dated the Closing Date, stating that (A) to the knowledge of such officer and on behalf of such Credit Party (not in such officer’s individual capacity) all of the representations and warranties of such Credit Party contained herein or in any of the other Loan Documents are true and correct in all material respects on and as of the Closing Date as if made on such date, (B) that no breach of any covenant contained in ARTICLE VIII, ARTICLE IX, or ARTICLE X has occurred or would result from the execution, delivery of and performance under this Agreement and the transactions contemplated hereunder, (C) that all of the conditions set forth in this SECTION 5.01(p)(ii) have been satisfied on such date (or shall, to the extent permitted therein, be satisfied substantially simultaneously with the incurrence of Loans on the Closing Date); (D) there has been no repayment of Indebtedness that would reduce the one hundred and seventy-five million Dollar ($175,000,000) amount permitted for credit facilities under Section 4.03(a)(1) of the Indenture; and (E) there is no other Indebtedness that would reduce such permitted amounts for credit facilities under Section 4.03(a)(1) of the Indenture (or specify all such amounts and demonstrating that the credit facilities hereunder are permitted under the Indenture).

(q)  Representations and Warranties.  Both before and after giving effect to the Loans to be made on the Closing Date, as the case may be, all of the representations and warranties of any Credit Party contained in ARTICLE VI and in the other Loan Documents shall be true and correct in all material respects (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(r)  No Defaults.  No Event of Default or Default, and no default under any other Loan Document or any Material Contract, shall have occurred and be continuing or would result from the execution and delivery of, or the performance under, the Loan Documents, or making the requested Loans or the application of the proceeds therefrom.

(s)  Excess Availability.  The Credit Parties shall have an Availability, measured as of the Closing Date, greater than or equal to fifteen million Dollars ($15,000,000) after giving effect to the initial use of proceeds of the Loans.

(t)  Copies of Material Contracts and Debt Instruments.  The Administrative Agent shall have received a certificate of an Authorized Officer of each Credit Party, in form and substance satisfactory to the Administrative Agent, attaching and certifying as complete and correct, copies of each Credit Party’s Material Contracts and all bonds, debentures, notes, loan agreements or other similar documents or instruments governing Indebtedness in excess of $5,000,000.

(u)   Mortgaged Properties.  The Collateral Agent shall have received:

(i)  fully executed and notarized Mortgages (or amendments to existing Mortgages), in proper form for recording in each applicable jurisdiction, encumbering each Mortgaged Property;

(ii)  an opinion of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) in each state in which a Mortgaged Property is located with respect to the enforceability of the Mortgage to be recorded in such state and such other matters as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent; and

(iii)  such other information, documentation, and certifications as may be reasonably required by the Administrative Agent.

(v)  Cash Management.

(i)  The Credit Parties shall have established and maintained cash management services of a type and on terms satisfactory to the Collateral Agent at one or more of the banks set forth on Schedule 6.01(v) (each a “Cash Management Bank”), and shall have requested in writing and otherwise taken such reasonable steps to ensure that all of their domestic Account Debtors with respect to Accounts forward payment of the amounts owed by them directly to a bank account (each such account, a “Cash Management Account”) subject to a Control Agreement at such Cash Management Bank.

(ii)  Each Cash Management Bank shall have established and maintained cash management agreements (each a “Cash Management Agreement”) with the Collateral Agent covering the Deposit Accounts of each Credit Party, in form and substance reasonably acceptable to each of the Agents, provided, however, that Deposit Accounts that are disbursement accounts and that either (A) have an average daily balance of less than $100,000, or (B) are accounts for payment of the workers compensation claims and employment claims, shall be excluded from the requirement for Cash Management Agreements, so long as the aggregate amount of such excluded Deposit Accounts does not exceed $1,000,000 in the aggregate at any time.  Each such Cash Management Agreement shall have provided, among other things, that (A) the Cash Management Bank will comply with any instructions originated by the Collateral Agent directing the disposition of the funds in such Cash Management Account without further consent by the Credit Parties, (B) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account, other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (C) it will, following notice from the Collateral Agent, forward by daily sweep all amounts in the collection Cash Management Accounts to the Collateral Agent’s account.

(iii)  The Cash Management Accounts shall be subject to Control Agreements.

(w)  Due Diligence.  The Lenders shall have completed a due diligence investigation (including, without limitation, (w) an environmental health and safety review, (x) an insurance review with respect to the assets acquired in connection with the IRP Acquisition, (y) background checks and (z) Lien search results) of the Borrowers and their respective Subsidiaries in scope, and with results, satisfactory to the Lenders , and shall have been given such access to the management, records, books of account, contracts and properties of the Borrower and their respective Subsidiaries and shall have received such financial, business and other information regarding each of the foregoing Persons and businesses as they shall have requested.  The Agent shall conducted a field exam of the business operations, financial results condition and assets of the Borrowers and their Subsidiaries, and shall be satisfied with the scope and the results of the same.

(x)  Corporate Structure; Capital Structure.  The corporate structure and capital structure the Borrowers and their respective Subsidiaries shall be reasonably acceptable to the Administrative Agent and the Lenders.

(y)  KRP Consent.  The Administrative Agent shall have received consent and collateral access agreements for properties leased by the Credit Parties from KRP, including a consent to the transactions contemplated by the Loan Documents, in form and substance satisfactory to the Administrative Agent.

(z)  Other Conditions Precedent.  The conditions set forth in SECTION 5.02 shall be satisfied on the Closing Date, whether or not such date is a Funding Date.

SECTION 5.02  CONDITIONS PRECEDENT TO REVOLVING ADVANCES AND ISSUANCES OF LETTERS OF Credit.  The obligation of the Lenders to make any Revolving Advance, or of the L/C Issuer to Issue any Letters of Credit requested to be made by it, on any Funding Date shall be subject to the satisfaction of all of the conditions precedent specified in SECTION 5.01 and the following additional conditions:

(a)  Representations and Warranties.  As of such Funding Date, both before and after giving effect to the Revolving Advances to be made on such date and/or the Issuance of the Letters of Credit to be Issued on such date, as the case may be, (i) all of the representations and warranties of any Credit Party contained in ARTICLE VI and in the other Loan Documents shall be true and correct in all material respects (except, in the case of Loans funded after the Closing Date, to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), and (ii) the Aggregate Revolver Exposure does not exceed the result of (x) the aggregate amount of Indebtedness permitted under Sections 4.03(a)(1) of the Indenture minus (y) all other outstanding Indebtedness of the Credit Parties, which Indebtedness shall reduce the aggregate amount of Indebtedness permitted to be incurred under Sections 4.03(a)(1).

(b)  No Defaults.  As of such Funding Date, no Default or Event of Default shall have occurred and be continuing or would result from the execution and delivery of, or the performance under, the Loan Documents, the issuance of the requested Letters of Credit, or making the requested Loan or the proposed purpose or application thereof.

(c)  No Change in Condition.  There shall not have occurred any event or condition since December 31, 2010 which could reasonably be expected to have a Material Adverse Effect.

(d)  No Legal Impediment.  No injunction, writ, restraining order, or other order of any nature (whether temporary, preliminary or permanent) restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against the Borrowers, any Agent or any Lender, and such extension of credit shall not violate any requirement of Applicable Law.

Each request by the Borrowers for a Loan, each submission by the Borrowers of a Borrowing Request or L/C Request, and each acceptance by the Borrowers of the proceeds of each Loan made hereunder shall be accompanied by a Borrowing Request and constitute a representation and warranty by the Borrowers, as of the Funding Date in respect of such Loan, or the issuance date of a Letter of Credit, as the case may be, that all conditions set forth in this SECTION 5.02 have been satisfied.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

SECTION 6.01  Representations and Warranties.  In order to induce the Lenders to enter into this Agreement and to make the Loans or issue the Letters of Credit, as the case may be, each Credit Party hereby, jointly and severally, represents and warrants as follows:

(a)  Organization, Good Standing, Etc.  Each Credit Party (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated, to make the borrowings hereunder (in the case of each Borrower), to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) except where failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary for its business as currently conducted.

(b)  Authorization, Etc.  The execution, delivery and performance by each Credit Party of each Loan Document to which it is or will be a party, and the transactions contemplated thereunder, (i) have been or, with respect to such Credit Parties formed or acquired hereafter, will be, duly authorized by all necessary corporate, limited liability company or partnership action, as applicable, (ii) do not and will not contravene its Governing Documents, any Material Contract, any Coal Supply Agreement or Mining Permit, (iii) do not and will not violate any Requirements of Law binding on or otherwise affecting it, any of its Subsidiaries or any of its properties or its Subsidiaries’ properties, except in each case under this clause (iii) where failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (iv) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties or its Subsidiaries’ properties.  Each Credit Party has the requisite corporate, limited liability company or partnership power and authority, as applicable, to execute, deliver and perform each of the Loan Documents to which it is a party.

(c)  Governmental Approvals.  No material authorization or approval or other action by, and no notice to or filing with, any Governmental Authority that has not been obtained is required in connection with the due execution, delivery and performance by each Credit Party of each Loan Document to which it is a party.

(d)  Enforceability of Loan Documents.  Each of the Loan Documents to which a Credit Party is a party has been duly executed and delivered by such Credit Party and constitutes the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, or by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(e)  Capitalization.  On the Closing Date, the authorized, issued and outstanding Equity Interests of each Credit Party are as set forth on Schedule 6.01(e).  All of the issued and outstanding shares of Equity Interests of each Credit Party have been validly issued and, to the extent applicable, are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights.  Schedule 6.01(e) sets forth each plan pursuant to which shares of the Equity Interests of the Credit Parties are issuable as of the Closing Date and the number of shares of Equity Interests of each of the Credit Parties issuable under each such plan.  Except as set forth on Schedule 6.01(e), as of the Closing Date, there are no other plans or arrangements in existence relating to the issuance of shares of Equity Interests of a Credit Party.  Except as set forth on Schedule 6.01(e), as of the Closing Date, there are no outstanding debt or equity securities of a Credit Party, and no outstanding obligations of a Credit Party convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from a Credit Party or other obligations of a Credit Party, to issue, directly or indirectly, Equity Interests of any such Person.

(f)  Litigation.  Except as set forth on Schedule 6.01(f), there is no pending or, to the knowledge of such Credit Party, threatened action, suit or proceeding affecting any Credit Party or any of their respective properties or assets before any court or other Governmental Authority or any arbitrator that, individually or in the aggregate, (i) could reasonably be expected to have a Material Adverse Effect, or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Loans evidenced hereby and by the other Loan Documents.

(g)  Financial Condition; Material Adverse Effect.

(i)  The 2010 Financial Statements, copies of which have been delivered to the Administrative Agent, and any financial statements delivered pursuant to SECTION 7.01, fairly present, in all material respects, the consolidated financial condition of the Credit Parties as at the respective dates thereof and the consolidated results of operations of the Credit Parties for the fiscal periods ended on such respective dates, all in accordance with GAAP (subject to normal year-end adjustments and absence of footnotes in the case of any quarterly and monthly statements).

(ii)  The Administrative Borrower has furnished, on behalf of the Credit Parties, to the Administrative Agent under this Agreement (A) projected monthly balance sheets, income statements and statements of cash flows for the period from the Closing Date through June 30, 2012, and (B) projected annual balance sheets, income statements and statements of cash flows for each subsequent Fiscal Year ending on or prior to December 31, 2013.  Such projections are based upon assumptions that are reasonably believed by the Credit Parties to have been reasonable at the time made (it being understood that any such forecasts or projections are subject to significant uncertainties and contingencies, many of which are beyond the Credit Parties’ control, that no assurance can be given that any such forecasts or projections will be realized and that actual results may differ from any such forecasts or projections and such differences may be material) and have been prepared in good faith by the Credit Parties.

(iii)  Since December 31, 2010, no event or development has occurred and is continuing that has had or could reasonably be expected to have a Material Adverse Effect.

(h)  Compliance with Law, Etc.  No Credit Party is in violation of its Governing Documents, any Requirements of Law (other than violations which, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect), any judgment or order of any Governmental Authority applicable to it or any of its property or assets, or any Material Contract binding on it or any of its properties (other than violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect).  The Credit Parties have policies in place to observe the requirements of the Patriot Act related requirements consistent with U.S. Industry practice.

(i)  ERISA.  Neither the Credit Parties nor any ERISA Affiliate has (i) any “accumulated funding deficiency” (within the meaning of Section 412 of the Code and Section 302 of ERISA), whether or not waived, with respect to any Benefit Plan, (ii) failed to make any contribution or payment to any Benefit Plan which has resulted, or could reasonably be expected to result, in the imposition of a Lien or the posting of a bond or other security under Section 302(f) of ERISA or Section 401(a)(29) of the Code, (iii) incurred, or is reasonably likely to incur, any material liability under Title IV of ERISA (other than a liability to the Pension Benefit Guaranty Corporation (or “PBGC”) for premiums under Section 4007 of ERISA), or (iv) violated any provision of ERISA that individually or in the aggregate can reasonably be expected to result in a material liability to the Credit Parties taken as a whole.  Neither the Credit Parties nor any ERISA Affiliate participates in or is obligated to contribute to a Multiemployer Plan or any Plan other than a Benefit Plan, except as specified on Schedule 6.01(i).

(j)  Taxes, Etc.  All Federal, and all material state, provincial and local tax returns and other material reports required by Applicable Law to be filed by any Credit Party have been filed, or extensions have been obtained, except to the extent subject to a Permitted Protest, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon such Credit Party and upon its properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable; except to the extent subject to a Permitted Protest.

(k)  Margin Regulations.  No proceeds of any Loan will be used for any purpose that violates, or which is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System of the United States, as in effect from time to time.

(l)  Permits.  Such Credit Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations (collectively, the “Permits”) and Mining Permits required for such Person lawfully to own, lease, manage or operate each business and Property currently owned, leased, managed or operated by such Person, except where the failure to have or to so comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any Permit, and there is no claim that any thereof is not in full force and effect, except, in each case, with respect to any Permits the loss of which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(m)  Personal Property.  Each Credit Party has good and marketable title to, or valid leasehold interests in all Property material to its business, except for minor defects in title that could not reasonably be expected to interfere with its ability to conduct its business as currently conducted or as proposed to be conducted, free and clear of all Liens except Permitted Encumbrances.  All such Properties are in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to be in such condition could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(n)  Real Estate.

(i)  Owned Real Estate.  Schedule 6.01(n)(i) sets forth the address (or, in respect of any properties that have no addresses, legal descriptions with book and page number references) of each Real Estate Asset (including the Mortgaged Properties) that is owned by a Credit Party as of the Closing Date or the date of the most recent update to such schedule.  Except as set forth on such Schedule, no Credit Party owns any Real Estate Assets as of the Closing Date or the date of the most recent update to such schedule.

(ii)  Mines.  Schedule 6.01(n)(ii) sets forth a complete and accurate list of all Mines (including addresses (or, in respect of any properties that have no addresses, locations) and the owner and operator thereof) owned or operated by a Credit Party as of the Closing Date or the date of the most recent update to such schedule.  Except as set forth on such Schedule, no Credit Party leases any Mines as of the Closing Date or the date of the most recent update to such schedule.

(iii)  Leases.  Schedule 6.01(n)(iii) sets forth, as of the Closing Date or the date of the most recent update to such schedule, a complete and accurate list of all (A) Mining Leases (including addresses (or, in respect of any properties that have no addresses, locations) of the subject coal reserves and the lessor thereof), and (B) all Prep Plant Leases (including addresses (or in respect of any properties that have no addresses, locations) of the subject properties and lessor thereof) and (C) all other Leases. Except as set forth on such Schedule, no Credit Party is a party to any Lease that constitutes a Material Contract as of the Closing Date or the date of the most recent update to such schedule.

(iv)  Permits.  With respect to each Mining Lease and each Prep Plant Lease, a Credit Party possesses all leasehold interest mining rights and Mining Permits necessary for the operation of the applicable Mine or Coal Handling Facility, as the case may be, currently being operated on such parcel, and each of its rights under all applicable Mining Permits, contracts, rights-of-way and easements necessary for the operation of such Mine or such Coal Handling Facility, as the case may be, is in full force and effect and no default exists thereunder, except to the extent that such defaults or the failure to maintain such lease, mining rights, Mining Permits, contracts, rights of way and easements in full force and effect has not had and could not reasonably be expected to result in a Material Adverse Effect on the operation and intended use of such parcel by the Credit Parties.

(v)  Title.  Each Credit Party has, and is the sole owner of, good, insurable and marketable fee simple title to all of its owned Mortgaged Property and a good and valid leasehold estate and title in and to its leased Mortgaged Property, and has all necessary right, power and authority to mortgage, encumber, give, grant, bargain, sell, convey, confirm, pledge, assign, and hypothecate all of the Real Estate Assets in accordance with the terms of this Agreement (subject to (x) customary restrictions on transfer and assignment in Leases to which Credit Parties may be party to, and (y) in the case of certain Leases that do not relate to Mortgaged Properties, restrictions on transfer, assignment and/or encumbrance without the prior consent of the applicable lessor), and none of its Real Estate Assets are subject to Liens other than Permitted Encumbrances.

(vi)  No Defaults Under Material Contracts.  The Administrative Borrower has delivered to the Administrative Agent a true and complete copy of each Material Contract.  As of the Closing Date, no Material Contract shall have been further amended, modified, extended or supplemented in any way.  Each Material Contract is in full force and effect and no Credit Party has any knowledge of any default that has occurred and is continuing thereunder.  Each Material Contract constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

(vii)  Restrictions on Use.  No part of any Real Estate Asset is subject to any building or use restrictions that would prevent or interfere in any material respect with the current use and operation of such Real Estate Asset in any material respect.  Each Real Estate Asset is properly and duly zoned for its current use, and such current use is in all material respects a conforming use or a non conforming use permitted by variance or other Applicable Law.  No Governmental Authority having jurisdiction over any Real Estate Asset has issued or, to the knowledge of any Credit Party, has threatened to issue any notice or order that adversely affects in any material respect the use or operation of such Real Estate Asset, or requires, as of the date hereof or a specified date in the future, any material repairs, alterations, additions or improvements to such Real Estate Asset, or the payment or dedication of any money, fee, exaction or property other than amounts (such as taxes and utility charges) due in the ordinary course of the ownership, use or operation of such Real Estate Asset.

(viii)  Condemnation.  As of the Closing Date, there are neither any actual, nor, to the knowledge of any Credit Party, any threatened or contemplated condemnation or eminent domain proceedings that affect any Mortgaged Property or any part thereof, except to the extent that such proceedings, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and no Credit Party has received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use all or any part thereof.

(ix)  Mechanics’ Liens.  No labor has been performed and no material has been furnished for any portion of any Mortgaged Property for which full payment has not been made and for which a mechanic’s or materialmen’s lien, or any other Lien, can be claimed by any Person, other than Permitted Encumbrances.

(x)  Encroachments.  No improvements constituting a part of such Mortgaged Property encroach on any real property not owned or leased by a particular Credit Party.

(xi)  Repairs and Alterations.  As of the Closing Date, no Credit Party has received any notice from any insurance company which has issued an insurance policy with respect to any Mortgaged Property requesting performance of any structural or other repairs or alterations to such Mortgaged Property.

(xii)  Access to Public Streets.  Each parcel (or group of parcels) comprising each Mortgaged Property is located on public roads and streets with adequate ingress and egress available between such streets and such Mortgaged Property or otherwise has access to public roads and streets pursuant to access easements benefiting such Real Estate Asset and that are Mortgaged Properties.

(xiii)  Utilities.  All utility systems required in connection with the use, occupancy and operation of each Mortgaged Property are sufficient for their present purposes, are fully operational and in working order, and are benefited by customary utility easements providing for the continued use and maintenance of such systems or, in the case of a leased Mortgaged Property, the Credit Party leasing the same has valid and enforceable rights to the same under the applicable Lease or otherwise.

(xiv)  Parking.  Each Mortgaged Property consists of or otherwise has rights to use sufficient land, parking areas, sidewalks, driveways and other improvements to permit the continued use of such Mortgaged Property in the manner and for the purposes to which it is presently devoted.

(xv)  Non-Foreign Status.  No Credit Party is a “foreign person” as defined in Section 1445 of the Code.

(o)  Full Disclosure.  None of the reports, financial statements, certificates or other written information furnished by or on behalf of a Credit Party to the Administrative Agent or the Collateral Agent under this Agreement or any other Loan Document in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any misstatement of fact or omits to state any fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which it was made, not materially misleading; provided that to the extent any such reports, financial statements, certificates or other written information therein was based upon or constitutes a forecast or projection, such Credit Party represents only that the relevant Credit Party acted in good faith and utilized assumptions believed by it to be reasonable at the time made (it being understood that any such forecasts or projections are subject to significant uncertainties and contingencies, many of which are beyond the Credit Parties’ control, that no assurance can be given that any such forecasts or projections will be realized and that actual results may differ from any such forecasts or projections and such differences may be material).  As of each Funding Date, there are no contingent liabilities or obligations that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(p)  Environmental Matters.  Except as set forth on Schedule 6.01(p), (i) the operations of each Credit Party are and have been in compliance with all applicable Environmental Laws, except for such failures that could not reasonably be expected to result in any material Environmental Liabilities and Costs to any Credit Party or any criminal penalties, (ii) there has been no Release on, in, at, to, from or under any of the properties currently or, to the knowledge of the Credit Parties, formerly, owned or operated by any Credit Party or a predecessor in interest for whom any Credit Party could be held liable that could reasonably be expected to result in any material Environmental Liabilities and Costs to any Credit Party, (iii) no Environmental Action has been asserted or threatened against any Credit Party which is unresolved, nor to the knowledge of any Credit Party are there any threatened Environmental Actions against a Credit Party that in either case could reasonably be expected to result in any material Environmental Liabilities and Costs to any Credit Party, (iv) to the knowledge of the Credit Parties no Environmental Action has been asserted against any facilities that have received Hazardous Materials generated by a Credit Party or any predecessor in interest for whom any Credit Party could be held liable that could reasonably be expected to result in any material Environmental Liabilities and Costs to any Credit Party, (v) none of the Credit Parties is subject to any outstanding order, decree, injunction or other agreement with any Governmental Authority or any indemnity or other agreement (other than routine permits, approvals, credit agreements and lease terms) imposing obligations with any third party relating to any Environmental Law that could reasonably be expected to result in any material Environmental Liabilities and Costs to any Credit Party, (vi) to the knowledge of any Credit Parties there are no other circumstances or existing conditions involving any Credit Party that could reasonably be expected to result in any such Credit Party becoming the subject of any Environmental Actions or material Environmental Liabilities and Costs including any restriction on the ownership, use, or transfer of any property in connection with any Environmental Law, and (vii) the Credit Parties made available to the Administrative Agent copies of all material environmental reports, studies, assessments and other material, non-privileged environmental documents in its possession relating to the Credit Parties and their current and former properties and operations.

(q)  Coal Act; Black Lung Act.  Each Credit Party and each of their respective “related persons” (as defined in the Coal Act) are in compliance in all material respects with the Coal Act and none of the Credit Parties or their respective related persons has any liability under the Coal Act except with respect to premiums or other payments required thereunder that have been paid when due, except if subject to a Permitted Protest.  Each Credit Party is in compliance in all material respects with the Black Lung Act, and no Credit Party has any liability under the Black Lung Act except with respect to premiums, contributions or other payments required thereunder that have been paid when due, except if subject to a Permitted Protest.

(r)  Coal Supply Agreements.  Schedule 6.01(r) sets forth a complete and accurate list of each Coal Supply Agreement to which a Credit Party is a party as of the Closing Date, including the counterparty to each such agreement.  As of the Closing Date, each such Coal Supply Agreement is in full force and effect and the Credit Parties are in compliance with their obligations thereunder, except to the extent that any such failure to be in full force and effect or in compliance could not reasonably be expected individually or in the aggregate to result in a Material Adverse Effect.

(s)  Surety Bonds.  All surety, reclamation and similar bonds required to be maintained by a Credit Party under any Requirement of Law or pursuant to any contractual obligation binding on any of them are in full force and effect and were not and will not be terminated, suspended, revoked or otherwise adversely affected as a result of the Loans; provided that (i) self-bonding permitted under any Requirement of Law prior to the Closing Date may be required to be replaced following the Closing Date with surety bonds, (ii) the cost of such bonds may be increased and (iii) certain of such bonds may be terminated, suspended or revoked, provided that, taken together, the events specified in clauses (i), (ii) and (iii) above could not reasonably be expected to result in a Material Adverse Effect.  All required guarantees of, and letters of credit with respect to, such surety, reclamation and similar bonds are in full force and effect except where such failure to be in full force and effect could not reasonably be expected to result in a Material Adverse Effect.

(t)  Insurance.  Each Credit Party keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen’s compensation insurance in the amount required by Applicable Law, (iii) public liability insurance, which shall include product liability insurance, but only to the extent and in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law (including against larceny, embezzlement or other criminal misappropriation).  Schedule 6.01(t) sets forth a list of all insurance maintained by such Credit Party on the Closing Date.

(u)  Solvency.  Each Credit Party is and, after giving effect to each of the transactions contemplated by the Loan Documents, the Credit Parties, taken as a whole, will be, Solvent.

(v)  Location of Bank Accounts.  Schedule 6.01(v) sets forth a complete and accurate list of all Deposit Accounts and Securities Accounts of the Credit Parties as of the Closing Date or the date of the most recent update to such schedule, together with a description thereof (i.e., the bank or securities firm at which such Deposit Account or Securities Account is maintained and the account number and the purpose thereof).  Except to the extent specified in Schedule 6.01(v) or as specified in SECTION 9.15, and subject to SECTION 8.21, the Collateral Agent has a control agreement for each such Deposit Account or Securities Account.

(w)  Intellectual Property.  Schedule 6.01(w) sets forth a true and complete list of all Registered Intellectual Property owned by the Credit Parties as of the Closing Date, indicating for each registered item the registration or application number and the applicable filing jurisdiction.  The Credit Parties exclusively own (beneficially and of record, where applicable) all right, title and interest in and to all Registered Intellectual Property set forth on Schedule 6.01(w) free and clear of all Liens other than such exceptions as may be set forth in Schedule 6.01(w) and own or have rights in and to all other Intellectual Property material to its business or used in the business of the Credit Parties.  Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) neither the Registered Intellectual Property set forth on Schedule 6.01(w) nor any other Intellectual Property material to its business or used in the business of the Credit Parties is subject to any outstanding order, judgment or decree adversely affecting the Credit Parties’ use thereof or their rights thereto and, all of the rights of the Credit Parties in and to such Intellectual Property is valid, subsisting and enforceable; (ii) to the knowledge of the Credit Parties, the conduct of the Credit Parties does not infringe or otherwise violate the rights of any third party in any respect; (iii) the Credit Parties have sufficient rights to use all Intellectual Property material to their business and, all such Intellectual Property is Registered Intellectual Property; and (iv) there is no litigation, opposition, cancellation, proceeding, objection or claim pending, or, to the knowledge of the Credit Parties, asserted or threatened against the Credit Parties concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property, including the Registered Intellectual Property.

(x)  Material Contracts.  Set forth on Schedule M-1 is a complete and accurate list as of the Closing Date of all Material Contracts to which any Credit Party is a party showing the parties and subject matter thereof and amendments and modifications thereto.  The Borrower has delivered true and complete copies of all Material Contracts, including all amendments thereto, to the Administrative Agent.  As of the Closing Date, each such Material Contract is in full force and effect and the Borrowers and their Subsidiaries are in compliance with their obligations thereunder, except to the extent that such failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  In addition the Credit Parties are in compliance with all other contractual obligations binding upon them, except to the extent that any such failure to be in compliance could not reasonably be expected individually or in the aggregate to result in a Material Adverse Effect.

(y)  Holding Company and Investment Company Acts.  None of the Credit Parties is, or is controlled by, an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(z)  Employee and Labor Matters.  As of the Closing Date there is (i) no unfair labor practice complaint pending or, to the best of any Credit Party’s knowledge, threatened against any Credit Party before any Governmental Authority and no grievance or arbitration proceeding pending or, to the best of such Credit Party’s knowledge, threatened against any Credit Party which arises out of or under any collective bargaining agreement, and (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or, to the best of such Credit Party’s knowledge, threatened against any Credit Party that, in the case of clause (i) or (ii) could reasonably be expected to have a Material Adverse Effect.

(aa)  Location of Collateral; Chief Place of Business; Chief Executive Office; FEIN; Name.  As of the Closing Date or the date of the most recent update to such schedule, all of the Inventory is located on one of the locations listed on Schedule 6.01(aa)(1).  As of the Closing Date or the date of the most recent update to such schedule, all of the Equipment is located on one of the locations listed on Schedule 6.01(aa)(2).  Schedules 6.01(aa)(1) and (2) contain a true, correct and complete list, as of the Closing Date or the date of the most recent update to such schedule, of the legal names and addresses of each warehouse at which the Inventory or Equipment, as the case may be, is stored.  None of the receipts received by such Credit Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns.  As of the Closing Date or the date of the most recent update to such schedule, Schedule 6.01(aa)(3) sets forth a complete and accurate list as of the date hereof of (i) each place of business (other than a location that is only a sales office) of each Credit Party, (ii) the chief executive office of each Credit Party, (iii) the exact legal name of each Credit Party, (iv) the jurisdiction of organization of each Credit Party, (v) the organizational identification number of each Credit Party (or indicates that such Credit Party has no organizational identification number) and (vi) the federal employer identification number of such Credit Party.  Attached hereto as Schedule 6.01(aa)(4) is a schedule setting forth, with respect to each Mortgaged Property, the name of the Credit Party that owns or leases such property and the only filing office(s) in which a Mortgage and/or local UCC-1 financing statement with respect to such Credit Party and such property must be filed or recorded in order for the Collateral Agent to obtain a perfected mortgage lien and security interest in such Mortgaged Property.

(bb)  Equipment; Inventory Records; Commercial Tort Claims.  Each material item of Equipment of the Credit Parties is used or held for use in their business and is in good working order, ordinary wear and tear and damage by casualty excepted.  Each Credit Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of Inventory and the book value thereof in all material respects.  As of the Closing Date, Schedule 6.01(bb) sets forth a true and complete list of all commercial tort claims of the Credit Parties.

(cc)  Security Interests.  Each Security Document creates in favor of the Collateral Agent a legal, valid and enforceable security interest in the Collateral purported to be secured thereby.  Upon the filing of the UCC-1 financing statements and the recording of the Intellectual Property Security Agreements referred to in the Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, such security interests in and Liens on the Collateral granted thereby shall be perfected security interests, in each case to the extent a Lien thereon can be perfected by filing pursuant to the UCC or by the recording of such Intellectual Property Security Agreements in the United States Patent and Trademark Office or the United States Copyright Office, and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (i) the filing of continuation statements or financing change statements in accordance with Applicable Law, (ii) the recording of the Intellectual Property Security Agreements pursuant to the Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired United States patent and trademark applications and registrations and United States copyrights and additional filings and/or other actions as may be required to perfect the Collateral Agent’s lien in Registered Intellectual Property under the laws of a jurisdiction outside the United States, and (iii) additional filings if a relevant Credit Party changes its name, identity or organizational structure or the jurisdiction in which each relevant Credit Party is organized.

(dd)  Foreign Assets Control Regulations, Etc.

(i)  OFAC.  Each Credit Party and each Subsidiary of Credit Party is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it.  No Credit Party and no Subsidiary or Affiliate of a Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

(ii)  Patriot Act.  The Credit Parties, each of their Subsidiaries and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations.  No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

(ee)  Equipment Leases.  Each Credit Party has good and indefeasible title to, or a valid leasehold interest in, all of its material personal property, in each case, free and clear of Liens except for Permitted Encumbrances.  The Credit Parties enjoy peaceful and undisturbed possession under all leases of Equipment and other personal property material to their business and to which they are parties or under which they are operating, and all of such material leases are valid and subsisting.

ARTICLE VII
REPORTING COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

SECTION 7.01  Financial Statements.  Each Credit Party (a) shall keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which true and correct entries shall be made of all material financial transactions and the assets and business of the Credit Parties, and (b) shall maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements in conformity with GAAP, and each of the financial statements described below shall be prepared from such system and records.  The Administrative Borrower shall deliver or cause to be delivered to the Administrative Agent:

(a)  Monthly Reports.  As soon as available, but in any event within thirty (30) days after the end of each Fiscal Month (and with respect to the last Fiscal Month of each Fiscal Quarter of the Administrative Borrower (including the last Fiscal Month of the Administrative Borrower’s Fiscal Year), forty-five (45) days after the end of such Fiscal Month), (i) a consolidated balance sheet for the Credit Parties as at the end of such Fiscal Month (and showing a comparison to the same period from the previous Fiscal Year and the projections for such period), (ii) the related consolidated statements of income of the Credit Parties for such Fiscal Month, (iii) the related consolidated statements of cash flow of the Credit Parties for such Fiscal Month, and (iv) the related unaudited consolidated statements of income and cash flow, in each case, for such Fiscal Month and for the period commencing on the first day of such Fiscal Year and ending the last day of such Fiscal Month (and showing a comparison to the same periods from the previous Fiscal Year and the projections for such period), in a form reasonably satisfactory to the Administrative Agent and certified by an Authorized Officer of the Administrative Borrower as fairly presenting, in all material respects, the financial position of the Credit Parties as at the dates indicated and the results of their operations for the Fiscal Months indicated, such consolidated balance sheets and consolidated statements of income in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes.

(b)  Quarterly Reports.  As soon as available, but in any event within forty-five (45) days after the end of each Fiscal Quarter in each Fiscal Year (including the last Fiscal Quarter of each Fiscal Year) (i) the quarterly report of Administrative Borrower required to be filed with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act, including the unaudited consolidated balance sheets of the Credit Parties as at the end of such period, the related unaudited consolidated statements of income and cash flow of the Credit Parties and the related unaudited consolidated statements of income for such Fiscal Quarter or if such quarterly reports are not filed with the SEC for any reason, the unaudited consolidated balance sheets of the Credit Parties as at the end of such period, the related unaudited consolidated statements of income and cash flow of the Credit Parties and the related unaudited consolidated statements of income for such Fiscal Quarter, (ii) a certificate of a Senior Officer of the Administrative Borrower stating that such unaudited financial information fairly presents, in all material respects, the financial position of the Credit Parties as at the dates indicated and the results of its operations and cash flow for the Fiscal Quarters indicated, such consolidated balance sheets and consolidated statements of income and cash flow in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes, (iii) a copy of the quarterly updated litigation report for such Fiscal Quarter; provided, however, to the extent such quarterly report filed with the SEC contains a complete and correct disclosure regarding litigation, such quarterly report shall be deemed to satisfy this clause, (iv) a detailed report of all Asset Dispositions permitted by SECTION 9.04, (v) an update of Schedules 6.01(n)(i), (ii) and (iii) and 6.01(v) and each of the Schedules described in SECTION 6.01(aa) reflecting all changes since the last update, and (vi) an updated list of all Coal Supply Agreements in reasonable detail reflecting all changes since the last update.

(c)  Annual Reports.  As soon as available, but in any event within ninety (90) days after the end of each Fiscal Year (i) the annual report of Administrative Borrower required to be filed with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act, including the audited consolidated balance sheets of the Credit Parties as of the end of such Fiscal Year, the related audited consolidated statements of income, stockholders’ equity and cash flow of the Credit Parties and the related unaudited consolidated statements of income of the Credit Parties for such Fiscal Year or if such annual reports are not filed with the SEC for any reason, the audited consolidated balance sheets of the Credit Parties as of the end of such Fiscal Year, the related audited consolidated statements of income, stockholders’ equity and cash flow of the Credit Parties and the related unaudited consolidated statements of income of the Credit Parties for such Fiscal Year and (ii) a report on such financial statements of KPMG LLP or other independent public accountants of nationally recognized standing or other independent certified public accountants reasonably acceptable to the Administrative Agent, which report shall be unqualified in all material respects.

(d)  Officer’s Certificate; Etc.  Together with each delivery of any financial statement pursuant to subsections (a) and (b) of this SECTION 7.01 and promptly upon the commencement of a Trigger Event Period or a Liquidity Event, (i) an Officer’s Certificate substantially in the form of Exhibit O-1 attached hereto and made a part hereof, stating that a Senior Officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and consolidated financial condition of the Credit Parties during the accounting period or Measurement Period covered by such financial statements, that such review has not disclosed the existence during or at the end of such period, and that such officer does not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event which constitutes an Event of Default or a continuing Default, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrowers and their Subsidiaries have taken, are taking and propose to take with respect thereto (the “Officer’s Certificate”), and (ii) a certificate substantially in the form of Exhibit C-2 attached hereto and made a part hereof (the “Compliance Certificate”), signed by the Borrower’s Senior Officer or other Senior Officer, setting forth calculations (with such specificity as the Administrative Agent may reasonably request) for the period then ended which demonstrate compliance, when applicable, with the provisions of ARTICLE IX and ARTICLE X during such period (or, upon the commencement of a Liquidity Event or Trigger Event Period, the relevant period).

(e)  Budgets; Business Plans; Financial Projections.  As soon as practicable and in any event not later than thirty (30) days prior to the beginning of each Fiscal Year, the Administrative Borrower shall deliver to Administrative Agent their financial forecast, prepared in accordance with the Borrowers’ normal accounting procedures applied on a consistent basis, on a monthly basis for the upcoming Fiscal Year and on an annual basis for the next succeeding Fiscal Year prior to the Maturity Date, including (i) a forecasted consolidated and consolidating balance sheet, and the related consolidated and consolidating statements of income and cash flows of the Credit Parties for and as of the end of such Fiscal Year, and (ii) the amount of forecasted Capital Expenditures for such Fiscal Year.

(f)  Shareholder Communications and Press Releases.  To Administrative Agent, promptly upon their becoming available, copies of: (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Credit Party to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the SEC or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Credit Party to the public concerning material changes or developments in the business of any such Person.

(g)  Collateral Reporting.  Each Credit Party executing this Agreement hereby agrees that, from and after the Closing Date and until the Termination Date, it shall deliver to the Collateral Agent and the Lenders, as required, the various collateral reports (including Borrowing Base Certificates) at the times, to the Persons and in the manner set forth in Annex B.

(h)  Unrestricted Cash Reporting.  The Administrative Borrower shall deliver to each Agent on the fifteenth day of each calendar month (or, at any time after the occurrence and during the continuance of a Liquidity Event, on Wednesday of each calendar week), and at such other times as the Administrative Agent may reasonably request, a report regarding Unrestricted Cash for the prior calendar month or week, as applicable (or such other period as the Administrative Agent may request), in form and substance and with such supporting information as the Administrative Agent may reasonably request.

(i)   As soon as practicable after the Closing Date (but in no event more than 60 days after the Closing Date), the Borrowers shall provide the Administrative Agent with a consolidated balance sheet for the period of JRCC ended June 30, 2011, adjusted to reflect the transactions to be completed as of the Closing Date, in form and substance reasonably acceptable to the Administrative Agent.

SECTION 7.02  Other Financial Information.  The Administrative Borrower shall deliver to each Agent such other information, with respect to (a) the Collateral, or (b) any Credit Party’s business, financial condition, results of operations, properties, projections, business or business prospects as such Agent may, from time to time, reasonably request.  The Credit Parties hereby authorize each Agent and its representatives to communicate directly with the certified public accountants for the Borrowers so long as the Agent provides a Senior Officer of such Credit Party the opportunity to participate in such communication and authorizes the accountants to disclose to each Agent, each Lender and their respective representatives any and all financial statements and other financial information, including copies of any final management letter, that such accountants may have with respect to the Collateral or such Credit Party’s financial condition, results of operations, properties, projections, business, and business prospects.  The Agents and such representatives shall treat any non-public information so obtained as confidential.

SECTION 7.03  Defaults, Events of Default.  Promptly upon any Senior Officer obtaining knowledge of any condition or event which constitutes a breach or violation of any of the covenants, representations or conditions of this Agreement, an Event of Default or a Default, each Credit Party shall deliver to the Administrative Agent an Officer’s Certificate specifying (a) the nature and period of existence of any such claimed Event of Default, Default, condition or event, (b) the notice given or action taken by such Person in connection therewith, and (c) what action such Credit Party has taken, is and proposes to take with respect thereto.

SECTION 7.04   Lawsuits.  (a) Promptly upon any Credit Party obtaining knowledge of the institution of, or written threat of (i) any action, suit, proceeding or arbitration against or affecting such Credit Party or any asset of such Credit Party or not previously disclosed pursuant to SECTION 6.01(f), which action, suit, proceeding or arbitration could reasonably be expected to have a Material Adverse Effect, (ii) any investigation or proceeding before or by any Governmental Authority, the effect of which could reasonably be expected to materially limit, prohibit or restrict the manner in which such Credit Party currently conducts its business, (iii) any Forfeiture Proceeding, or (iv) any material Condemnation or Condemnation proceeding, such Credit Party shall give written notice thereof to the Administrative Agent and provide such other information reasonably requested by the Administrative Agent as may be reasonably available to enable the Administrative Agent to evaluate such matters except, in each case, where the same is fully covered by insurance (other than applicable deductible), and (b) in addition to the requirements set forth in clause (a) of this SECTION 7.04, such Credit Party upon request of the Administrative Agent, shall promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to clause (a) above and provide such other information as may be reasonably requested by the Administrative Agent and reasonably available to such Credit Party to enable the Administrative Agent to evaluate such matters.

SECTION 7.05  Insurance.  As soon as practicable and in any event within three (3) Business Days of any notice of nonrenewal or cancellation without replacement thereof of any material insurance coverage set forth on the most recent schedule delivered pursuant to SECTION 6.01(t), as applicable, the Administrative Borrower shall deliver to the Administrative Agent a copy of any such notice.

SECTION 7.06  Environmental Notices.  The Administrative Borrower shall, and shall cause the Credit Parties to, notify the Administrative Agent and the Collateral Agent, in writing, promptly, and in any event within five (5) Business Days after such Credit Party’s obtaining knowledge thereof, of any:  (a) notice or claim to the effect that such Credit Party is or may be liable to any Person as a result of the Release of any Hazardous Material; (b) investigation by any Governmental Authority of any Credit Party evaluating whether any Remedial Action is needed to respond to the Release of any Hazardous Material; (c) notice that any Property of such Credit Party is subject to an Environmental Lien; (d) any material violation of Environmental Laws by such Credit Party or awareness by such Credit Party of a condition which would reasonably be expected to result in a material violation of any Environmental Law by such Credit Party; (e) commencement or written threat of any judicial or administrative proceeding alleging a violation of or liability under any Environmental Law involving such Credit Party; (f) any proposed acquisition of stock, assets, real estate or leasing of property, or any other action by such Credit Party that would reasonably be expected to subject such Credit Party to material Environmental Liabilities and Costs; or (g) document provided to a Governmental Authority concerning any Release of a Hazardous Material in excess of any reportable quantity from or onto property owned or operated by such Credit Party or any release or event requiring reporting pursuant to any Environmental Law or any material obligation to take any Remedial Action to abate any Release.  For purposes of clauses (a), (b), (c) and (d), notice shall include any other written communications given to an agent or employee of the Credit Party with direct or indirect supervisory responsibility with respect to the activity, if any, which is the subject of such communication.  With respect to clauses (a) through (g) above, such notice shall be required only if (i) the liability or potential liability, or with respect to clause (g), the cost or potential cost of compliance, which is the subject matter of the notice is reasonably likely to exceed one hundred thousand Dollars ($100,000), or if (ii) such liability or potential liability or cost of compliance when added to other ongoing or pending liabilities of such Credit Party of the kind covered by clauses (a) through (f) above is reasonably likely to exceed two hundred and fifty thousand Dollars ($250,000).  Upon the written request of the Administrative Agent, the Credit Parties shall provide the Administrative Agent with copies of any non-privileged documents related to any matter for which notice has been given pursuant to this SECTION 7.06.

SECTION 7.07  Labor Matters.  The Administrative Borrower shall, and shall cause each Credit Party to, notify the Administrative Agent in writing, promptly, but in any event within three (3) Business Days after learning thereof, of (a) any material labor dispute to which any Credit Party could reasonably be likely to become a party, any actual or threatened strikes, lockouts or other disputes relating to such Credit Party’s plants and other facilities, and (b) any material liability incurred with respect to the closing of any plant or other facility of such Credit Party.

SECTION 7.08  Unrestricted Cash.  At any time Unrestricted Cash shall be less than $50,000,000, the Administrative Borrower shall, and shall cause the Credit Parties to, notify the Administrative Agent and the Collateral Agent, in writing, promptly, and in any event within three (3) Business Days after such Credit Party’s obtaining knowledge thereof.

SECTION 7.09  KRP Collateral Report.  (a) Promptly upon receiving a request therefor from the Administrative Agent and (b) as soon as practicable and in any event within three (3) Business Days of the commencement of any Liquidity Event or an Event of Default, the Credit Parties shall prepare and deliver to the Administrative Agent a report, in form and substance satisfactory to the Administrative Agent, setting forth a summary of (a) Inventory located at each Real Estate Asset of the Credit Parties subject to a Lease with KRP and (b) Accounts arising from mining activities of the Credit Parties at each Real Estate Asset of the Credit Parties subject to a Lease with KRP, in each case accompanied by such supporting detail and documentation as shall be requested by either Agent in its reasonable discretion.

SECTION 7.10  Defaults Under Certain Leases.  As soon as practicable and in any event within three (3) Business Days after the receipt of any notice of default under any Lease with KRP, the Administrative Borrower shall deliver to the Administrative Agent a copy of any such notice.

SECTION 7.11   Other Information.  Promptly upon receiving a request therefor from the Administrative Agent, each Credit Party shall prepare and deliver to the Administrative Agent (a) such other information with respect to such Credit Party’s business, financial condition, results of operations, properties, projections, business or business prospects, (b) such other information with respect to the Collateral, including, without limitation, schedules identifying and describing the Collateral and any Dispositions thereof or (c) such other information with respect to such Credit Party, as from time to time may be reasonably requested by the Administrative Agent.

ARTICLE VIII
AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

SECTION 8.01  Compliance with Laws and Contractual Obligations.  Each Credit Party shall comply with all Requirements of Law (including with respect to the licenses, approvals, certificates, permits, franchises, notices, registrations and other governmental authorizations necessary to the ownership of its respective properties or to the conduct of its respective business, antitrust laws or Environmental Laws and laws with respect to social security and pension funds obligations) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Each Credit Party shall comply with all obligations under Material Contracts, including the Indenture and the 2015 Senior Convertible Notes Indenture.  In addition the Credit Parties are in compliance with all other contractual obligations binding upon them, except to the extent that any such failure to be in compliance could not reasonably be expected individually or in the aggregate to result in a Material Adverse Effect.  Each Credit Party shall have policies in place to observe the applicable requirements of the Patriot Act related requirements consistent with U.S. industry practice.

SECTION 8.02  Payment of Taxes and Claims.  Each Credit Party shall pay (a) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property, and (b) all claims (including claims for labor, services, materials and supplies) for sums material in the aggregate to such Credit Party which have become due and payable and which by law have or may become a Lien upon any of such Credit Party’s properties or assets, in each case prior to the time when any penalty or fine will be incurred by the Credit Party with respect thereto, except for such taxes, assessments, other governmental charges and claims that are being contested in a Permitted Protest to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 8.03  Conduct of Business and Preservation of Corporate Existence.  Each Credit Party shall (a) continue to engage in business of the same general type as now conducted by the Credit Parties, taken as a whole, and (b) preserve and maintain its corporate existence, rights (charter and statutory), licenses, consents, permits, notices or approvals and franchises deemed material to its business; provided that no Credit Party shall be required to preserve any right or franchise if (i) the Credit Party shall determine in good faith that the preservation thereof is no longer necessary, and (ii) that the loss thereof could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.04  Inspection of Property; Books and Records; Discussions.

(a)  At any reasonable time during normal business hours with prior notice, or at any time without notice if a Default or Event of Default shall have occurred and be continuing, each Credit Party shall permit any authorized representative(s) designated by any Agent to visit and inspect any of its assets, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence with regulators and other data relating to their respective businesses or the transactions contemplated by the Loan Documents (including in connection with environmental compliance, hazard, liability or insurance programs), and to discuss their affairs, finances and accounts with their officers and independent certified public accountants.  The visitations and/or inspections by or on behalf of any Agent shall be at the Credit Parties’ expense and all costs and expenses incurred by the Administrative Agent or the Collateral Agent in connection therewith shall constitute Lender Expenses hereunder; provided that so long as no Event of Default is continuing, the Credit Parties shall not be obligated to pay for more than such visitations and/or inspections in any twelve (12)-month period specified in SECTION 8.04(b) and 8.04(c) below.  Each Credit Party shall keep and maintain in all material respects proper, complete and accurate books of record and account, in which entries in conformity with GAAP shall be made of all dealings and financial transactions and the assets and business of such Credit Party in relation to their respective businesses and activities, including transactions and other dealings with respect to the Collateral.  If an Event of Default has occurred and is continuing and the Loans have been accelerated, the Administrative Borrower, upon the Administrative Agent or Collateral Agent’s request, shall make copies of or turn over any such records to the Administrative Agent, the Collateral Agent or their representatives.

(b)  Upon three (3) Business Days’ prior written notice to the Credit Parties, each Credit Party shall permit any authorized representatives of the Collateral Agent to conduct a field examination, at the Borrower’s expense, of any of the properties of such Credit Party, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public accountants, at such reasonable times during normal business hours and, subject to the proviso set forth below, as often as may be reasonably requested (a “Field Examination”); provided that so long as no Event of Default is continuing, the Borrowers shall not be obligated to pay the costs of more than four (4) field exams in any twelve (12) -month period.

(c)  Each Credit Party shall permit any authorized representatives of the Collateral Agent to conduct an appraisal of the Inventory of such Credit Party at such Credit Party’s expense; provided that so long as no Event of Default is continuing, the Borrowers shall not be obligated to pay the costs of more than two (2) such Inventory appraisals in any twelve (12) - month period.

SECTION 8.05  Maintenance of Properties.  Each Credit Party shall, maintain, preserve and protect consistent with past practice all of their tangible properties and Intellectual Property and other intangible assets which are material to the conduct of their business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and comply with the provisions of all Material Contracts (including material Mining Leases) to which each of them is a party so as to prevent any material loss or forfeiture thereof or thereunder.  Further, each Credit Party shall maintain all other contractual obligations binding upon it, except to the extent that any such failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  Each Credit Party shall (a) maintain such Credit Party’s rights in all Intellectual Property material to the conduct of its business, including all Registered Intellectual Property and all Trade Secrets owned or licensed by such Credit Party (b) take all commercially reasonable steps to preserve and protect such Intellectual Property, including maintaining the quality of any and all products or services used or provided in connection with any material Trademark, at least at the level of quality of the products and services as of the Closing Date, and (c) take all commercially reasonable steps to ensure that all licensed users of any such Intellectual Property use such substantially consistent standards of quality.

SECTION 8.06  Transactions with Affiliates.  Each Credit Party shall conduct all transactions otherwise permitted under this Agreement with any of its Affiliates on terms that are commercially reasonable and no less favorable to such Credit Party than such Credit Party would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate of such Credit Party.

SECTION 8.07  Further Assurances.  Each Credit Party shall take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as the Collateral Agent may reasonably require from time to time in order (a) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (b) to obtain, maintain, continue, validate or perfect its first-priority Liens on any of the Collateral or any other property of the Credit Parties, (c) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (d) to better assure, convey, grant, assign, transfer and confirm unto the Collateral Agent for the ratable benefit of the Lenders the rights now or hereafter intended to be granted to the Collateral Agent for the ratable benefit of the Lenders under this Agreement or any other Loan Document.

SECTION 8.08  Additional Security; Additional Guaranties; Further Assurances; Special Provision Relating to IRP Excepted Inventory.

(a)  In the event that any Credit Party acquires a fee interest in any Real Estate Asset and such interest has not otherwise been made subject to a Lien in favor of the Collateral Agent, for the benefit of the Lenders, then such Credit Party, within ten (10) days after (or such later time as the Collateral Agent may agree in the exercise of its reasonable discretion) acquiring such Real Estate Asset, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions, UCC financing statement filings (including fixture and as-extracted collateral filings) and certificates as the Collateral Agent shall reasonably request to create in favor of the Collateral Agent, for the benefit of the Lenders, a valid and, subject to any filing and/or recording referred to herein, perfected first-priority security interest in such Real Estate Asset and other Collateral.  In addition to the foregoing, the Administrative Borrower shall (a) deliver (x) an appraisal complying with FIRREA (if and to the extent required by FIRREA) and (y) within forty-five days of receipt of notice from the Administrative Agent or the Collateral Agent that the Real Estate Asset is located in a Special Flood Hazard Area, Federal Flood Insurance as required by SECTION 8.14 and (b) at the request of the Required Lenders, deliver, from time to time, to the Administrative Agent and the Collateral Agent such other appraisals as are required by law or regulation of Real Estate Assets with respect to which the Collateral Agent has been granted a Lien.

(b)  If any Credit Party enters into any Material Contract after the Closing Date, then such Credit Party shall notify the Agents thereof within fifteen (15) days thereafter, and such Credit Party shall promptly (and in any event, within sixty (60) days following the date of such Material Contract (including any Mining Lease that constitutes a Material Contract) or such later time as may reasonably be necessary, in the Collateral Agent’s reasonable discretion) use commercially reasonable efforts to execute and deliver to the Agents (i) all such Mortgages, documents, instruments, agreements, opinions and certificates that the Collateral Agent shall reasonably request to create in favor of the Collateral Agent, for the benefit of the Lenders, a valid and enforceable perfected first-priority Lien and security interest in such Leasehold Property (subject to Permitted Encumbrances), provided that no Credit Party will be required to enter into a Mortgage with respect to any Material Contract that constitutes a Lease if and to the extent such Material Contract contains a restriction on encumbrance, transfer or assignment that would be violated by such Mortgage so long as such Credit Party has used its commercially reasonable efforts to obtain landlord consent to such Mortgage as provided in clause (iii) below, (ii) each of the documents, instruments and other materials related thereto as may be reasonably requested by the Agents, (iii) using such Credit Party’s commercially reasonable efforts, a landlord consent and estoppel if required under the applicable Lease, or landlord estoppel certificate if no consent is required under the Lease; provided that any such landlord consent and/or estoppel shall be in form and substance reasonably acceptable to the Collateral Agent and shall address such matters as are reasonably required by the Lenders, which shall include, but not be limited to, a consent by the Landlord to the lien on such Lease in favor of the Collateral Agent to secure the Obligations, a waiver by the landlord of all statutory or other Liens that the Landlord has or could later have on any of the assets of the Lessee under such Lease, provided, further, that no Credit Party shall be required to pay a fee to the applicable lessor or to renegotiate the terms of the applicable Lease  in order to meet its obligation to use commercially reasonable efforts to obtain any such landlord consent and/or estoppel, (iv) evidence that the Lease (or a memorandum thereof) has been recorded in all places necessary or desirable, in the reasonable judgment of the Collateral Agent, to give constructive notice of such Lease to third-party purchasers and encumbrances of the affected real property, and (v) if requested by the Collateral Agent in respect of a Material Contract that is a Lease under which a Credit Party is the landlord, a subordination, non-disturbance and attornment agreement in a form reasonably acceptable to the Collateral Agent.

(c)  Formation of Subsidiaries.  The Credit Parties shall not form, acquire or have any Subsidiaries other than Credit Parties, and Subsidiaries that are acquired subject to the restrictions on Investments provided in SECTION 9.07 or in accordance with this SECTION 8.08(c).

(i)  Each Credit Party shall (i) cause each Person that becomes a Subsidiary of such Credit Party after the Closing Date promptly (and in any event within ten (10) days after the creation or acquisition of such Subsidiary) to guarantee the Obligations and to grant to the Collateral Agent, for the benefit of the Lenders, a security interest in the real, personal and mixed property of such Subsidiary to secure the Obligations, and (ii) promptly (and in any event within ten (10) days after the creation or acquisition of any Equity Interests) pledge, or cause to be pledged, to the Collateral Agent, for the benefit of the Collateral Agent and Lenders, all of the Equity Interests owned by a Credit Party of each Person that becomes a direct Subsidiary of such Credit Party, and all of the Equity Interests owned by a Credit Party, all in accordance with this SECTION 8.08, in the case of each of subclause (i) and (ii) above, to be accompanied by an opinion of counsel to such Credit Party, in form and substance satisfactory to the Administrative Agent.  The documentation for such guaranty, security and pledge shall be in form and substance reasonably satisfactory to the Administrative Agent or the Collateral Agent and shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by the Collateral Agent.

(ii)  At the time that any Credit Party forms any Subsidiary or acquires any Subsidiary after the Closing Date, such Credit Party shall promptly (i) cause such Subsidiary to execute and deliver to the Administrative Agent and the Collateral Agent the Security Agreement, and such security documents, as well as appropriate financing statements (including fixture and as-extracted collateral filings) , all in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent (including being sufficient to grant the Collateral Agent, on behalf of the Lenders, a first-priority Lien in and to the assets of such newly formed or acquired Subsidiary), and (ii) provide to the Administrative Agent and the Collateral Agent all other documentation, including, at the Collateral Agent’s request, one or more opinions of counsel reasonably satisfactory to the Administrative Agent and Collateral Agent, which in the opinion of each of them is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including the grant and perfection of any Lien contemplated thereby).  Any document, agreement, or instrument executed or issued pursuant to this paragraph (c) shall be a Loan Document.

(iii)  The Credit Parties agree to cause each Subsidiary of a Credit Party which, after the Closing Date, is required to become a Guarantor in accordance with the requirements of this SECTION 8.08 to, at their own expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record in any appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the creation and perfection of the Liens on its assets intended to be created pursuant to the relevant Security Documents.

(d)  The Liens required to be granted pursuant to this SECTION 8.08 shall be granted pursuant to the respective Security Documents previously executed and delivered by the Credit Parties (or other security documentation substantially similar to such Security Documents or otherwise reasonably satisfactory in form and substance to the Collateral Agent) for the benefit of the Lenders and shall constitute valid and enforceable first-priority perfected security interests on all of the Collateral subject thereto, prior to the rights of all third Persons and subject to no other Liens except Permitted Encumbrances, and with such exceptions, conditions and qualifications, as shall be permitted by the respective Security Documents.  Any Security Documents and other instruments related thereto or related to existing Security Documents shall be duly recorded or filed in such manner and in such places and at such times as are required by law to create, maintain, effect, perfect, preserve, maintain and protect the Liens, in favor of the Collateral Agent for the benefit of the Lenders, required to be granted pursuant to the Security Documents and all taxes, fees and other charges payable in connection therewith shall be paid in full by the Borrowers.  At the time of the execution and delivery of any Security Documents, the Borrowers will, at the request of the Collateral Agent, cause to be delivered to the Collateral Agent such customary opinions of counsel and other related documents as may be reasonably requested by the Collateral Agent to assure that this SECTION 8.08 has been complied with.

(e)  Each Credit Party agrees that each action required above by this SECTION 8.08 shall be completed as promptly as reasonably practicable after such action is requested to be taken by the Administrative Agent or the Collateral Agent, provided that any action required above by this SECTION 8.08 with respect to a newly formed, created or acquired Subsidiary shall be completed as promptly as practicable but in any event within ten (10) days following the formation, creation or acquisition of such Subsidiary.

(f)  Notwithstanding the foregoing in this SECTION 8.08, none of the actions set forth on Annex C which are otherwise required to be taken by the Credit Parties under this SECTION 8.08 shall be required to be taken with respect to the IRP Excepted Inventory or the IRP Excepted Real Estate Asset until such time as the Borrowers (in their discretion) desire that any IRP Excepted Inventory be included in the calculation of the Borrowing Base and, then, as a condition to the inclusion of any particular IRP Excepted Inventory in the calculation of the Borrowing Base, (w) the conditions set forth in Annex C attached hereto shall be satisfied to the extent (and only to the extent) that such conditions on Annex C relates to such item of IRP Excepted Inventory to be included in the calculation of the Borrowing Base or to any or IRP Excepted Real Estate Asset from which such IRP Excepted Inventory originates or upon which such IRP Excepted Inventory is or will at any time be located, (x) such Inventory shall constitute Eligible Inventory, (y) the Administrative Agent shall have received or conducted (at the expense of the Credit Parties and without counting the same against the limitations for cost reimbursement set forth in this Agreement) (A) Field Examinations, from examiners reasonably satisfactory to the Administrative Agent, of such Inventory to be included in the Borrowing Base and (B) such other due diligence as the Administrative Agent may reasonably require, all of the results of the foregoing to be reasonably satisfactory to the Administrative Agent and (z) the delivery to the Administrative Agent of an updated Borrowing Base Certificate reflecting the inclusion of such Inventory in the Borrowing Base.

SECTION 8.09  Powers; Conduct of Business.  Each Credit Party shall qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified except for those jurisdictions where failure to so qualify does not have or could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.10  Use of Proceeds.  Proceeds of the Loans shall be used solely in accordance with SECTION 2.02 hereof.

SECTION 8.11  Obtaining of Permits, Etc.  Each Credit Party shall obtain, maintain and preserve all Permits which are necessary or useful in the proper conduct of its business, except where the failure to maintain and preserve such permits, licenses, authorizations, approvals, entitlements and accreditations does not or could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.12  Environmental.  Each Credit Party shall (a) comply, and cause its Subsidiaries to comply, in all material respects with Environmental Laws and provide to the Collateral Agent documentation of such compliance which Collateral Agent reasonably requests, which documentation shall include a notice by the Administrative Borrower six (6) months after the Closing Date of the steps taken by the Credit Parties to address any outstanding matters described on Schedule 6.01(p), (b) promptly provide the Collateral Agent a copy of any document provided to a Governmental Authority concerning any Release of a Hazardous Material from or onto property owned or operated by the Credit Parties and take any Remedial Actions required of the Credit Parties by Environmental Laws or otherwise appropriate to abate said Release or avoid Environmental Liabilities and Costs, and (c) perform any Remedial Action at property owned or operated by the Credit Parties (i) that is required of the Credit Parties pursuant to any Environmental Law or agreement with a Governmental Authority, or (ii) that was initiated prior to the Closing Date and is identified on Schedule 6.01(p).

SECTION 8.13  Mining.  The Credit Parties will, (a) take all commercially reasonable efforts to ensure that all of their respective tenants, subtenants, contractors, subcontractors, and invitees comply with all applicable Mining Laws, and obtain, comply and maintain any and all Mining Permits, applicable to any of them, and (b) conduct and complete all material investigations, studies, sampling and testing, and all remedial, removal and other actions in each case required under applicable Mining Laws and promptly comply in all respects with all lawful orders and directives of any Governmental Authority in respect of applicable Mining Laws.

SECTION 8.14  Maintenance of Insurance.  Each Credit Party shall maintain (in the name of such Credit Party), insurance with financially sound and reputable insurance companies or associations (including, without limitation, commercial general liability insurance, property insurance, Flood Insurance and business interruption insurance) with respect to their Properties (including all Real Estate Assets leased or owned by them) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.  All such property and casualty policies shall name the Collateral Agent as loss payee, and all policies of liability insurance shall name the Collateral Agent an additional insured.  All certificates of insurance are to be delivered to the Collateral Agent and the policies shall contain a loss payable and additional insured endorsements in favor of the Collateral Agent (substantially in the form reasonably requested by the Collateral Agent), and shall provide for not less than forty-five  (45) days’ prior written notice to the Collateral Agent before any such policy or policies of insurance shall be altered or canceled and that no act or default of the Credit Parties or any other Person shall affect the right of Collateral Agent to recover under such policy or policies of insurance in case of loss or damage.  Notwithstanding the requirement above, Federal Flood Insurance shall not be required for (x) Real Estate Assets not located in a Special Flood Hazard Area, or (y) Real Estate Assets located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.

SECTION 8.15  Condemnation.  Immediately upon learning of the institution of any Condemnation of any of its material owned or leased real property, any Credit Party shall notify each of the Agents of the pendency of such proceeding.

SECTION 8.16  Fiscal Year.  Each Credit Party shall cause its Fiscal Year to end on December 31 of each year unless the Required Lenders consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).

SECTION 8.17  Payment of Contractual Obligations.  Each Credit Party shall pay on a timely basis any and all premiums, cash reserves, claims or other payment obligations in respect of any material insurance policy or any insurance covering the Collateral, and pay on a timely basis any and all amounts due and payable, and perform all of its obligations, under all Material Contracts.

SECTION 8.18  Change in Collateral; Collateral Records.  Each Credit Party shall advise the Collateral Agent promptly, in sufficient detail, of any change which could reasonably be expected to have a Material Adverse Effect relating to the value of the Collateral or the Lien granted thereon and execute and, upon the Collateral Agent’s reasonable request, deliver, and cause each of its Subsidiaries to execute and deliver, to the Collateral Agent from time to time, solely for the Collateral Agent’s convenience in maintaining a record of Collateral, such written statements and schedules, maintained by the Borrowers and their Subsidiaries in the ordinary course of business, as the Collateral Agent may reasonably require, designating, identifying or describing the Collateral.

SECTION 8.19  Cash Management.  (i) Subject to SECTION 8.21, no Credit Party shall have any Deposit Account or Securities Account other than accounts maintained in accordance with SECTION 9.15 hereof and the Administrative Borrower shall cause the Lenders to have a valid, perfected, first-priority security interest in such accounts except as otherwise specified in SECTION 9.15.

(b)  Subject to SECTION 8.21, no Credit Party shall close any Deposit Account or Securities Account or any lockbox maintained by it as of the date hereof without the prior written consent of the Collateral Agent.

(c)  Subject to SECTION 8.21, each Credit Party shall take all reasonable steps necessary from time to time to deposit or cause to be deposited promptly all of their Collections (including those sent in cash or otherwise directly to a Credit Party) into an account subject to a Control Agreement.

(d)  The Collateral Agent shall give notice of cash dominion under any Control Agreement and apply any amounts on deposit or received in the related account upon the occurrence and during the continuance of any Cash Dominion Event and, once given, such cash dominion shall continue until the earlier of (i) the date on which no Cash Dominion Event is continuing, and (ii) such time as the Commitments have been terminated and all Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) have been paid in full.

SECTION 8.20  Location of Equipment.  Each Credit Party will keep its Equipment only at any of the locations identified on Schedule 6.01(aa)(2) or in transit from one such location to another; provided, however, that the Administrative Borrower may amend Schedule 6.01(aa) so long as such amendment occurs by written notice to the Collateral Agent not less than thirty (30) days prior to the date on which the list of locations has changed and such Equipment is moved to such new location in the United States.

SECTION 8.21  Post-Closing Matters.  Each Credit Party shall satisfy each condition and complete each item set forth on Schedule 8.21 attached hereto on or before the time specified on Schedule 8.21 with respect to such condition or item.

SECTION 8.22  Inventory.  Each Credit Party shall maintain its Inventory only (a) at locations that are (i) owned or leased by the Credit Parties, or (ii) subject to a Collateral Access Agreement or will be within sixty (60) days from the Closing Date (or such later date as the Collateral Agent may agree in its sole discretion), or (b) in transit from one such location to another.

ARTICLE IX
NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

SECTION 9.01  Liens.  It shall not create, incur, assume or suffer to exist any Lien upon or with respect to any of its property or assets, whether now owned or hereafter acquired, or assign or otherwise transfer any account receivable or other right to receive income, other than Permitted Encumbrances.

SECTION 9.02  Indebtedness; Voluntary Prepayments.  It shall not create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to any Indebtedness, other than Permitted Indebtedness.  The Credit Parties shall not (a) voluntarily prepay the principal of the Senior Notes (except pursuant to a Permitted Refinancing), or (b) voluntarily prepay, repurchase, redeem, defease, or effect any settlement, in each case, in whole or in part, of the principal of, or make any payment in respect of any conversion of, any of the 2015 Convertible Note Debt or the 2018 Convertible Note Debt (except pursuant to a Permitted Refinancing), in each case of clauses (a) and (b), in cash (other than the payment of cash in lieu of the issuance of any fractional shares upon the conversion of any 2015 Senior Convertible Note or 2018 Senior Convertible Note to the holder thereof, provided, that the aggregate amount of all such payments of cash in lieu of the issuance of any fractional shares shall not exceed $4,000,000 during the term of this Agreement), unless, in each case of clauses (a) and (b), immediately prior to the making of any such prepayment, repurchase, redemption, defeasance or settlement , the Administrative Agent shall have received a certificate of a Senior Officer of the Borrowers, in form and substance satisfactory to the Administrative Agent, certifying and attaching calculations and projections demonstrating that (i) the sum of (x) Unrestricted Cash and (y) Availability is not less than $50,000,000 after giving effect to such prepayment, and (ii) after giving effect to such prepayment, the Consolidated Fixed Charge Coverage Ratio, on a pro forma basis for the four Fiscal Quarters most recently preceding such prepayment and a projected pro forma basis for each Fiscal Quarter the during the immediately succeeding four (4) Fiscal Quarter period after such prepayment, is equal to or greater than 1.10 to 1.00 (with all such calculations to be made based on trade payables being paid currently in accordance with usual and customary standards for the coal mining industry, expenses and liabilities being paid in the ordinary course of business and without any deterioration of working capital and acceleration of sales).

SECTION 9.03  Consolidation, Merger, Subsidiaries, Etc.  It shall not liquidate or dissolve, consolidate with, or merge into or with, any other corporation, provided that this SECTION 9.03 shall not prevent (i) a merger or consolidation involving only a Borrower and one or more of its Subsidiaries pursuant to which a Borrower is the surviving party, (ii) a merger or consolidation involving only one or more Wholly-Owned Domestic Subsidiaries of a Borrower pursuant to which the surviving Person is a Wholly-Owned Domestic Subsidiary of a Borrower that is a Credit Party, (iii) a merger or consolidation that has the effect of a disposition of assets permitted by SECTION 9.04 or an Investment permitted by SECTION 9.07, or (iv) purchase or otherwise acquire all or substantially all of the capital stock or assets of any Person (or of any division or business unit thereof).

SECTION 9.04  Asset Dispositions, Etc.  It shall not sell, transfer, lease or otherwise dispose of, or grant options, warrants or other rights with respect to, any of its assets (including any capital stock or Indebtedness of any Person), (each an “Asset Disposition”) except:

(a)  sales, transfers, leases or other dispositions of (i) Inventory or rights to Inventory, (ii) surplus equipment and (iii) Permitted Investments, in each case in the ordinary course of business;

(b)  sales, transfers, leases or other dispositions of assets to a Credit Party;

(c)  the discount or sale, in each case without recourse and in the ordinary course of business, of receivables more than ninety (90) days overdue and arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(d)  sales or other dispositions in the ordinary course of business of equipment and other tangible assets that have become obsolete, uneconomic, worn-out or no longer useful in the business of a Credit Party or its Subsidiaries;

(e)  Restricted Payments permitted by the terms of this Agreement;

(f)  dispositions of cash and Cash Equivalents in the ordinary course of business;

(g)  nonexclusive licenses of Intellectual Property of a Credit Party or its Subsidiaries entered into in the ordinary course of business;

(h)  in connection with a transaction permitted under SECTION 9.03 or SECTION 9.07;

(i)  dispositions with an aggregate fair market value not exceeding one hundred million Dollars ($100,000,000) in the aggregate after the Closing Date; provided, that with respect to sales, conveyances, transfers, leases, subleases, licenses, assignments and other dispositions of Equipment and Real Estate Assets, which are not replaced with Replacement Assets within one hundred eighty (180) days, if the Administrative Borrower notifies the Administrative Agent in writing within such 180 day period that it or the applicable Subsidiary intends to replace such Equipment or Real Estate Asset, then such Borrower or such applicable Subsidiary shall, so long as no Event of Default shall have occurred and be continuing, be permitted to do so as specified within three hundred and sixty five (365) days of the Disposition of such Equipment or Real Estate Asset; and

(j)  any Credit Party shall have the right (i) to terminate or allow to expire or to not renew any Lease in the ordinary and normal course of its business that is no longer needed for the ongoing operations of such Credit Party; or (ii) to enter into subleases, easements, licenses and other similar agreements relating to portions of its Property with third parties in the ordinary course of business of such Credit Party, to the extent that any such sublease, easement, license or other like agreement or does not otherwise relate to a material portion of the Property; and in all cases under clauses (i) and (ii), provided that such action or event could not reasonably be expected to result in a Material Adverse Effect.

SECTION 9.05  Limitation on Issuance of Equity Interests of Subsidiaries.  No Subsidiary of JRCC shall issue or sell or enter into any agreement or arrangement for the issuance and sale of any shares of its capital stock or of any other Equity Interests, any Securities convertible into or exchangeable for its capital stock or other Equity Interests or any warrants, options or other rights for the purchase or acquisition of any of its capital stock or Equity Interests, other than (a) as set forth on Schedule 6.01(e), (b) the issuance of capital stock to a Borrower or Wholly-Owned Subsidiaries of such Borrower, (c) the issuance of capital stock of directors’ qualifying shares, (d) issuances to employees pursuant to existing employee stock option plan as set forth on Schedule 6.01(e).

SECTION 9.06  Limitations on Dividends and Distributions and Other Payment Restrictions Affecting Subsidiaries.  It shall not create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on its ability to, (a) pay dividends or to make any other distribution on any shares of its Equity Interests, (b) subordinate or to pay, prepay, redeem or repurchase any Indebtedness owed to any Credit Party, (c) make loans or advances to any Credit Party, or (d) transfer any of its property or assets to any Credit Party; provided, however, that nothing in clauses (a) through (d) of this SECTION 9.06 shall prohibit or restrict:  (i) any restriction under this Agreement or the other Loan Documents; (ii) any Applicable Law, rule or regulation (including applicable currency control laws and applicable state or provincial corporate statutes restricting the payment of dividends or any other distributions in certain circumstances); (iii) any restriction set forth in any document or agreement governing or securing any Existing Debt; (iv) in the case of clause (d) any restrictions on the subletting, assignment or transfer of any property or asset included in a lease, license, sale conveyance or similar agreement with respect to such property or asset; (v) in the case of clause (d) any holder of a Permitted Encumbrance from restricting on customary terms the transfer of any property or assets subject to such Permitted Encumbrance; (vi) customary provisions restricting assignment of any licensing agreement or other contract entered into by the Credit Parties in the ordinary course of business; (vii) restrictions on the transfer of any asset pending the close of the sale of such asset; or (viii) customary provisions requiring payment on a pro rata basis of dividends or other distributions by any non-Wholly-Owned Subsidiary that is not a Credit Party set forth in the organizational documents for such Subsidiary so long as such provisions were not entered into in connection with any other agreement or arrangement not otherwise permitted under this SECTION 9.06.

SECTION 9.07  Investments.  It shall not directly or indirectly, hold, own or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any Investment, except for Permitted Investments and Permitted Acquisitions.

SECTION 9.08   Sale and Leaseback.  It shall not directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capitalized Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) that a Credit Party has sold or transferred or is to sell or transfer to any other Person, or (ii) that a Credit Party intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by such Credit Party or any other Credit Party to any Person in connection with such lease (a “Sale and Leaseback”) in excess of $50,000,000 individually and in the aggregate for all such Sale and Leaseback transactions consummated after the Closing Date.

SECTION 9.09  Negative Pledges.  It shall not enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except  (a) pursuant to this Agreement and the Security Documents, (b) pursuant to any document or instrument governing Existing Debt (including the Indenture, together with any other indenture, document or instrument governing the terms of any Indebtedness incurred in connection with a Permitted Refinancing so long as the prohibitions contained therein are not any more restrictive than those in the Indenture), or governing Capitalized Leases or purchase money debt incurred pursuant to SECTION 9.02, or if any such restriction contained therein relates only to the asset or assets acquired in connection therewith or in connection with any Lien permitted by SECTION 9.01, or any Disposition permitted by SECTION 9.04, (c) prohibitions or conditions under Applicable Law, rule or regulation, (d) any agreement or instrument to which any Person is a party existing on the date such Person first becomes a Subsidiary of a Credit Party or the date such agreement or instrument is otherwise assumed by a Credit Party (so long as such agreement or instrument was not entered into solely in contemplation of such Person becoming a Subsidiary of a Credit Party or such assumption and such prohibitions or conditions do not affect any other Subsidiary of the Credit Party (other than Subsidiaries of such Person having primary obligation for repayment of such Indebtedness)), (e) customary provisions restricting subletting, transfer, assignment of any Lease governing any leasehold interest of a Credit Party, and customary provisions in any Lease of any Credit Party restricting the encumbrance of the leasehold interest which is the subject of such Lease without the prior consent of the landlord under such Lease, and (f) customary provisions restricting assignment of any licensing agreement or other contract entered into by a Credit Party in the ordinary course of business; or restrictions on the transfer of any asset pending the close of the sale of such asset.

SECTION 9.10   Change in Nature of Business.  Except as expressly permitted hereunder, it shall not make any material change in the nature of its business as such business is carried on as of the Closing Date or any business substantially related or incidental thereto.  It shall not modify or change its fiscal year or materially modify or change its method of accounting (other than as may be required to conform to GAAP or, with respect to Subsidiaries, to conform to the Administrative Borrower’s Fiscal Year) or enter into, modify, or terminate any agreement currently existing or at any time hereafter entered into with any third-party accounting firm or service bureau for the preparation or storage of the Credit Parties’ accounting records in a manner that would result in said accounting firm or service bureau declining to provide the Agents with information regarding the Credit Parties’ financial condition.

SECTION 9.11  Change Name.  It shall not change a Credit Party’s name, organizational identification number, state of organization, or organizational identity; provided, however, that a Credit Party or a Subsidiary of a Credit Party may change its name or state of organization upon at least thirty (30) days’ prior written notice by the Administrative Borrower to the Administrative Agent and the Collateral Agent of such change and so long as, at the time of such written notification, such Credit Party or such Subsidiary provides any financing statements, fixture filings or other documents necessary to perfect and continue perfected Liens.

SECTION 9.12  Modifications of Indebtedness, Organizational Documents and Certain Other Agreements.  It shall not amend, modify or otherwise change, (a) its certificate of incorporation or bylaws (or other similar organizational documents), including by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its capital stock (including any shareholders’ agreement) except any such amendments, modifications or changes pursuant to this clause that either individually or in the aggregate would not be materially adverse to the interests of the Lenders, (b) its accounting policies or reporting practices, except as may be required by GAAP or Applicable Law, (c) the Indenture (including, without limitation, the Senior Notes), (d) the 2015 Convertible Note Debt Documents (including, without limitation, the 2015 Senior Convertible Notes), (e) the 2018 Convertible Note Debt Documents (including, without limitation, the 2018 Senior Convertible Notes) or (f) the Purchase Agreement and the related documents, except any such amendments, modifications or changes pursuant to clauses (c), (d), (e) or (f) that either individually or in the aggregate would not be materially less favorable to the interests of the Administrative Agent, the Collateral Agent, any Lender, any L/C Issuer or any Credit Party (provided that it is understood that any amendment, modification or change to shorten the maturity of the Indebtedness described in clauses (c), (d) or (e) shall be deemed to be materially less favorable to the interests of the Administrative Agent, the Collateral Agent, each Lender, each L/C Issuer and each other Credit Party).

SECTION 9.13  Federal Reserve Regulations.  It shall not use any Loan or the proceeds of any Loan for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X.

SECTION 9.14  Investment Company Act of 1940.  It shall not engage in any business, enter into any transaction or take any other action that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

SECTION 9.15  Securities Accounts; Deposit Accounts.  Subject to the Security Agreement and except as permitted by SECTION 5.01(v), it shall not establish or maintain any Securities Account, Deposit Account or similar account unless the Collateral Agent shall have received a Control Agreement in respect of such Securities Account, Deposit Account or similar account; provided that this requirement shall not apply to (A) any Deposit Account with an average daily balance of less than $100,000, so long as the aggregate daily balances in all such accounts do not exceed $1,000,000, (B) any payroll, withholding tax or other fiduciary account, or (C) any account for payment of workers compensation and employment claims.  Each Credit Party shall comply in all material respects with the provisions of each Control Agreement to which it is a party.

SECTION 9.16   Impairment of Security Interests.  Except as otherwise permitted pursuant to any of the Loan Documents, it shall not directly or indirectly, take any action or do anything that would have the effect of terminating, limiting in or impairing the perfection or priority of any Lien securing the Obligations except as expressly permitted under any Loan Document.

SECTION 9.17  Restricted Payments.  It shall not make any Restricted Payment, except (a) intercompany loans and advances between Credit Parties to the extent permitted by SECTION 9.07, (b) dividends and distributions by a Credit Party to the Credit Party that holds of the Stock of such Credit Party, (c) employee loans permitted under SECTION 9.02, and (d) payments of principal and interest of intercompany notes issued in accordance with SECTION 9.02.

SECTION 9.18  OFAC; Patriot Act.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to fail to comply with the laws, regulations and executive orders referred to in SECTION 6.01(dd).

ARTICLE X
FINANCIAL COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

SECTION 10.01  Consolidated Fixed Charge Coverage Ratio.  Upon the commencement and during the continuation of a Trigger Event Period, the Credit Parties shall not permit the Consolidated Fixed Charge Coverage Ratio for (a) the Measurement Period ending immediately prior to the occurrence of such Trigger Event Period for which the Credit Parties have delivered financial statements pursuant to subsections (a) and (b) of SECTION 7.01, (b) any Measurement Period ending immediately prior the commencement of such Trigger Event Period but after the Measurement Period described in clause (a) (if any) and (c) each Measurement Period ending during the continuation of such Trigger Event Period, in each case, to be less than 1.10 to 1.00 as of the last day of any such Measurement Period.

SECTION 10.02  Capital Expenditures.  At any time during the continuation of a Liquidity Event, the amount of Capital Expenditures made (whether made before or after the occurrence of such Liquidity Event) by the Credit Parties in any Fiscal Year during which such Liquidity Event occurs or continues shall not exceed the amount set forth opposite such Fiscal Year below:

Fiscal Year Ending	Capital Expenditures.
December 31, 2011	$140 million
December 31, 2012	$115 million
December 31, 2013	$105 million
December 31, 2014 and each Fiscal Year thereafter	$130 million

ARTICLE XI
EVENTS OF DEFAULT, RIGHTS AND REMEDIES

SECTION 11.01   Events of Default.  Each of the following occurrences shall constitute an event of default (an “Event of Default”) under this Agreement.

(a)  Failure to Make Payments When Due.  The Borrowers shall fail to pay (i) any principal or interest when due, or (ii) any fees, Lender Expenses or any other monetary Obligation, and such failure shall continue for a period of three (3) Business Days after such amount was due (in each case, whether by scheduled maturity, required prepayment, acceleration, demand or otherwise).

(b)  Breach of Certain Covenants.  Any Credit Party shall fail to perform or comply with any covenant or agreement contained in SECTION 7.03, SECTION 8.03, SECTION 8.04, SECTION 8.08(c), SECTION 8.10, SECTION 8.11, SECTION 8.21, ARTICLE IX, or ARTICLE X under this Agreement.

(c)  Breach of Representation or Warranty. Any representation, warranty or statement made or deemed made by or on behalf of any Credit Party or by any officer of the foregoing under any Loan Document or in any report, certificate, or other document delivered to any Agent or any Lender pursuant to any Loan Document prove to be incorrect or misleading in any material respect when made or deemed made.

(d)  Five (5) Day Cure Period.  Any Credit Party shall fail to perform or comply with any covenant or agreement contained in ARTICLE VII, except for SECTION 7.03, and such default shall continue for five (5) Business Days or more.

(e)  Other Defaults (Thirty (30) - Day Cure).  Any Credit Party shall fail to perform or comply with any other covenant or agreement not specified in clauses (a), (b), (c) or (d) above and such failure continues for a period of thirty (30) days after learning of such failure or receiving written notice thereof from any Agent or any Lender, provided that if such cure is not completed within such thirty (30)-day period, so long as such Credit Party has a commitment to cure and diligently pursues to complete such cure, such period shall be extended an additional thirty (30) days thereafter.

(f)  Default as to Other Indebtedness.  Any Credit Party or any Subsidiary of a Credit Party shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness if the aggregate amount of such Indebtedness is in excess of $10,000,000 in the aggregate and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness, if the effect thereof (with or without the giving of notice or lapse of time or both) is to permit or require an acceleration, mandatory redemption or other required repurchase of such Indebtedness or, as to such Indebtedness, permit the holder or holders of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness; or any Indebtedness if the aggregate amount of such Indebtedness is in excess of $10,000,000 shall be declared due and payable (by acceleration or otherwise) by a Person (other than a Credit Party or any Subsidiary of a Credit Party) as a result of a breach, Default or Event of Default by a Credit Party or any Subsidiary of a Credit Party, or required to be prepaid, redeemed or otherwise repurchased by any Credit Party or any Subsidiary of a Credit Party (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or the holder or holders of any Lien, securing obligations of $10,000,000 or more, shall commence foreclosure of such Lien upon property of any Credit Party or any Subsidiary of a Credit Party.

(g)  Voluntary Bankruptcy Proceeding.  Any Credit Party (i) shall institute any proceeding or voluntary case seeking to adjudicate it as bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, receiver and manager, interim receiver, sequestrator, administrator, monitor, custodian or other similar official for any such Credit Party or any Subsidiaries or for any substantial part of its property, (ii) shall consent to the entry of an order for relief in an involuntary bankruptcy case or to the conversion of an involuntary case to a voluntary case under bankruptcy, insolvency or reorganization law, (iii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iv) shall make a general assignment for the benefit of creditors, or (v) shall take any action to authorize or effect any of the actions set forth above in this SECTION 11.01(g).

(h)  Involuntary Bankruptcy Proceeding.

(i)  An involuntary case shall be commenced against any Credit Party or any Subsidiary of a Credit Party and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of such Credit Party or Subsidiary of a Credit Party in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, provincial, local or foreign law; or the board of directors of such Credit Party or Subsidiary of a Credit Party (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

(ii)  A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, receiver and manager, administrator, monitor, custodian or other officer having similar powers over any Credit Party or any Subsidiary of a Credit Party or over all or a substantial part of their respective assets shall be entered; or an interim receiver, trustee or other custodian of any Credit Party or any Subsidiary of a Credit Party or of all or a substantial part of their respective assets shall be appointed or a warrant of attachment, execution or similar process against any substantial part of their respective assets shall be issued and any such event shall not be stayed, dismissed, bonded or discharged; or the board of directors of any Credit Party or any Subsidiary of a Credit Party (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

(i)  Invalidity of Documents.  A court of competent jurisdiction shall declare that any material provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against a Credit Party intended to be a party thereto; or the validity or enforceability thereof shall be contested by any Credit Party that is a party thereto; or a proceeding shall be commenced by a Credit Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof; or a Credit Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document.

(j)  Loan Documents; Impairment.  At any time, for any reason, (i) any Loan Document shall for any reason (other than pursuant to the express terms hereof or thereof) fail or cease to create a valid and perfected Lien on any Collateral or the Liens intended to be created or perfected thereby are, or any Credit Party seeks to render such Liens, invalid or unperfected with respect to any Collateral except as otherwise contemplated hereby or thereby, or (ii) Liens with respect to any Collateral in favor of the Collateral Agent contemplated by the Loan Documents shall be invalidated or otherwise cease to be in full force and effect, or such Liens shall be subordinated or shall not have the priority contemplated hereby or by the other Loan Documents (subject to Permitted Encumbrances and to the exceptions set forth in the applicable Security Documents).

(k)  Judgments.  One or more judgments or judicial or administrative orders for the payment of money exceeding ten million Dollars ($10,000,000) in the aggregate shall be rendered against a Credit Party or any Subsidiary of a Credit Party and remain unsatisfied, undischarged, unvacated or unbonded for thirty (30) or more days; provided, however, that any such judgment or order shall not give rise to an Event of Default under this SECTION 11.01(k) if and to the extent that (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof, and (ii) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order.

(l)  Change of Control.  A Change of Control shall have occurred.

(m)  ERISA.  With respect to any Plan or Benefit Plan, as applicable, (i) a prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA occurs which could reasonably be expected to result in material liability to any Credit Party, (ii) any accumulated funding deficiency (within the meaning of Section 412 of the Code and Section 302 of ERISA), whether or not waived, shall exist with respect to any Benefit Plan, or (iii) the occurrence of any ERISA Event; provided, however, that the events listed in clauses (i) through (iii) shall constitute Events of Default only if the liability or deficiency of any Credit Party or ERISA Affiliate, would reasonably be expected to exceed five million Dollars ($5,000,000) in any Fiscal Year and ten million Dollars ($10,000,000) in the aggregate for all such events.

(n)  Failure of Guaranty. Any Guaranty under ARTICLE XII for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under its Guaranty (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents).

(o)  Lack of Security Interest. Any Lien created under any Loan Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid, perfected and, with respect to the Credit Parties, first priority (except as otherwise expressly provided in this Agreement) Lien on any material Collateral covered thereby, except to the extent that any such loss of perfection or priority results from any action by Collateral Agent.

(p)  Mandatory Repurchase of Senior Convertible Notes.  Any event shall occur or other condition shall exist under any 2015 Convertible Note Debt Document, 2018 Convertible Note Debt Document or otherwise, if the effect thereof (with or without the giving of notice or lapse of time or both) is to permit or require an acceleration, mandatory prepayment, mandatory redemption, mandatory offer to repurchase or prepay, mandatory defeasance or other required repurchase or other payment of principal on account of or in respect of all or any portion of the 2015 Convertible Note Debt or the 2018 Convertible Note Debt, in each case, in cash (other than (x) any voluntary prepayment, defeasance, repurchase or redemption by JRCC in connection with a Permitted Refinancing or otherwise permitted under SECTION 9.02 and (y) the payment of cash in lieu of the issuance of any fractional shares upon the conversion of any 2015 Senior Convertible Note or 2018 Convertible Note to the holder of such 2015 Senior Convertible Note or 2018 Convertible Note, provided, that the aggregate amount of all such payments of cash in lieu of the issuance of any fractional shares shall not exceed $4,000,000 during the term of this Agreement) or permit any holder of the 2015 Convertible Note Debt or 2018 Convertible Note Debt (as applicable) to accelerate the maturity of the 2015 Convertible Note Debt or the 2018 Convertible Note Debt (as the case may be) or require the prepayment, redemption, offer to repurchase or prepay, defeasance or other repurchase of all or any portion of the 2015 Convertible Note Debt or the 2018 Convertible Note Debt, in each case, in cash (other than the payment of cash in lieu of the issuance of any fractional shares upon the conversion of any 2015 Senior Convertible Note or 2018 Convertible Note to the holder thereof, provided, that the aggregate amount of all such payments of cash in lieu of the issuance of any fractional shares shall not exceed $4,000,000 during the term of this Agreement).

SECTION 11.02  Remedies.  If any Event of Default specified in SECTION 11.01 shall have occurred and be continuing, the Administrative Agent and the Collateral Agent (at the direction of the Administrative Agent) may, and upon the written request of Required Lenders shall, by written notice to the Administrative Borrower, take any or all of the following actions, without prejudice to the rights of any other Agent, any Lender or any L/C Issuer to enforce its claims against any Credit Party:  (i) terminate or reduce the Commitments, whereupon the Commitments shall immediately be terminated or reduced, (ii) declare all or a portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of such Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and all other Obligations shall become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and (iii) exercise any and all of its other rights and remedies hereunder, under the other Loan Documents, under Applicable Law and otherwise; provided, however, that upon the occurrence of any Event of Default described in SECTION 11.01(g) or SECTION 11.01(h), the Commitments and shall automatically terminate and the Loans then outstanding, together with all accrued and unpaid interest thereon, all fees, all other amounts due under this Agreement or any other Loan Document and all other Obligations shall become immediately due and payable automatically, without presentment, demand, protest or notice of any kind, all of which are expressly waived by the Credit Parties, and provided further that the Collateral Agent shall pay and apply the proceeds of any sale or other disposition of the Collateral, or any part thereof, resulting from the exercise of the remedies as provided for in this SECTION 11.02 in accordance with SECTION 2.09.

SECTION 11.03  Waivers by the Credit Parties.  Except as otherwise provided for in this Agreement and Applicable Law, the Credit Parties waive (i) presentment, demand, protest, notice of presentment or dishonor, notice of intent to accelerate and notice of acceleration, (ii) all rights to notice and a hearing prior to the Lenders taking possession or control of, or to the Lenders’ replevin, attachment or levy upon, any collateral securing the Obligations or any bond or security which might be required by any court prior to allowing such Lenders to exercise any of their remedies, (iii) the benefit of all valuation, appraisal and exemption laws, and (iv) all rights of set-off against any Lender as it applies to the payment of the Obligations.  The Credit Parties acknowledge that they have been advised by counsel of their choice with respect to this Agreement, the other Loan Documents and the transactions evidenced by this Agreement and the other Loan Documents.

ARTICLE XII
GUARANTY OF OBLIGATIONS

SECTION 12.01  Guaranty.  In order to induce the Agents and the Lenders to enter into this Agreement and to make available the Loans hereunder, and in recognition of the direct benefits to be received by each Guarantor from the proceeds of the Loans, each Guarantor hereby agrees with the Administrative Agent and the Collateral Agent, for the benefit of the Agents, the Lenders and the L/C Issuers, as follows:  each Guarantor hereby jointly, severally, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and prompt payment when due, whether upon maturity, acceleration or otherwise, and the performance, of any and all of the Obligations of all other Credit Parties (such Obligations, collectively, the “Guaranteed Obligations”).  If any or all of the Obligations becomes due and payable hereunder, each Guarantor irrevocably and unconditionally promises to pay the Guaranteed Obligations to the Collateral Agent, for the benefit of the Agents, the Lenders and the L/C Issuers.

SECTION 12.02  Nature of Liability.  The Guarantors agree that this Guaranty is a guaranty of payment and performance and not of collection, and that their obligations under this Guaranty shall be primary, absolute and unconditional, irrespective of, and the liability of each Guarantor shall not be affected by, nor shall this Guaranty be discharged or reduced by reason of:

(a)  the genuineness, validity, regularity, enforceability or any future amendment of, or change in this Guaranty, any other Loan Document or any other agreement, document or instrument to which any Credit Party and/or Guarantors are or may become a party;

(b)  the absence of any action to enforce this Guaranty or any other Loan Document or the waiver or consent by the Administrative Agent, the Collateral Agent, the L/C Issuers and/or Lenders with respect to any of the provisions thereof;

(c)  any other continuing or other guaranty, undertaking or maximum liability of a Guarantor or of any other party as to the Guaranteed Obligations, or any payment on or in reduction of any such other guaranty or undertaking;

(d)  the incapacity or any change in the name, style or constitution of any Credit Party or any other person liable;

(e)  any dissolution, termination, increase, decrease or change in personnel by any Borrower or any Credit Party;

(f)  the Collateral Agent granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, any Credit Party or any other person liable or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting or varying any compromise, arrangement or settlement or omitting to claim or enforce payment from any Credit Party or any other person liable;

(g)  the existence, value or condition of, or failure to perfect its Lien against, any Collateral for the Guaranteed Obligations or any action, or the absence of any action, by the Administrative Agent, the Collateral Agent or any Lender in respect thereof (including, without limitation, the release of any such Collateral);

(h)  the insolvency of any Credit Party, or any payment made to any Agent, any Lender or any L/C Issuer on the Guaranteed Obligations which any such Agent, Lender or L/C Issuer repays to the Borrowers pursuant to a court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding;

(i)  any act or omission which would not have discharged or affected the liability of a Guarantor had it been a principal debtor instead of a Guarantor or by anything done or omitted which but for this provision might operate to exonerate or discharge a Guarantor; or

(j)  any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor.

SECTION 12.03  Independent Obligation.

(a)  The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other party or any Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, any other party or any Borrower and whether or not any other Guarantor, any other party or any Borrower be joined in any such action or actions.

(b)  Each Guarantor shall be regarded, and shall be in the same position, as principal debtor with respect to the Guaranteed Obligations.  Each Guarantor agrees that any notice or directive given at any time to the Administrative Agent that is inconsistent with the preceding paragraph shall be null and void and may be ignored by the Administrative Agent, the Collateral Agent, the L/C Issuers and the Lenders, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless the Agents and the Lenders have specifically agreed otherwise in writing.  It is agreed among each Guarantor, the Administrative Agent, the Collateral Agent, the L/C Issuers and the Lenders that the foregoing waivers are of the essence of the transaction contemplated by the Loan Documents and that, but for this Guaranty and such waivers, the Agents, the L/C Issuers and the Lenders  would decline to enter into this Agreement and the other Loan Documents.

SECTION 12.04  Demand by the Administrative Agent or the Lenders.  In addition to the terms of the Guaranty set forth in SECTION 12.01, and in no manner imposing any limitation on such terms, it is expressly understood and agreed that, if, at any time, the outstanding principal amount of the Guaranteed Obligations under this Agreement (including all accrued interest thereon) is declared to be immediately due and payable, then the Guarantors shall, without demand, pay to the holders of the Guaranteed Obligations the entire outstanding Guaranteed Obligations due and owing to such holders.  Payment by the Guarantors shall be made to the Administrative Agent at the Administrative Agent’s Account (or at any other account that may be specified in writing from time to time by the Administrative Agent), and shall be made in Dollars and by wire transfer or ACH transfer in immediately available funds, and shall be credited and applied to the Guaranteed Obligations in the manner specified in SECTION 2.09.

SECTION 12.05  Enforcement of Guaranty.  In no event shall any Agent or any Lender have any obligation (although it is entitled, at its option) to proceed against any Borrower or any other Credit Party or any Collateral pledged to secure Guaranteed Obligations before seeking satisfaction from any or all of the Guarantors, and the Administrative Agent may proceed, prior or subsequent to, or simultaneously with, the enforcement of such Agent’s or such Lender’s rights hereunder, to exercise any right or remedy it may have against any Collateral, as a result of any Lien it may have as security for all or any portion of the Guaranteed Obligations.

SECTION 12.06  Waiver.  In addition to the waivers contained in SECTION 11.03, the Guarantors waive, and agree that they shall not at any time insist upon, plead or in any manner claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption law, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by the Guarantors of their Guaranteed Obligations under, or the enforcement by the Collateral Agent, the Administrative Agent or the Lenders of, the Guaranty.  The Guarantors hereby waive diligence, presentment and demand (whether for non payment or protest or of acceptance, maturity, extension of time, change in nature or form of the Guaranteed Obligations, acceptance of further Collateral, release of further Collateral, composition or agreement arrived at as to the amount of, or the terms of, the Guaranteed Obligations, notice of adverse change in the Borrower’s financial condition or any other fact which might increase the risk to the Guarantors) with respect to any of the Guaranteed Obligations or all other demands whatsoever and waive the benefit of all provisions of law which are or might be in conflict with the terms of the Guaranty.  The Guarantors represent, warrant and jointly and severally agree that, as of the date of this Agreement, their obligations under the Guaranty are not subject to any offsets or defenses against the Administrative Agent, the Collateral Agent or the Lenders or any Credit Party of any kind.  The Guarantors further jointly and severally agree that their obligations under this Guaranty shall not be subject to any counterclaims, offsets or defenses against the Collateral Agent, the Administrative Agent, any Lender, any L/C Issuer or against any Credit Party of any kind which may arise in the future.

SECTION 12.07  Benefit of Guaranty.  The provisions of the Guaranty are for the benefit of the Agents, the Lenders, the L/C Issuers and their respective permitted successors, permitted transferees, endorsees and assigns, and nothing herein contained shall impair, as between any Credit Party and the Agents, the Lenders or the L/C Issuers, the obligations of any Credit Party under the Loan Documents.  In the event all or any part of the Guaranteed Obligations are transferred, endorsed or assigned by any Agent, any Lender or any L/C Issuer to any Person or Persons in a manner permitted by this Agreement, any reference to “the Administrative Agent”, “the Collateral Agent”, “the Agents”, “the L/C Issuers” or “the Lenders” herein shall be deemed to refer equally to such Person or Persons.

SECTION 12.08  Modification of Guaranteed Obligations, Etc.  Each Guarantor hereby acknowledges and agrees that the Agents and the Lenders may at any time or from time to time, with or without the consent of, or notice to, the Guarantors (in their capacity as Guarantors):

(a)  change or extend the manner, place or terms of payment of, or renew or alter all or any portion of, the Guaranteed Obligations;

(b)  take any action under or in respect of the Loan Documents in the exercise of any remedy, power or privilege contained therein or available to it at law, equity or otherwise, or waive or refrain from exercising any such remedies, powers or privileges;

(c)  amend or modify, in any manner whatsoever, the Loan Documents;

(d)  extend or waive the time for any Credit Party’s performance of, or compliance with, any term, covenant or agreement on its part to be performed or observed under the Loan Documents, or waive such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

(e)  take and hold Collateral for the payment of the Guaranteed Obligations guaranteed hereby or sell, exchange, release, dispose of, or otherwise deal with, any property pledged, mortgaged or conveyed, or in which the Agents or the Lenders have been granted a Lien, to secure any Guaranteed Obligation;

(f)  release anyone who may be liable in any manner for the payment of any amounts owed by the Guarantors or any Credit Party to the Agents or any Secured Creditor;

(g)  modify or terminate the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of any Guarantor or any Credit Party are subordinated to the claims of the Agents, the Lenders and the L/C Issuers;

(h)  apply any sums by whomever paid or however realized to any amounts owing by any Guarantor or any Credit Party to any Agent, any Lender or any L/C Issuer in such manner as the Administrative Agent shall determine in its discretion; and/or

(i)  the Agents, the L/C Issuers and the Lenders shall not incur any liability to the Guarantors as a result thereof, and no such action shall impair or release the Guaranteed Obligations of the Guarantors or any of them under the Guaranty.

SECTION 12.09  Reinstatement.

(a)  The Guaranty shall remain in full force and effect and continue to be effective should any petition be filed by or against any Credit Party or any Guarantor for liquidation or reorganization, should any Credit Party or any Guarantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of such Credit Party’s or such Guarantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Guaranteed Obligations, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any Agent, any Lender or any L/C Issuer, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guaranteed Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(b)  If any claim is ever made upon any Agent, any Lender or any L/C Issuer for repayment or recovery of any amount or amounts received in payment or on account of any of the Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property, or (ii) compliance by the Lenders, the L/C Issuers or the Agents with any requirement of a Governmental Authority having jurisdiction over the Lenders, the L/C Issuers or the Agents, then and in such event each Guarantor agrees that any such judgment, decree or order shall be binding upon it, notwithstanding any revocation of the Guaranty or other instrument evidencing any liability of the Borrowers or any termination of this Agreement, and each Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guaranteed Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

SECTION 12.10  Waiver of Subrogation, Etc.  Notwithstanding anything to the contrary in the Guaranty or in any other Loan Document, each Guarantor hereby:

(a)  until the payment and satisfaction in full in cash of the Guaranteed Obligations, expressly waives, on behalf of itself and its successors and assigns (including any surety), any and all rights at law or in equity to subrogation, to reimbursement, to exoneration, to contribution, to indemnification, to set-off or to any other rights that could accrue to a surety against a principal, to a Guarantor against a principal, to a Guarantor against a maker or obligor, to an accommodation party against the party accommodated, to a holder or transferee against a maker, or to the holder of any claim against any Person, and which such Guarantor may have or hereafter acquire against any Credit Party in connection with or as a result of such Guarantor’s execution, delivery and/or performance of this Agreement, or any other documents to which such Guarantor is a party or otherwise; and

(b)  acknowledges and agrees (i) that this waiver is intended to benefit the Agents, the L/C Issuers and the Lenders and shall not limit or otherwise effect any Guarantor’s liability hereunder or the enforceability of the Guaranty, and (ii) that the Agents, the L/C Issuers, the Lenders and their respective successors and assigns are intended third-party beneficiaries of the waivers and agreements set forth in this SECTION 12.10 and their rights under this SECTION 12.10 shall survive payment in full of the Guaranteed Obligations.

SECTION 12.11  Election of Remedies.  If any Agent may, under Applicable Law, proceed to realize benefits under any of the Loan Documents giving the Agents, the L/C Issuers and the Lenders a Lien upon any Collateral owned by any Credit Party, either by judicial foreclosure or by non judicial sale or enforcement, the Collateral Agent may, at its sole option, determine which of such remedies or rights it may pursue without affecting any of such rights and remedies under this Guaranty.  If, in the exercise of any of its rights and remedies, the Collateral Agent shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Credit Party, whether because of any Applicable Laws pertaining to “election of remedies” or the like, the Guarantors hereby consent to such action by any Agent and waive any claim based upon such action, even if such action by such Agent shall result in a full or partial loss of any rights of subrogation which the Guarantors might otherwise have had but for such action by such Agent.  Any election of remedies that results in the denial or impairment of the right of any Agent to seek a deficiency judgment against any Credit Party shall not impair each Guarantor’s obligation to pay the full amount of the Guaranteed Obligations.  In the event any Agent shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, such Agent may bid all or less than the amount of the Guaranteed Obligations and the amount of such bid need not be paid by such Agent but shall be credited against the Guaranteed Obligations.  The amount of the successful bid at any such sale shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Guaranteed Obligations shall be conclusively deemed to be the amount of the Guaranteed Obligations guaranteed under the Guaranty, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which the Agents, the L/C Issuers and the Lenders might otherwise be entitled but for such bidding at any such sale.

SECTION 12.12  Further Assurances.  Each Guarantor agrees, upon the written request of the Administrative Agent, to execute and deliver to the Administrative Agent, from time to time, any additional instruments or documents reasonably considered necessary by the Administrative Agent to cause the Guaranty to be, become or remain valid and effective in accordance with its terms.

SECTION 12.13  Payments Free and Clear of Taxes.  Except as set forth below, all payments required to be made by each Guarantor hereunder shall be made to the Administrative Agent, for the benefit of the Agents, the L/C Issuers and the Lenders, free and clear of, and without deduction for, any and all present and future Taxes and other Taxes (but not Excluded Taxes).  If any Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder, (a) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this SECTION 12.13) the Agents, the L/C Issuers or the Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (b) such Guarantor shall make such deductions, and (c) such Guarantor shall pay the full amount deducted to the relevant taxing or other authority in accordance with Applicable Law.  Notwithstanding the foregoing, no Guarantor should be required to pay any such additional amounts to an Agent, an L/C Issuer or a Lender with respect to any Taxes in respect of which the Borrowers would not be required to pay any additional amounts pursuant to SECTION 3.04 if such Taxes were withheld or deducted by the Borrowers and the payment had been made by the Borrowers instead of such Guarantor.  Within thirty (30) days after the date of any payment of Taxes, each applicable Guarantor shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof.  Except as set forth below, each Guarantor shall jointly and severally indemnify and, within ten (10) days of receipt of written demand therefor, pay the Administrative Agent, for the benefit of the Agents, the L/C Issuers and the Lenders, for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this SECTION 12.13) paid by any Agent, any L/C Issuer or any Lender, as appropriate, with respect to any payment by or on account of any obligation of a Guarantor hereunder and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.  Notwithstanding the foregoing, a Guarantor shall not be required to indemnify an L/C Issuer, a Lender or an Agent with respect to any Taxes in respect of which the Borrowers would not be required to indemnify such L/C Issuer, Lender or Agent pursuant to SECTION 3.04 if the payment had been made by the Borrowers and such Taxes arose with respect to any payment by or on account of any obligation of the Borrowers. If an L/C Issuer, a Lender or an Agent receives a refund in respect of Taxes or Other Tax as to which it has been indemnified by the Guarantor, and which the Guarantors have paid, pursuant to this SECTION 12.13, it shall within thirty (30) days from the date of such receipt pay over such refund to the Guarantor net of all out-of-pocket expenses of such L/C Issuer, Lender or Agent, as applicable.

SECTION 12.14  Limitation on Amount Guarantied; Contribution by Guarantors.  Anything contained in this ARTICLE XII to the contrary notwithstanding, if any Fraudulent Transfer Law is determined by a court of competent jurisdiction to be applicable to the obligations of any Guarantor under this Agreement, such obligations of such Guarantor hereunder shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any applicable provisions of the Uniform Fraudulent Transfer Act, the Uniform Fraudulent Conveyance Act or any other comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (excluding, however, any liabilities of such Guarantor (a) in respect of intercompany Indebtedness to the Borrowers or other Affiliates of the Borrowers to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder, and (b) under any guarantee of any subordinated Indebtedness which guarantee contains a limitation as to maximum amount similar to that set forth in this SECTION 12.14, pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount).

ARTICLE XIII
THE AGENTS

SECTION 13.01  Appointment Powers and Immunities; Delegation of Duties; Liability of Agents.

(a)  Each Lender and each L/C Issuer hereby irrevocably designates and appoints GENERAL ELECTRIC CAPITAL CORPORATION as its Collateral Agent under this Agreement and the other Loan Documents and GENERAL ELECTRIC CAPITAL CORPORATION as Administrative Agent under this Agreement and the other Loan Documents.  The provisions of this SECTION 13.01 are solely for the benefit of the Agents, the L/C Issuers and Lenders and no Credit Party nor any other Person, other than permitted sub-agents, shall have any rights as a third-party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement and the other Loan Documents, each Agent shall act solely as an agent of Lenders and the L/C Issuers and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person.  No Agent shall have duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents.  Unless otherwise provided, each Agent may execute its functions and duties under this Agreement and the other Loan Documents by or through agents, employees or attorneys-in-fact and shall be entitled to the advice of counsel concerning all matters pertaining to such functions and duties.  No Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.  The duties of each Agent shall be mechanical and administrative in nature and no Agent shall have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise, a fiduciary relationship in respect of any Lender or any L/C Issuer.  Except as expressly set forth in this Agreement and the other Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party or any of such Credit Party’s Subsidiaries or any Account Debtor that is communicated to or obtained any Agent or any of its Affiliates in any capacity.  No Agent nor any Agent’s Affiliates nor any Agent’s respective officers, directors, employees, agents or representatives shall be liable to any Lender or any L/C Issuer for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its own gross negligence or willful misconduct.  Each Lender and each L/C Issuer hereby authorizes each of the Agents to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, and agrees to be bound thereby, and (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to each of the Agents under such Loan Documents.

(b)  If the Administrative Agent or the Collateral Agent shall request instructions from the Required Lenders or all affected Lenders with respect to any act or action (including a failure to act) in connection with this Agreement or any other Loan Document, then the Administrative Agent or the Collateral Agent, as the case may be, shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders or all affected Lenders, as the case may be, and neither the Administrative Agent nor the Collateral Agent shall incur liability to any Person by reason of so refraining.  Each Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (i) if such action would, in the opinion of such Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (ii) if such action would, in the opinion of such Agent, expose such Agent to Environmental Liabilities and Costs or (iii) if such Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Without limiting the foregoing, no Lender nor L/C Issuer shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Required Lenders or all affected Lenders, as applicable.

SECTION 13.02  Reliance by Agents.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person, and upon advice and statements of legal counsel (including counsel to the Borrowers or counsel to any Lender), independent accountants and other experts selected by such Agent.  Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it first shall receive such advice or concurrence of the Lenders or the L/C Issuers as it deems appropriate and until such instructions are received, such Agent shall act, or refrain from acting, as it deems advisable.  If the Administrative Agent or the Collateral Agent so requests, it first shall be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any action under this Agreement or any other Loan Document.  The Administrative Agent and the Collateral Agent in all cases shall be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or the Lenders, as required under this Agreement and any action taken or failure to act pursuant to such request or consent shall be binding upon all Lenders and the L/C Issuers.

SECTION 13.03  Defaults.  With respect to its relationship with any of the Lenders and the L/C Issuers, no Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the scheduled payment of principal and interest required to be paid to such Agent for the account of the Lenders and the L/C Issuers and except with respect to Events of Default of which such Agent has actual knowledge due to receipt of a written notice thereof from a Lender, an L/C Issuer or the Administrative Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “Notice of Default”.  Such Agent promptly will notify the Lenders and the L/C Issuers of its receipt of any such notice or of any Event of Default of which such Agent has actual knowledge.  If any Lender or any L/C Issuer obtains actual knowledge of any Event of Default, such Lender or such L/C Issuer promptly shall notify the other Lenders and the other L/C Issuers and each Agent of such Event of Default.  Each Lender shall be solely responsible for giving any notices to its Participants, if any.  Subject to SECTION 3.03 and SECTION 13.07, each Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with ARTICLE XI; provided, however, that unless and until such Agent has received any such request, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in its sole discretion.

SECTION 13.04  Rights as a Lender.

(a)  With respect to its Commitments and the Loans made by it, the Administrative Agent (and any successor acting as Administrative Agent, if any, as permitted by SECTION 13.08(a)) in its capacity as a Lender under the Loan Documents shall have the same rights, privileges and powers under the Loan Documents as any other Lender and may exercise the same as though it were not acting as Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.  The Administrative Agent (and any successor acting as Administrative Agent) and its Affiliates may (without having to account for the same to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust, principal investment or other business with a Borrower (and any of their Subsidiaries or Affiliates) as if it were not acting as Administrative Agent, and the Administrative Agent (and its successors) and its Affiliates may accept fees and other consideration from a Borrower (or any other Person) for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

(b)  With respect to its Commitments and the Loans made by it, the Collateral Agent (and any successor acting as the Collateral Agent, if any, as permitted by SECTION 13.08(b) in its capacity as a Lender under the Loan Documents shall have the same rights, privileges and powers under the Loan Documents as any other Lender and may exercise the same as though it were not acting as the Collateral Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Collateral Agent in its individual capacity.  The Collateral Agent (and any successor acting as the Collateral Agent) and its Affiliates may (without having to account for the same to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust, principal investment or other business with a Borrower (and any of their Subsidiaries or Affiliates) as if it were not acting as the Collateral Agent, and the Collateral Agent (and its successors) and its Affiliates may accept fees and other consideration from a Borrower (or any other Person) for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

SECTION 13.05  Costs and Expenses; Indemnification.  Each Agent may incur and pay fees, costs, and expenses under the Loan Documents to the extent such Agent deems reasonably necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including, without limiting the generality of the foregoing, court costs, reasonable attorneys’ fees and expenses, costs of collection by outside collection agencies, auctioneer fees, costs of security guards, insurance premiums, taxes, or other amounts paid to protect or maintain the Collateral or to enhance the likelihood of payment of the Obligations following Default, whether or not a Borrower is obligated to reimburse the Lenders or the L/C Issuers for such expenses pursuant to the Loan Agreement or otherwise (to the extent the Borrowers have not done so and without limiting its obligation to do so).  Each Lender hereby agrees that it is and shall be obligated to pay to or reimburse the Administrative Agent and the Collateral Agent for the amount of such Lender’s Pro Rata Share thereof.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent the Borrowers have not done so and without limiting the obligation of the Borrowers to do so), according to their Pro Rata Shares, from and against any and all Indemnified Matters (including, without limitation, Indemnified Matters arising under any Environmental Law as provided in SECTION 14.19); provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Matters resulting solely from such Person’s gross negligence or willful misconduct as determined in a final order by a court of competent jurisdiction.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent or the Collateral Agent, as the case may be, upon demand for such Lender’s ratable share of any costs or out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein.  The undertaking in this SECTION 13.05 shall survive the payment of all Obligations hereunder and the resignation or replacement of any Agent.

SECTION 13.06  Non-Reliance on Agents and Other Lenders.  Each Lender and each L/C Issuer acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by any Agent hereinafter taken, including any review of the affairs or Property of any of the Credit Parties or their Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender or any L/C Issuer.  Each Lender and L/C Issuer represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and any other Person (other than the Lenders and L/C Issuers) party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers.  Each Lender and L/C Issuer also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and any other Person (other than the Lenders and L/C Issuers) party to a Loan Document.  Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by such Agent, no Agent shall have any duty or responsibility to provide any Lender or any L/C Issuer with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of the Borrowers or of any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

SECTION 13.07  Failure to Act.  Except for action expressly required of any Agent under the Loan Documents, such Agent shall in all cases be fully justified in failing or refusing to act under any Loan Document unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under SECTION 13.05 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

SECTION 13.08  Resignation of Agent.

(a)  Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notice to the Lenders and the Administrative Borrower.  Upon any such resignation, the Required Lenders with the consent of the Administrative Borrower (which consent shall not be unreasonably withheld) shall have the right to appoint a successor Administrative Agent.  If no successor Administrative Agent shall have been appointed by the Required Lenders and consented to by the Administrative Borrower and no successor Administrative Agent shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent; provided, however, if the failure to do so was not a result of the failure by the Administrative Borrower to consent to any appointment, the Administrative Borrower shall retain the right to consent; provided, further, that if the failure to do so was not a result of the failure of the Required Lenders to appoint such successor, the Required Lenders shall obtain the right to consent to such successor.  Upon the acceptance of any appointment as the Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, remedies, powers, privileges, duties and obligations of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations, under the Loan Documents.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this ARTICLE XIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

(b)  Subject to the appointment and acceptance of a successor Collateral Agent as provided below, the Collateral Agent may resign upon thirty (30) days, prior written notice to the Lenders and the Administrative Borrower.  Upon any such resignation, the Required Lenders with the consent of the Administrative Borrower (which consent shall not be unreasonably withheld or delayed) shall have the right to appoint a successor Collateral Agent.  If no successor Collateral Agent shall have been appointed by the Required Lenders and consented to by the Administrative Borrower and no successor Collateral Agent shall have accepted such appointment within thirty (30) days after the retiring Collateral Agent’s giving of notice of resignation, then the retiring Collateral Agent may, on behalf of the Lenders, appoint a successor Collateral Agent; provided, however, if the failure to do so was not a result of the failure by the Administrative Borrower to consent to any appointment, the Administrative Borrower shall retain the right to consent.  Upon the acceptance of any appointment as Collateral Agent by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, remedies, powers, privileges, duties and obligations of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations, under the Loan Documents.  After any retiring Collateral Agent’s resignation as the Collateral Agent, the provisions of this ARTICLE XIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Collateral Agent.

SECTION 13.09  Collateral Sub-Agents.  Each Lender and L/C Issuer by its execution and delivery of this Agreement (or any Assignment and Acceptance hereunder), agrees that, in the event it shall hold any monies or other investments on account of the Borrowers or any other Credit Party, such monies or other investments shall be held in the name and under the control of the Collateral Agent, the Administrative Agent, such L/C Issuer or such Lender, and the Collateral Agent, the Administrative Agent, such L/C Issuer or such Lender shall hold such monies or other investments as a collateral sub-agent for Administrative Agent and Collateral Agent under this Agreement and the other Loan Documents.  The Borrowers and each other Credit Party, by its execution and delivery of this Agreement, hereby consents to the foregoing.

SECTION 13.10  Communications by the Borrowers.  Except as otherwise provided in this Agreement, the Borrowers’ communications with respect to the Loan Documents shall be with the Administrative Agent or the Collateral Agent, as the case may be, and the Borrowers shall be under no obligation to communicate directly with the Lenders or the L/C Issuers.

SECTION 13.11  Collateral Matters.

(a)  The Lenders and the L/C Issuers hereby irrevocably authorize the Collateral Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full of all Obligations owed to the Agents, the Lenders and the L/C Issuers (other than those contingent Obligations for reimbursement and indemnity that expressly survive the termination of this Agreement); (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if the Administrative Borrower certifies in writing to the Collateral Agent that the sale or disposition is permitted under this Agreement or the other Loan Documents (and the Collateral Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which the Borrowers owned no interest at the time the security interest was granted or at any time thereafter; (iv) constituting property leased to the Borrowers under a lease that has expired or is terminated in a transaction permitted under this Agreement; (v) constituting Equipment which, in the aggregate with all other dispositions of Equipment covered by this clause (v), has a fair market value or book value, whichever is less, of five million Dollars ($5,000,000) or less in any single fiscal year; or (vi) any other release consented by the Required Lenders.  Upon request by the Collateral Agent or the Borrowers at any time, the Administrative Agent and the Lenders will confirm in writing the Collateral Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this SECTION 3.11; provided, however, that (A) the Collateral Agent shall not be required to execute any document necessary to evidence such release on terms that, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (B) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Borrowers in respect of) all interests retained by the Borrowers in any asset(s) transferred, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b)  Neither the Administrative Agent not the Collateral Agent shall have any obligation whatsoever to any other Lender or L/C Issuer to assure that the Collateral exists or is owned by the applicable Credit Party or is cared for, protected, or insured or has been encumbered, or that all or any portion of the Liens securing the Obligations have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent or the Collateral Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the terms and conditions contained herein, the Administrative Agent and the Collateral Agent each may act in any manner it may deem appropriate, in its sole discretion given its own interest in the Collateral and that neither the Administrative Agent nor the Collateral Agent shall have any other duty or liability whatsoever to any other Lender or L/C Issuer as to any of the foregoing, except as otherwise expressly provided herein.

SECTION 13.12  Restrictions on Actions by the Agents and the Lenders; Sharing Payments.

(a)  The Administrative Agent and each of the Lenders and L/C Issuers agrees that it shall not, without the express consent of the Collateral Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of the Administrative Agent and the Collateral Agent, set-off against the Obligations, any amounts owing by such Lenders or L/C Issuers to the Credit Parties or any accounts of the Credit Parties now or hereafter maintained with such Lenders or L/C Issuers.  The Administrative Agent and each of the Lenders and the L/C Issuers further agrees that it shall not, unless specifically requested to do so by the Collateral Agent, take or cause to be taken any action, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral the purpose of which is, or could be, to give such Lenders any preference or priority against the other Lenders or L/C Issuers with respect to the Collateral.

(b)  If, at any time or times any Lender or L/C Issuer shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender or L/C Issuer from the Administrative Agent pursuant to the terms of this Agreement, or (ii) payments from the Administrative Agent in excess of such Lender’s or such L/C Issuer’s ratable portion of all such distributions by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, shall promptly turn the same over to the Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to the Administrative Agent, or in same-day funds, as applicable, for the account of the Agents, the Lenders and the L/C Issuers and for apportionment and application to the Obligations in accordance with SECTION 3.02(c) and SECTION 3.03(b).

SECTION 13.13  Several Obligations; No Liability.  Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of an Agent in its capacity as such, and not by or in favor of the Lenders or the L/C Issuers, any and all obligations on the part of the Administrative Agent, if any, to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments.  Nothing contained herein shall confer upon any Lender or any L/C Issuer any interest in, or subject any Lender or L/C Issuer to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lenders.  Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender.  Except as provided in SECTION 13.05, no Agent, no L/C Issuer and no Lender shall have any liability for the acts of any other Agent, any other L/C Issuer or any other Lender.  No Lender nor any L/C Issuer shall be responsible to the Borrowers or any other Person for any failure by any other Lender or any other L/C Issuer to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder, under any other Loan Document or in connection with the financing contemplated herein.

SECTION 13.14  No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, the Joint Lead Bookrunners nor the Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender or an L/C Issuer hereunder.

SECTION 13.15  Information Regarding Bank Products.  Each Lender agrees that, upon the reasonable request of the Administrative Agent, it shall from time to time provide the Administrative Agent with updated information regarding the Bank Product Amounts in order to facilitate the Administrative Agent’s administration of the credit facilities hereunder (it being understood that upon the failure of any Lender or any Affiliate of a Lender to provide such information, the Administrative Agent may, in its discretion, exclude the Bank Product Amounts of such Lender or such Affiliate from the “Obligations” and from distributions under SECTION 2.09(a)(ii)).

SECTION 13.16  Providers of Bank Products.

(a)  Each provider of Bank Products, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by any Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by any Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by any Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are incidental thereto, shall be authorized and binding upon all of providers of Bank Products.

(b)  The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any provider of Bank Products that is not a Lender or an L/C Issuer party hereto as long as, by accepting such benefits, such Person agrees, as among the Agents and all Lenders and L/C Issuers party hereto, that such Person is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this ARTICLE XIII and such other provisions applicable thereto and the decisions and actions of Agents and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by SECTION 13.05 only to the extent of Indemnified Matters with respect to or otherwise relating to the Collateral held for the benefit of such Person, in which case the obligations of such Person thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each Agent, the Lenders and the L/C Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Person, regardless of whether any Obligation to such Person thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Person or any such Obligation and (c) except as otherwise set forth herein, such Person shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.”

ARTICLE XIV
MISCELLANEOUS

SECTION 14.01  Notices, Electronic Transmissions, Etc.  All notices and other communications provided for hereunder shall be in writing and shall be mailed, certified mail return receipt requested, telecopied, emailed or delivered by overnight delivery service or in person:

if to the Credit Parties, c/o the Administrative Borrower at the following address:

James River Coal Company
901 E. Byrd Street, Suite 1600
Richmond, VA 23219
Attn: Samuel M. Hopkins II

with a copy to:

Kilpatrick Townsend & Stockton LLP
1100 Peachtree Street, Suite 2800
Atlanta, GA 30309
Attn: Joseph Scibilia
Telephone: 404-815-6070
Facsimile: 404-541-3113

if to the Administrative Agent, at the following address:

General Electric Capital Corporation
10 Riverview Drive
Danbury, CT 06810
Facsimile: 203-749-4307
Attn:  James River Account Manager

with a copy to:

Morgan, Lewis & Bockius LLP
225 Franklin Street
Boston, MA  02110
Facsimile: 617-341-7701
Attn:  Matthew F. Furlong

if to the Collateral Agent, at the following address:

General Electric Capital Corporation
10 Riverview Drive
Danbury, CT 06810
Facsimile: 203-749-4307
Attn:  James River Account Manager

with a copy to:

Morgan, Lewis & Bockius LLP
225 Franklin Street
Boston, MA  02110
Facsimile: 617-341-7701
Attn:  Matthew F. Furlong

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this SECTION 14.01.  All such notices and other communications shall be effective, (i) if mailed, when received or five (5) days after deposited in the mails as registered or certified (in each case with return receipt requested) with postage pre-paid and properly addressed, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, (iii) if emailed, when transmitted and confirmation acknowledged by recipient, or (iv) if delivered, upon delivery, except that notices to the Administrative Agent pursuant to ARTICLE II shall not be effective until received by the Administrative Agent.

The Administrative Agent is hereby authorized by each Credit Party and each other Secured Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto.  Without limiting the generality of the foregoing, the Administrative Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion on, E-Systems.  Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.  All uses of an E-System shall be governed by and subject to the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E System) and related contractual obligations executed by the Administrative Agent and Credit Parties in connection with the use of such E-System.  Each of the parties hereto agree that (i) (A) no posting to any E-System shall be denied legal effect merely because it is made electronically, and (B) each E Signature on such posting shall be deemed sufficient to satisfy any requirement for a “signature” and satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document and any applicable Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agent, each Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed.

ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”.  NONE OF ANY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN.  NO WARRANTY OF ANY KIND IS MADE BY ANY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS.  Each of each Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that the Administrative Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

SECTION 14.02  Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrowers (or the Administrative Borrower) and the Required Lenders (or the Supermajority Lenders with respect to any amendment or modification to the definitions of “Eligible Accounts” or Eligible Inventory, in each case, in a manner that would result in more credit being made available) or the Administrative Agent at the request of the Required Lenders (or the Supermajority Lenders, as applicable) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, in each case, without the consent of the Administrative Agent, the Borrowers and each Lender directly affected thereby:

(a)  increase or extend any Commitment of such Lender;

(b)  reduce or forgive the principal of, or interest on, any Loan made by such Lender, or reduce or forgive any fees or other amounts payable hereunder to such Lender or release or discharge the Borrowers from their obligations to make such payments;

(c)  postpone any date fixed for any scheduled payment of principal of, or interest on, any Loan or any other monetary Obligations owed to such Lender;

(d)  other than as expressly permitted hereunder or in the other Loan Documents, release (or otherwise limit such Person’s liability with respect to its Obligations) any Borrower or any Guarantor;

(e)  release, or consent to the Credit Parties disposition of, all or substantially all of the Collateral, or subordinate the right of the Collateral Agent and the Lenders with respect to all or substantially all of the Collateral (except as expressly permitted herein or in the other Loan Documents);

(f)  amend, modify or waive SECTION 2.09, SECTION 3.03(a), SECTION 3.03(b) or SECTION 3.03(c), or this SECTION 14.02 or the definitions of “Pro Rata Share”; or

(g)  change the percentage specified in the definition of Required Lenders or Supermajority Lenders which shall be required for the Lenders or any of them to take any action under this Agreement.

Notwithstanding the foregoing, (i) no amendment, waiver or consent in relation to any provision of the Loan Documents shall affect the rights, duties or obligations of any Agent or the L/C Issuer without obtaining the consent of such Agent or L/C Issuer, as the case may be, (ii) no amendment or modification of the definitions of Eligible Accounts or Eligible Inventory or Borrowing Base, including any increase in the percentage advance rates in the definition of Borrowing Base, which would increase the availability of credit to the Borrowers hereunder shall be effective without obtaining the consent of the Supermajority Lenders, (iii) the Agents Fee Letter may be amended with only the consent of the parties thereto and (iv) the EX-IM Facility Amendment may be effected with only the consent of Administrative Agent, the Borrowers and Lenders participating in the export-related receivables credit facility so long as such EX-IM Facility Amendment does not alter or change (i) any of the items described in clauses (a) though (e) and clause (g) above without the consent of any Lender directly affected thereby or (ii) any of the items described in clause (f) above without the consent of any Lender directly affected thereby, other than as such items relate to assets of the type included in the export-related receivables credit facility and the application of proceeds thereof to the export-related receivables credit facility prior to the application thereof to the credit facility in effect on the Closing Date.

SECTION 14.03  Non-Consenting Lenders; Non-Funding Lenders.

(a)  If, in connection with any proposed amendment, waiver or consent requiring consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then so long as no Agent is a Non-Consenting Lender and no Default or Event of Default has occurred and is continuing, the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (a) another bank or other entity that is reasonably satisfactory to the Administrative Borrower and reasonably satisfactory to the Administrative Agent, shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Acceptance and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of SECTION 14.10, and (b) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (i) all principal, interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including, without limitation, payments due to such Non-Consenting Lender under SECTION 3.04, and (ii) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under this SECTION 14.03 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender, in each case other than the amount of the Applicable Payment Fee and Applicable Reduction Fee.  Any processing or recordation fees associated with the transfer of a Non-Consenting Lender’s Loans shall be for the account of the Borrowers.

(b)  Non-Funding Lenders.

(i)  Responsibility.  The failure of any Non-Funding Lender to make any Revolving Advance, make any payment on account of any Letter of Credit or any other payment required by it hereunder, or to fund any purchase of any participation to be made or funded by it on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such loan or fund the purchase of any such participation on such date, but neither the Administrative Agent nor, other than as expressly set forth herein, any Other Lender shall be responsible for the failure of any Non-Funding Lender to make a loan, fund the purchase of a participation or make any other payment required hereunder.

(ii)  Reallocation.  If any Lender is a Non-Funding Lender, all or a portion of such Non-Funding Lender’s obligations in respect of Letter of Credit Usage (unless such Lender is the L/C Issuer that issued such Letter of Credit) shall at Administrative Agent’s election at any time or upon any L/C Issuer’s written request delivered to the Administrative Agent (whether before or after the occurrence of any Default or Event of Default), be reallocated to and assumed by the Lenders that are not Non-Funding Lenders or Impacted Lenders pro rata in accordance with their Pro Rata Share of the Commitments (calculated as if the Non-Funding Lender’s Pro Rata Share was reduced to zero and each other Lender’s Pro Rata Share had been increased proportionately), provided that no Lender shall be reallocated any such amounts or be required to fund any amounts that would cause the sum of its outstanding Loans and its obligations in respect of Letter of Credit Usage to exceed its Commitment.

(iii)  Voting Rights.  Notwithstanding anything set forth herein to the contrary, including SECTION 14.02, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Loans and Commitments, included in the determination of “Required Lenders” or “Lenders directly affected” pursuant to SECTION 14.02) for any voting or consent rights under or with respect to any Loan Document, except that (A)  the Commitment of a Non-Funding Lender may not be increased or extended, (B) the principal of a Non-Funding Lender’s Loans may not be reduced or forgiven, and (C) the interest rate applicable to Obligations owing to a Non-Funding Lender may not be reduced in such a manner that by its terms affects such Non-Funding Lender more adversely than other Lenders, in each case without the consent of such Non-Funding Lender.  Moreover, for the purposes of determining Required Lenders, the Loans, obligations in respect of Letter of Credit Usage, and Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Commitments outstanding.

(iv)  Borrower Payments to a Non-Funding Lender.  The Administrative Agent shall be authorized to use all payments received by the Administrative Agent for the benefit of any Non-Funding Lender pursuant to this Agreement to pay in full the Aggregate Excess Funding Amount to the appropriate Secured Parties.  Following such payment in full of the Aggregate Excess Funding Amount, the Administrative Agent shall be entitled to hold such funds as cash collateral in a non-interest bearing account up to an amount equal to such Non-Funding Lender’s unfunded Commitment and to use such amount to pay such Non-Funding Lender’s funding obligations hereunder until the Obligations are paid in full in cash, all obligations in respect of Letter of Credit Usage have been discharged or cash collateralized and all Commitments have been terminated.  Upon any such unfunded obligations owing by a Non-Funding Lender becoming due and payable, the Administrative Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender.  With respect to such Non-Funding Lender’s failure to fund Loans or purchase participations in Letters of Credit or Letter of Credit Usage, any amounts applied by the Administrative Agent to satisfy such funding shortfalls shall be deemed to constitute a Loan or amount of the participation required to be funded and, if necessary to effectuate the foregoing, the other Lenders shall be deemed to have sold, and such Non-Funding Lender shall be deemed to have purchased, Loans or Letter of Credit participation interests from the other Lenders until such time as the aggregate amount of the Loans and participations in Letters of Credit and obligations in respect of Letter of Credit Usage are held by the Lenders in accordance with their Pro Rata Share of the Commitments.  Any amounts owing by a Non-Funding Lender to the Administrative Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Loans that are Base Rate Loans.  In the event that the Administrative Agent is holding cash collateral of a Non-Funding Lender that cures pursuant to clause (v) below or ceases to be a Non-Funding Lender pursuant to the definition of Non-Funding Lender, the Administrative Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of (A) all unpaid obligations owing by such Lender to the Agents, L/C Issuers, and other Lenders under the Loan Documents, including such Lender’s pro rata share of all Loans, obligations in respect of Letter of Credit Usage, plus, without duplication, (B) all amounts of such Non-Funding Lender’s Commitment reallocated to other Lenders pursuant to subsection (ii) above.

(v)  Cure.  A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of Non-Funding Lender if such Lender (A) fully pays to Administrative Agent, on behalf of the applicable Secured Parties, the Aggregate Excess Funding Amount, plus all interest due thereon and (B) timely funds the next Loan required to be funded by such Lender or makes the next reimbursement required to be made by such Lender.  Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder.

(vi)  Fees.  A Lender that is a Non-Funding Lender pursuant to clause (a) of the definition of Non-Funding Lender shall not earn and shall not be entitled to receive, and the Borrowers shall not be required to pay, such Lender’s portion of the Unused Commitment Fee during the time such Lender is a Non-Funding Lender pursuant to clause (a) thereof.  In the event that any reallocation of Letter of Credit Obligations occurs pursuant to subsection (ii) above, during the period of time that such reallocation remains in effect, the L/C Fee payable with respect to such reallocated portion shall be payable to (A) all Lenders based on their pro rata share of such reallocation or (B) to any L/C Issuer for any remaining portion not reallocated to any other Lenders.

SECTION 14.04  No Waiver; Remedies, Etc.  No failure on the part of the Lenders or any Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right.  The rights and remedies of the Lenders and the Agents provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law.  The rights of the Lenders and the Agents under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Lenders and the Agents to exercise any of their rights under any other Loan Document against such party or against any other Person.

SECTION 14.05  Expenses; Taxes; Attorneys’ Fees.  The Borrowers will pay upon demand therefor, all of the following fees, costs, expenses and other charges (the “Lender Expenses”):

(a)  all reasonable out-of-pocket fees, costs and expenses incurred by or on behalf of any Agent, (including attorneys, consultants, advisors and agents retained by such Agent) and miscellaneous disbursements, examination, and travel, lodging and meals arising from or relating to or incurred in (i) the negotiation, preparation, execution, delivery, performance, administration, monitoring, amendment or termination of this Agreement, the other Loan Documents and all other documents and agreements relating to the transactions contemplated hereby or thereby (whether incurred before or after the date of this Agreement) or any consents, amendments, waivers or other modifications thereof, whether or not such documents become effective or are given, (ii) the preservation and protection of any of the Agents’, L/C Issuers’ or Lenders’ rights under this Agreement or the other Loan Documents, (iii) the filing of any petition, complaint, answer, motion or other pleading by any Agent, any L/C Issuer or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (iv) the protection, collection, lease, sale, taking possession, liquidation or release of any Collateral or other security in connection with this Agreement or any other Loan Document, (v) any attempt to create, perfect, record, correct, release or enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (vi) any attempt to enhance the likelihood of repayment of the Obligations or to collect any Obligations from any Credit Party, any Collateral or any other source of repayment, (vii) all collateral audit, appraisal and valuation fees and charges (including any expenses and allocated costs of personnel employed by an Agent) and all financial advisor fees and expenses, and (viii) otherwise in connection with the Lenders’ and L/C Issuers’ transactions with the Credit Parties or their Subsidiaries, including fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches, searches with the patent and trademark office, the copyright office or any other governmental or central registry), filing, recording, publication, real estate surveys, title policies and endorsements, environmental audits, insurance costs and any other out-of-pocket expenses necessary or desirable to administer the Loan Documents or to create or perfect the liens in favor of any Agent, L/C Issuer or Lenders or which the Borrowers are required to pay hereunder,

(b)  all reasonable fees, costs and expenses incurred in obtaining any advice regarding any Credit Party, Loan Document or transaction contemplated hereby or thereby from professionals (including, without limitation, the reasonable fees of attorneys, auditors, accountants, advisors and consultants) for any Agent and, during the continuance of an Event of Default, a single counsel for all Lenders and L/C Issuers to the extent that such fees, costs and expenses are not otherwise recoverable pursuant to any other provision of this Agreement or any other Loan Document,

(c)  all liabilities and costs arising from or in connection with the past, present or future operations of a Credit Party involving any damage to real or personal Property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such Property,

(d)  all Environmental Liabilities and Costs incurred in connection with any Collateral, the Loan Documents or any Credit Party including any Remedial Action for any Hazardous Materials present or arising out of the operations of any facility of a Credit Party,

(e)  all liabilities and costs incurred in connection with any Environmental Lien,

(f)  all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Agent to be payable in connection with this Agreement or any other Loan Document, and any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions,

(g)  all broker fees if any with respect to any broker retained by a Credit Party or any Subsidiary of a Credit Party that may become due in the connection with the transactions contemplated by this Agreement,

(h)  during the continuance of an Event of Default, all amounts expended by the Agents, if any, to correct a Credit Party’s failure to (i) make any payments or deposits with respect to any taxes of any kind or nature to the extent that such payments or deposits are due and payable prior to delinquency, (ii)  make any payments or deposits with respect to any other governmental assessment prior to the time that any Lien may inure against any property of any Credit Party, or (iii)  make any payments or deposits with respect to any insurance premiums then due and payable or otherwise comply with SECTION 8.03, which amounts the Administrative Agent or the Collateral Agent, each in its sole discretion and without prior notice to the Borrowers, may but shall not be required to make payment of the same or any part thereof, or, in the case of any failure to comply with SECTION 8.03, make payments to obtain and maintain insurance policies of the type described in SECTION 8.03;

(i)  all other costs or expenses required to be paid by a Credit Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lenders,

(j)  charges paid or incurred by an Agent resulting from the dishonor of checks,

(k)  reasonable expenditures made by any Agent in connection with the custody or preservation of any of the Collateral or of the Liens in favor of any Agent, including payment of any amounts to preserve rights of the Credit Parties under any Material Contracts or other agreements necessary or desirable to maintain the value of the Collateral,

(l)  reasonable costs and expenses paid or incurred by any Agent or one or more of the Lenders or L/C Issuers in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the relationship of any one or more of the Lenders or L/C Issuers with any Credit Party or any Subsidiary of a Credit Party, and

(m)  each Agent’s reasonable costs and expenses (including attorneys’, accountants’, consultants’, and other advisors’ fees and expenses) and reasonable fees, costs and expenses for one counsel to separately represent the Lenders and the L/C Issuers, in each case, incurred after the occurrence of any Default or Event of Default, including in any forbearance, workout or restructuring of the Obligations, in any bankruptcy or insolvency case or proceeding or in terminating, enforcing, or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

SECTION 14.06  Right of Set-Off, Sharing of Payments, Etc.

(a)  Upon the occurrence and during the continuance of any Event of Default, and in addition to (and without limitation of) any right of set-off, banker’s lien or counterclaim any Agent, any Lender and any L/C Issuer may otherwise have, each Agent, each Lender and each L/C Issuer may, and is hereby authorized by the Credit Parties to, at any time and from time to time, without notice to the Credit Parties (any such notice being expressly waived by the Credit Parties), to the fullest extent permitted by law, set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Person to or for the credit or the account of the Credit Parties against any and all Obligations now or hereafter existing under any Loan Document, irrespective of whether or not such Agent, Lender or L/C Issuer shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured.  During the continuance of any Event of Default, each Agent, each Lender and each L/C Issuer may, and are hereby authorized to, at any time and from time to time, without notice to the Credit Parties (any such notice being expressly waived by the Credit Parties), to the fullest extent permitted by law, set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Person to or for the credit or the account of the Credit Parties against any and all Obligations now or hereafter existing under any Loan Document, irrespective of whether or not such Agent, Lender or L/C Issuer shall have made any demand hereunder or thereunder.  Each Agent, each Lender and each L/C Issuer agrees to notify the Administrative Borrower, the Collateral Agent and the Administrative Agent promptly after any such set-off and application made by such Person, provided that the failure to give such notice to the Administrative Borrower shall not affect the validity of such set-off and application.  The rights of the Agents, the Lenders and the L/C Issuers under this SECTION 14.06 are in addition to other rights and remedies which such Person may have.

(b)  Nothing contained in this SECTION 14.06 shall require any Agent, Lender or L/C Issuer to exercise any such right or shall affect the right of such Person to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or Obligation of the Credit Parties.  If, under any applicable bankruptcy, insolvency or other similar law, any Agent, Lender or L/C Issuer receives a secured claim in lieu of a set-off to which this SECTION 14.06 applies, such Person shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Agents, Lenders and L/C Issuers entitled under SECTION 3.03(b) and this SECTION 14.06 to share in the benefits of any recovery on such secured claim.

SECTION 14.07  Severability.  Any provision of this Agreement, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 14.08  Replacement of Lenders.  If (a) a Lender requests compensation under SECTION 3.04, SECTION 4.02, or SECTION 4.03, or if the Credit Parties are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to SECTION 3.04, and such compensation or additional amount is not applicable to the Lenders generally, or (b) if any Lender defaults in its obligation to fund Loans hereunder, then in the case of either (a) or (b) of this SECTION 14.08, the Credit Parties may, at its sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this SECTION 14.08), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that, (i) the Credit Parties shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Credit Parties (in the case of all other amounts).  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Credit Parties to require such assignment and delegation cease to apply.  Notwithstanding the foregoing, with respect to a Lender that is a Non-Funding Lender or an Impacted Lender, the Borrowers or the Administrative Agent may obtain a replacement lender and execute an assignment on behalf of such Non-Funding Lender or an Impacted Lender at any time and without prior notice to such Non-Funding Lender or an Impacted Lender and cause its Loans and Commitments to be sold and assigned at par.  Upon any such assignment and payment and compliance with the other provisions of SECTION 14.10, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive.

SECTION 14.09  Complete Agreement; Sale of Interest.  The Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and thereof, supersede any previous agreement or understanding between them relating hereto or thereto and may not be modified, altered or amended except in accordance with SECTION 14.02.  The Credit Parties may not sell, assign or transfer any of the Loan Documents or any portion thereof, including their rights, title, interests, remedies, powers and duties hereunder or thereunder.  The Credit Parties hereby consent to any Lender’s sale of participations, assignment, transfer or other disposition, at any time or times, of any of the Loan Documents or of any portion thereof or interest therein, including such Lender’s rights, title, interests, remedies, powers or duties thereunder, subject, in the case of a participation, assignment, transfer or other disposition, to the provisions of SECTION 14.10.

SECTION 14.10  Assignment; Register.

(a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of the Administrative Agent) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining outstanding amount of the Loans at the time owing to it (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) or an assignment to an entity described in clause (a), (b) or (c) of the definition of Eligible Assignee, any such assignment shall not be less than $1,000,000, unless the Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed), (ii) any assignment by Non-Funding Lenders shall be subject to the Administrative Agent’s prior written consent in all instances, (iii) such assignment shall be effective only upon the acknowledgement in writing of such assignment by the Administrative Agent, and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance and shall pay to the Administrative Agent a $3500 assignment fee.  Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this SECTION 14.10, from and after the Closing Date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of SECTION 3.04, SECTION 4.02, SECTION 4.03 and SECTION 14.18 to the extent any claim thereunder relates to an event arising or such Lender’s status or activity as Lender prior to such assignment.

(c)  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this SECTION 14.10 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this SECTION 14.10.

(d)  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  The Borrowers may request in writing a copy of the Register from time to time and the Administrative Agent will promptly deliver a copy of such Register to the Administrative Borrower promptly thereafter.

(e)  Any Lender may, without the consent of, or notice to, the Administrative Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Agents, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in SECTION 14.02(a) that affects such Participant.  Subject to paragraph (f) of this SECTION 14.10 the Borrowers agree that each Participant shall be entitled to the benefits of SECTION 3.04, SECTION 4.02 and SECTION 4.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this SECTION 14.10.  To the extent permitted by law, each Participant also shall be entitled to the benefits of SECTION 14.06 as though it were a Lender, provided such Participant agrees to be subject to SECTION 3.03 as though it were a Lender.

(f)  A Participant shall not be entitled to receive any greater payment under SECTION 3.04 or ARTICLE IV than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Administrative Borrower’s prior written consent.  A Participant shall be subject to SECTION 14.03 as though it were a Lender.  A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of SECTION 3.04 unless the Administrative Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with SECTION 3.04 and SECTION 12.14 as though it were a Lender.

(g)  Any Lender may, without the consent of the Borrowers or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, (i) any pledge or assignment to secure obligations to a Federal Reserve Bank, and (ii) in the case of any Lender that is a Fund, any pledge or assignment of all or any portion of such Lender’s rights under this Agreement to any holders of obligations owed, or securities issued, by such Lender as security for such obligations or securities, or to any trustee for, or any other representative of, such holders, and this SECTION 14.10(g) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 14.11  Administrative Borrower.

(a)  Each Credit Party hereby irrevocably appoints JRCC as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Credit Party that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.

(b)  Each Borrower and each other Credit Party hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide the Administrative Agent with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement, and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Revolving Advances and Letters of Credit under this Agreement, and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that the handling of the Loan Account and Collateral of Borrowers and the other Credit Parties in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers and the other Credit Parties in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that none of the Administrative Agent, the Collateral Agent, any L/C Issuer or any Lender shall incur any liability to any Borrower or any other Credit Party as a result hereof.  Each Borrower and each other Credit Party expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower the other Credit Parties is dependent on the continued successful performance of the integrated group.  To induce the Administrative Agent, the Collateral Agent, the L/C Issuers and the Lenders to do so, and in consideration thereof, each Borrower and each other Credit Party hereby jointly and severally agrees to indemnify the Administrative Agent, the Collateral Agent, each L/C Issuer and each Lender and hold each harmless against any and all liability, expense, loss or claim of damage or injury, made against any of them by any Borrower, any other Credit Party or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers and the other Credit Parties as provided in this SECTION 4.11 and (b) the reliance by the Administrative Agent, the Collateral Agent, any L/C Issuer or any Lender on any instructions of the Administrative Borrower, except that Borrowers and the other Credit Parties will have no liability to the relevant Agent-Related Person or Lender-Related Person under this SECTION 14.11 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

SECTION 14.12  Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement or any of the other Loan Documents by telecopy shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Loan Documents.  Any party delivering an executed counterpart of any such agreement by telecopy shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

SECTION 14.13  GOVERNING LAW.  THIS AGREEMENT, THE NOTES AND, EXCEPT TO THE EXTENT OTHERWISE PROVIDED THEREIN, THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 14.14  CONSENT TO JURISDICTION, SERVICE OF PROCESS AND VENUE.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN, COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE CREDIT PARTIES HEREBY IRREVOCABLY ACCEPT IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  THE CREDIT PARTIES FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE CREDIT PARTIES AT THEIR ADDRESS FOR NOTICES SET FORTH IN SECTION 14.01, SUCH SERVICE TO BECOME EFFECTIVE FIVE (5) DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE LENDERS OR THE AGENTS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE CREDIT PARTIES IN ANY OTHER JURISDICTION.  THE CREDIT PARTIES HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

SECTION 14.15  WAIVER OF JURY TRIAL, ETC.  THE CREDIT PARTIES, THE LENDERS AND THE AGENTS HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT, THE NOTES OR OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  THE CREDIT PARTIES CERTIFY THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDERS OR THE AGENTS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDERS OR THE AGENTS WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS.  THE CREDIT PARTIES HEREBY ACKNOWLEDGE THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS AND THE AGENTS ENTERING INTO THIS AGREEMENT.

SECTION 14.16  Consent.  Except as otherwise expressly set forth herein or in any other Loan Document to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of the Lenders, the L/C Issuers or the Agents, shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which the Borrowers or any Guarantors are parties and to which the Lenders, the L/C Issuers or the Agents have succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by the Lenders, the L/C Issuers or the Agents with or without any reason in their discretion.

SECTION 14.17  Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Lenders, the L/C Issuers, the Agents or the Borrower, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties represented by counsel of their choosing and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

SECTION 14.18  Reinstatement; Certain Payments.  If any claim is ever made upon the Lenders, the L/C Issuers or the Agents for repayment or recovery of any amount or amounts received by the Lenders, the L/C Issuers or the Agents in payment or received on account of any of the Obligations, the Lenders, the L/C Issuers or the Agents shall give prompt notice of such claim to the Administrative Borrower, and if the Lenders, the L/C Issuers or the Agents repay all or part of such amount by reason of (a) any judgment, decree or order of any court of competent jurisdiction or administrative body having jurisdiction over the Lenders, the L/C Issuers or the Agents or any of their respective property, or (b) compliance by the Lenders, the L/C Issuers or the Agents with any requirement of a Governmental Authority having jurisdiction over the Lenders, the L/C Issuers or the Agents, then and in such event the Credit Parties agree that (i) any such judgment, decree or order shall be binding upon it notwithstanding the cancellation of any instrument evidencing the Obligations or the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (ii) it shall be and remain liable to the Lenders, the L/C Issuers or the Agents hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Lenders, the L/C Issuers or the Agents.

SECTION 14.19  Indemnification.  In addition to the Credit Parties’ other Obligations under this Agreement, the Credit Parties agree to defend, protect, indemnify and hold harmless the Lenders, the L/C Issuers and each of their respective Affiliates and their officers, directors, trustees, employees, agents and advisors, the Administrative Agent, the Collateral Agent, the Agent-Related Persons and the Lender-Related Persons (collectively called the “Indemnitees”) from and against any and all claims, losses, demands, settlements, damages, liabilities, obligations, penalties, fines, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses, but excluding income, franchise and similar taxes of an Indemnitee) incurred by such Indemnitees (but not taxes, which shall be governed by SECTION 3.04), whether prior to or from and after the Closing Date, as a result of or arising from or relating to or in connection with any of the following:  (a) the Administrative Agent, the Collateral Agent, the L/C Issuers or the Lenders furnishing of funds to the Credit Parties under this Agreement, including, without limitation, the management of any such Loans, (b) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, (c) any claim, litigation, investigation or administrative or judicial proceeding in connection with any transaction contemplated in, or consummated under, the Loan Documents, or (d) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, including, without limitation, claims, litigations, investigations or other proceedings arising out of (i) the presence, disposal, Release of any Hazardous Materials on, in, at, to, from or under any property at any time owned or occupied by the Credit Parties (or any of their respective predecessors in interest or title) or at any facility which received Hazardous Materials generated by the Credit Parties or any of their respective predecessors in interest in connection with the receipt of such Hazardous Materials, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to any Hazardous Materials generated by the Credit Parties, (iii) any investigation, lawsuit brought or threatened, settlement reached or government order relating to such Hazardous Materials, (iv) any violation of any Environmental Law by the Credit Parties or any of their respective predecessors in interest, and/or (v) any Environmental Action (collectively, the “Indemnified Matters”); provided, however, that the Credit Parties shall not have any obligations to any Indemnitee under this SECTION 14.19 for any Indemnified Matter to the extent resulting from the gross negligence or willful misconduct of such Indemnitee; provided, however, that no Credit Party shall be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to up to one local counsel in each applicable local jurisdiction) for all Indemnitees under this SECTION 14.19 unless on advice of outside counsel, representation of all such Indemnitees would be inappropriate due to the existence of an actual or potential conflict of interest.  Such indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees shall be due and payable promptly after demand therefor.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in this SECTION 14.19 may be unenforceable because it is violative of any law or public policy, the Credit Parties shall contribute the maximum portion which it is permitted to pay and satisfy under Applicable Law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.  This Indemnity shall survive the repayment of the Obligations and the discharge of the Liens granted under the Loan Documents.

SECTION 14.20  Records.  The unpaid principal of, and interest on, the Obligations, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitment, and the accrued and unpaid fees payable pursuant to SECTION 4.04, shall at all times be ascertained from the records of the Lender, the L/C Issuers and Agents, which shall be conclusive and binding absent manifest or demonstrable error.

SECTION 14.21  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the L/C Issuers and the Agents, and their respective successors and assigns, subject to SECTION 14.10.

SECTION 14.22  Confidentiality.  The Lenders, the L/C Issuers the Administrative Agent and the Collateral Agent each agree (on behalf of itself and each of its Affiliates, directors, officers, employees and representatives) (each, a “Recipient”) to hold in confidence and not disclose, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Credit Parties pursuant to this Agreement or the other Loan Documents (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information, provided that nothing herein shall limit the disclosure of any such information (a) to the extent required by Applicable Law or other statute, rule, regulation or judicial process, (b) to any Lender, and Lender-Related Person, any L/C Issuer, any Agent, any Agent-Related Person or to employees of or counsel, accountants, auditors and other advisors for any of the foregoing, (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential pursuant to the terms hereof), (c) to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers or any of their Subsidiaries and their obligations so long as such counterparty or prospective counterparty first agrees in writing to the confidentiality provisions of this SECTION 14.22, (d) to third-party examiners, auditors, accountants, regulators or members of any self-regulatory organization for any Agent, L/C Issuer or Lender who are advised of the confidential nature of such information, (e) to the extent required by any court, governmental or administrative agency, pursuant to any subpoena or other legal process, or by any law, statute, regulation or court order, or in connection with any litigation to which any of the Agents, the L/C Issuers or the Lenders are party, to cooperate, at the Borrower’s sole cost and expense, with any protective order sought by the Borrower, (f) to any assignee or participant (or prospective assignee or participant) and to any potential successor Agent so long as such assignee or participant (or prospective assignee or participant) or potential successor Agent first agrees in writing to the confidentiality provisions of this SECTION 14.22, (g) to any Person that is an investor or prospective investor in a securitization that agrees that its access to information regarding the Credit Parties and the Loans is solely for purposes of evaluating an investment in such securitization, or (h) to a Person that is a trustee, collateral manager, servicer, noteholder, rating agency or secured party in a securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such securitization.

SECTION 14.23  Lender Advertising.  The Agents and the Lenders shall be entitled to advertise the closing of the transactions contemplated by this Agreement in such trade publications, business journals, newspapers of general circulation and otherwise, as the Agents and the Lenders shall deem appropriate, including, without limitation, the publication of a tombstone announcing the closing of this transaction.

SECTION 14.24  Press Releases.  The Credit Parties will not issue press releases describing this Agreement or the transactions represented hereby or conducted hereunder without the prior written consent of the Administrative Agent.

SECTION 14.25  Common Enterprise.  The successful operation and condition of the Borrowers is dependent on the continued successful performance of the functions of the group of the Credit Parties as a whole and the successful operation of each Borrower is dependent on the successful performance and operation of each other Credit Party.  Each Credit Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Credit Parties, and (b) the credit extended by the Agents, the Lenders and the L/C Issuers to the Borrowers hereunder, both in their separate capacities and as members of the group of companies.  Each Credit Party has determined that execution, delivery and performance of this Agreement and any other Loan Documents to be executed by such Credit Party is within its purpose, will be of direct and indirect benefit to such Credit Party, and is in its best interest.

SECTION 14.26  USA Patriot Act.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrowers and each other Credit Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of the Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

SECTION 14.27  Amendment and Restatement of Existing Credit Agreement.  On the Closing Date, this Agreement shall amend, restate and supersede the Existing Credit Agreement in its entirety, except as provided in this SECTION 14.27.  On the Closing Date, the rights and obligations of the parties evidenced by the Existing Credit Agreement shall be evidenced by this Agreement and the other Loan Documents and the grant of security interest in the Collateral by the relevant Credit Parties under the Existing Credit Agreement and the other “Loan Documents” (as defined in the Existing Credit Agreement) shall continue under but as amended by this Agreement and the other Loan Documents, and shall not in any event be terminated, extinguished or annulled but shall hereafter be governed by this Agreement and the other Loan Documents.  All references to the Existing Credit Agreement in any Loan Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof.  All Existing Letters of Credit and the IRP-Travelers Letters of Credit shall be deemed to have been issued pursuant hereto.  Without limiting the generality of the foregoing and to the extent necessary, the existing lenders, the Lenders and the Agents reserve all of their rights under the Existing Credit Agreement and the other “Loan Documents” (as defined in the Existing Credit Agreement) which by their express terms survive the termination of the Existing Credit Agreement and each of the Guarantors hereby obligates itself again in respect of all such present and future “Guaranteed Obligations” (as defined in the Existing Credit Agreement).  Nothing contained herein shall be construed as a novation of the “Obligations” outstanding under and as defined in the Existing Credit Agreement, which shall remain in full force and effect, except as modified hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS

JAMES RIVER COAL COMPANY
JAMES RIVER COAL SERVICE COMPANY
LEECO, INC.
TRIAD MINING, INC.
TRIAD UNDERGROUND MINING, LLC
BLEDSOE COAL CORPORATION
JOHNS CREEK ELKHORN COAL CORPORATION
BELL COUNTY COAL CORPORATION
JAMES RIVER COAL SALES, INC.
BLEDSOE COAL LEASING COMPANY
BLUE DIAMOND COAL COMPANY
MCCOY ELKHORN COAL CORPORATION
CHAFIN BRANCH COAL COMPANY, LLC
HAMPDEN COAL COMPANY, LLC
LAUREL MOUNTAIN RESOURCES, LLC
LOGAN & KANAWHA COAL CO., LLC
ROCKHOUSE CREEK DEVELOPMENT, LLC
SNAP CREEK MINING, LLC

By:  /s/ Samuel M. Hopkins, II
Name: Samuel M. Hopkins, II
Title: Vice President on behalf of each of the above entities

 Signature Page to Revolving Credit Agreement

GUARANTORS

JOHNS CREEK PROCESSING COMPANY
JOHNS CREEK COAL COMPANY
SHAMROCK COAL COMPANY, INCORPORATED
EOLIA RESOURCES, INC.
BDCC HOLDING COMPANY, INC.
INTERNATIONAL RESOURCE PARTNERS LP
BUCK BRANCH RESOURCES LLC
INTERNATIONAL RESOURCES, LLC
INTERNATIONAL RESOURCES HOLDINGS I LLC
INTERNATIONAL RESOURCES HOLDINGS II LLC
IRP KENTUCKY LLC
IRP WV CORP.
JAMES RIVER ESCROW INC.
IRP LP HOLDCO INC.
IRP GP HOLDCO LLC

By:  /s/ Samuel M. Hopkins, II
Name:  Samuel M. Hopkins, II
Title: Vice President on behalf of each of the above entities

 Signature Page to Revolving Credit Agreement

ADMINISTRATIVE AGENT AND COLLATERAL AGENT: GENERAL ELECTRIC CAPITAL CORPORATION By: /s/ Daniel T. Eubanks Name: Daniel T. Eubanks Title: Duly Authorized Signatory

 Signature Page to Revolving Credit Agreement

LENDERS: GENERAL ELECTRIC CAPITAL CORPORATION By: /s/ Daniel T. Eubanks Name: Daniel T. Eubanks Title: Duly Authorized Signatory

 Signature Page to Revolving Credit Agreement

LENDERS (Con’t): GE CAPITAL COMMERCIAL INC., as a Lender By: /s/ Woodrow Broaders Jr. Name: Woodrow Broaders Jr. Title: Duly Authorized Signatory

 Signature Page to Revolving Credit Agreement

LENDERS:

UBS LOAN FINANCE LLC, as a Lender

By:  /s/ Mary E. Evans
Name:  Mary E. Evans

Title: Duly Authorized Signatory/ Associate Director

By:  /s/ Irja R. Otsa
Name:  Irja R. Otsa
Title: Duly Authorized Signatory/ Associate Director

 Signature Page to Revolving Credit Agreement

L/C ISSUER: UBS AG, STAMFORD BRANCH By: /s/ Mary E. Evans Name: Mary E. Evans Title: Associate Director By: /s/ Irja R. Otsa Name: Irja R. Otsa Title: Associate Director

 Signature Page to Revolving Credit Agreement

L/C ISSUER (con’t): GENERAL ELECTRIC CAPITAL CORPORATION By: /s/ Daniel T. Eubanks Name: Daniel T. Eubanks Title: Duly Authorized Signatory

 Signature Page to Revolving Credit Agreement

ANNEX A

to

CREDIT AGREEMENT

LETTERS OF CREDIT

(a)           Conditions.  On the terms and subject to the conditions contained in the Agreement and this Annex A, Borrower Representative may request that one or more L/C Issuers Issue, in accordance with such L/C Issuers’ usual and customary business practices and for the account of the Borrowers, Letters of Credit (denominated in Dollars) from time to time on any Business Day during the period from the Closing Date through the date that is the thirtieth (30th) day prior to the Maturity Date, and each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this paragraph (f) below, to Issue Letters of Credit for the account of the Borrowers; provided, however, that no L/C Issuer shall Issue any Letter of Credit upon the occurrence of any of the following or, if after giving effect to such Issuance:

(i)           the aggregate amount of all Letter of Credit Usage shall exceed the least of (i) One Hundred Million Dollars ($100,000,000) (the “L/C Sublimit”), (ii) the Maximum Amount less the outstanding Revolving Advances at such time, or (iii) the Borrowing Base less the outstanding Revolving Advances at such time;

(ii)          the expiration date of such Letter of Credit (A) is not a Business Day, (B) is more than one year after the date of issuance thereof or (C) unless agreed to by the applicable L/C Issuer and the Agent, is later than the date that is the thirtieth (30th) day prior to the Maturity Date (it being understood that in the event the expiry date of any requested Letter of Credit would occur after the date that is the thirtieth (30th) day prior to the Maturity Date, from and after the date that is the thirtieth (30th) day prior to the Maturity Date, the Borrowers shall immediately Cash Collateralize the then Letter of Credit Usage in accordance with paragraph (h) below); provided, however, that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) each Borrower and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such L/C Issuer nor any Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (C) above; or

(iii)         (A) any fee due in connection with, and on or prior to, such Issuance has not been paid, (B) such Letter of Credit is requested to be issued in a form that is not acceptable to such L/C Issuer or (C) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Credit Parties or the Borrower Representative on their behalf, the documents that such L/C Issuer generally uses in the ordinary course of business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).

Furthermore, GE Capital, if it shall be an L/C Issuer hereunder, may elect only to issue Letters of Credit in its own name and may only issue Letters of Credit to the extent permitted by Requirements of Law, and such Letters of Credit may not be accepted by certain beneficiaries such as insurance companies.  For each Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in the Agreement and this Annex A have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letter of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from Administrative Agent or the Required Lenders that any condition precedent contained in SECTION 5.02 is not satisfied and ending on the date all such conditions are satisfied or duly waived.

Notwithstanding anything else to the contrary herein, if any Lender is a Non-Funding Lender or Impacted Lender, no L/C Issuer shall be obligated to Issue any Letter of Credit unless (w) the Non-Funding Lender or Impacted Lender has been replaced in accordance with SECTION 9.09 or 9.22, (x) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been cash collateralized, or (y) the Revolving Loan Commitments of the other Lenders have been increased by an amount sufficient to satisfy Agent that all future Letter of Credit Obligations will be covered by all Revolving Lenders that are not Non-Funding Lenders or Impacted Lenders, or (z) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been reallocated to other Revolving Lenders in a manner consistent with SECTION 14.03(b).

(b)           Notice of Issuance.  The Borrower Representative shall give the relevant L/C Issuer and the Administrative Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and the Administrative Agent not later than 11:00 a.m. on the third Business Day prior to the date of such requested Issuance.  Such notice shall be made in writing or electronic transmission acceptable to such L/C Issuer (each such request, an “L/C Request”).

(c)           Reporting Obligations of L/C Issuers.  Each L/C Issuer agrees to provide the Administrative Agent, in form and substance satisfactory to the Administrative Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by the Borrowers of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment, and the Administrative Agent shall provide copies of such notices to each Lender reasonably promptly after receipt thereof; (B) upon the request of the Administrative Agent (or any Lender through the Administrative Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by the Administrative Agent; and (C) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the Letter of Credit Usage for such Letters of Credit outstanding on the last Business Day of the previous calendar week.

(d)           Acquisition of Participations.  Upon any Issuance of a Letter of Credit in accordance with the terms of the Agreement and this Annex A resulting in any increase in the Letter of Credit Usage, each Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related Letter of Credit Usage in an amount equal to its Pro Rata Share of such Letter of Credit Usage.

(e)           Reimbursement Obligations of the Borrowers.  The Borrowers agree to pay to the L/C Issuer of any Letter of Credit each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than the first Business Day after the Borrowers or the Borrower Representative receive notice from such L/C Issuer that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest thereon computed as set forth in clause (A) below.  In the event that any L/C Issuer incurs any L/C Reimbursement Obligation which is not repaid by the Borrowers as provided in this clause (v) (or any such payment by the Borrowers is rescinded or set aside for any reason), such L/C Issuer shall promptly notify the Administrative Agent of such failure (and, upon receipt of such notice, the Administrative Agent shall notify each Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable on demand by the Borrowers with interest thereon computed (A) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Loans that are Base Rate Loans and (B) thereafter until payment in full, at the interest rate applicable during such period to past due Loans that are Base Rate Loans.

(f)           Reimbursement Obligations of the Lenders.  If no Lender is a Non-Funding Lender (or if the only Non-Funding Lender is the L/C Issuer that issued such Letter of Credit), upon receipt of the notice described in paragraph (e) above from the Administrative Agent, each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share of such Letter of Credit Usage.  If any Lender (other than the Lender that is the L/C Issuer that issued such Letter of Credit) is a Non-Funding Lender, that Non-Funding Lender’s Letter of Credit Usage shall be reallocated to and assumed by the other Lenders pro rata in accordance with their Pro Rata Share of the Loan (calculated as if the Non-Funding Lender’s Pro Rata Share was reduced to zero and each other Lender’s Pro Rata Share had been increased proportionately).  By making such payment (other than during the continuation of an Event of Default under subsection 11.01(g) or 7.1(h)), such Lender shall be deemed to have made a Loan to the Borrowers, which, upon receipt thereof by such L/C Issuer, the Borrowers shall be deemed to have used in whole to repay such L/C Reimbursement Obligation.  Any such payment that is not deemed a Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the Letter of Credit Usage in respect of the related L/C Reimbursement Obligations.  Such participation shall not otherwise be required to be funded.  Following receipt by any L/C Issuer of any payment from any Lender pursuant to this paragraph (f) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay over to such Lender all duplicate payments received from Persons other than Lenders making payment on behalf of a Credit Party by such L/C Issuer with respect to such portion of such L/C Reimbursement Obligation.

(g)           Obligations Absolute.  The obligations of the Borrowers and the Lenders pursuant to paragraphs (d), (e) and (f) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of the Agreement and this Annex A irrespective of (i) (A) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (B) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (C) any loss or delay, including in the transmission of any document, (ii) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other contractual obligation or transaction, or the existence of any other withholding, abatement or reduction, (iii) in the case of the obligations of any Lender, (A) the failure of any condition precedent set forth in SECTION 5.02 to be satisfied (each of which conditions precedent the Lenders hereby irrevocably waive) or (B) any adverse change in the condition (financial or otherwise) of any Credit Party and (iv) any other act or omission to act or delay of any kind of the Administrative Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph (g), constitute a legal or equitable discharge of any obligation of the Borrowers or any Lender hereunder.  No provision hereof shall be deemed to waive or limit the Borrowers’ right to seek repayment of any payment of any L/C Reimbursement Obligations from the L/C Issuer under the terms of the applicable L/C Reimbursement Agreement or applicable law.

(h)           Cash Collateral.

(i)           If Borrowers are required to provide cash collateral for all or any portion of the aggregate Letter of Credit Usage pursuant to the Agreement, including after the occurrence of an Event of Default, as required by SECTION 3.02(a) or otherwise, the Borrowers will pay to the Collateral Agent for the ratable benefit of the Agents, the L/C Issuers and the Lenders entitled thereto cash or cash equivalents acceptable to the Administrative Agent (“Cash Collateral”) in an amount equal to 105% of the amount of the aggregate Letter of Credit Usage to be cash collateralized (and any Borrowing Base Cash Collateral then posted with the Collateral Agent in accordance with the terms of this Agreement shall thereafter (1) upon the request of the Administrative Borrower, be deemed included in all such Cash Collateral and (2) to the extent included in such Cash Collateral, shall cease to be Borrowing Base Cash Collateral for all purposes of this Agreement and shall no longer be included in the calculation of the Borrowing Base).  The parties agree that the Collateral Agent is hereby authorized to transfer from the account(s) containing Borrowing Base Cash Collateral to the Cash Collateral Account, any Borrowing Base Cash Collateral that the Administrative Borrower shall request to be included in Cash Collateral hereunder.  Such Cash Collateral shall be held by the Collateral Agent and pledged to, and subject to the control of, the Collateral Agent, for the benefit of the Agents, the Lenders and the L/C Issuers entitled thereto, in a cash collateral account (the “Cash Collateral Account”) maintained at a bank or financial institution acceptable to the Administrative Agent.  The Borrowers hereby pledge and grant to the Collateral Agent, on behalf of the Agents, the Lenders and the L/C Issuers, a security interest in all such Cash Collateral and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Usage and other Obligations, whether or not then due.  The Agreement, including this Annex A, shall constitute a security agreement under applicable law.

(ii)           If any Letters of Credit shall for any reason be outstanding on the date that is the thirtieth (30th) day prior to the Maturity Date, the Borrowers shall do one or more of the following with respect to each such outstanding Letter of Credit (A) provide Cash Collateral therefor in the manner described in clause (h)(i) above, (B) cause such Letter of Credit and all guaranties thereof, if any, to be canceled and returned to each L/C Issuer, or (C) deliver to the applicable L/C Issuer a stand-by letter (or letters) of credit (each, a “Backstop Letter of Credit”) in guaranty of each outstanding Letter of Credit, which Backstop Letter of Credit meets all of the following requirements:  (x) each Backstop Letter of Credit shall have an expiry or termination date that is at least thirty (30) additional days later than the expiry or termination date of the corresponding Letter of Credit with respect to which the Backstop Letter of Credit is issued, (y) each Backstop Letter of Credit shall be in an amount equal to 105% of the maximum amount then available to be drawn under the outstanding Letter of Credit with respect to which the Backstop Letter of Credit is issued, (z) and each Backstop Letter of Credit shall be issued by a Person, and shall be subject to such terms and conditions, as are satisfactory to the Administrative Agent and the applicable L/C Issuer in their respective sole discretion.

(iii)           From time to time after funds are deposited as Cash Collateral by any Borrower, whether before or after the Maturity Date, the Administrative Agent may apply such funds then held by the Collateral Agent to the payment of any amounts, and in such order as the Administrative Agent may elect, as shall be or shall become due and payable by the Borrowers to the Agents, the Lenders and the L/C Issuers with respect to the Letter of Credit Usage and, upon the repayment or expiration of all amounts constituting Letter of Credit Usage, to any other Obligations of the Borrowers then due and payable.

(iv)           No Borrower nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the Cash Collateral, except that upon the termination or expiry of all Letters of Credit and the payment of all amounts payable by the Borrowers to the Agents, the Lenders and the L/C Issuers in respect thereof, any remaining Cash Collateral shall be applied to other Obligations then due and owing and upon payment in full of such Obligations, any remaining amount shall be paid to the Borrowers or as otherwise required by law.  Interest earned on Cash Collateral shall be held as additional collateral.

(i)           Fees and Expenses.  Borrowers agree to pay to the Administrative Agent for the benefit of Lenders, as compensation to such Lenders for the Letter of Credit Usage hereunder, (i) all costs and expenses incurred by the Agents or any Lender on account of each Letter of Credit, and (ii) the L/C Fee specified in SECTION 4.04 of the Agreement.  Such fee shall be paid to the Administrative Agent for the benefit of the Lenders in arrears, on the first day of each month and on the Maturity Date.  In addition, the Borrowers shall pay to each L/C Issuer directly, on demand and for its own account, a fronting fee equal to 0.25% of the maximum amount available to be drawn under each Letter of Credit (or such higher amount as may be required by such L/C Issuer) plus such fees (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of a Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

(j)           Indemnification; Nature of Lenders’ Duties.

(i)           In addition to amounts payable as elsewhere provided in the Agreement, Borrowers hereby agree to pay and to protect, indemnify, and save harmless the Administrative Agent, the Collateral Agent, each L/C Issuer and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that the Administrative Agent, the Collateral Agent, any L/C Issuer or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, or (B) the failure of the Administrative Agent, the Collateral Agent, any Lender or L/C Issuer seeking indemnification or of any L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of such indemnified person (as finally determined by a court of competent jurisdiction).

(ii)           As between the Administrative Agent, the Collateral Agent, any Lender and any L/C Issuer on the one hand and, on the other hand, the Credit Parties, the Credit Parties assume all risks of the acts and omissions of, or misuse of any Letter of Credit by, beneficiaries of any Letter of Credit.  In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law, neither the Administrative Agent, the Collateral Agent, any Lender nor any L/C Issuer shall be responsible for:  (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason, (C) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided, that in the case of any payment by any L/C Issuer under any Letter of Credit or guaranty thereof, such L/C Issuer shall be liable to the extent such payment was made solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof, (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher, (E) errors in interpretation of technical terms, (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof, (G) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof, and (H) any consequences arising from causes beyond the control of the Administrative Agent, the Collateral Agent, any Lender or any L/C Issuer.  None of the above shall affect, impair, or prevent the vesting of any of the Administrative Agent’s, the Collateral Agent’s, any Lender’s or any L/C Issuer’s rights or powers hereunder or under the Agreement.

(iii)           Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by Borrowers in favor of any L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between or among Borrowers and such L/C Issuer.

(k)           Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit as in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document issued in connection with such Letter of Credit, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(l)           Existing Letters of Credit.  All Existing Letters of Credit and the IRP-Travelers Letter of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

ANNEX B (SECTION 7.01(g))

to

REVOLVING CREDIT AGREEMENT

COLLATERAL REPORTS

Borrowers shall deliver or cause to be delivered the following:

a.           To the Agents, upon their request, and in any event no less frequently than 12:00 noon five (5) business days after the end of each fiscal month (together with a copy of all or any part of the following reports requested by any Lender in writing after the Closing Date), each of the following reports, each of which shall be prepared by the Borrowers as of the last day of the immediately preceding fiscal month or the date two (2) days prior to the date of any such request:

(i)           a Borrowing Base Certificate and collateral reports with respect to the Credit Parties, including all additions and reductions (cash and non-cash) with respect to Accounts of each Credit Party, in each case accompanied by such supporting detail and documentation as shall be requested by the Collateral Agent in its reasonable discretion;

(ii)           with respect to each Credit Party, a summary of Inventory by location and type with a supporting Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by either Agent in its reasonable discretion; and

(iii)           with respect to each Credit Party, a monthly trial balance showing Accounts outstanding aged from invoice date as follows:  1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion.

Notwithstanding the foregoing, at any time after the occurrence and during the continuation of a Liquidity Event, each of the items described in clause (a) above shall be delivered no less frequently than on each Wednesday of each week, and shall be prepared by the Borrowers as of the last day of the immediately preceding week.

b.           To the Agents, at the time of delivery of each of the monthly financial statements delivered pursuant to Article VII:

(i)           a reconciliation of the Accounts trial balance of each Credit Party to such Credit Party’s most recent Borrowing Base Certificate, general ledger and monthly financial statements delivered pursuant to Article VII, in each case accompanied by such supporting detail and documentation as shall be requested by either Agent in its reasonable discretion;

(ii)           a reconciliation of the inventory by location of each Credit Party to such Credit Party’s most recent Borrowing Base Certificate, general ledger and monthly financial statements delivered pursuant to Article VII, in each case accompanied by such supporting detail and documentation as shall be requested by either Agent in its reasonable discretion;

B-1

(iii)           an aging of accounts payable and a reconciliation of that accounts payable aging to each Credit Party’s general ledger and monthly financial statements delivered pursuant to Article VII, in each case accompanied by such supporting detail and documentation as shall be requested by either Agent in its reasonable discretion;

(iv)           a reconciliation of the outstanding Loans as set forth in the monthly Loan Account statement provided by the Administrative Agent to each Credit Party’s general ledger and monthly financial statements delivered pursuant to Article VII, in each case accompanied by such supporting detail and documentation as shall be requested by either Agent in its reasonable discretion;

c.           To the Agents, at the time of delivery of each of the quarterly or annual financial statements delivered pursuant to Article VII, a listing of government contracts of each Credit Party subject to the Federal Assignment of Claims Act of 1940.

d.           The Borrowers, at their own expense, shall deliver to the Agents the results of each physical verification, if any, that any Borrower or any of their Subsidiaries may in their discretion have made, or caused any other Person to have made on their behalf, of all or any portion of their Inventory (and, if a Default or an Event of Default has occurred and is continuing, the Borrowers shall, upon the request of either Agent, conduct, and deliver the results of, such physical verifications as the Agents may require).

e.           Upon the any Agent’s request, and at the expense of the Borrowers, from time to time, the Credit Parties shall permit and enable the Agents to obtain appraisals in form and substance and from appraisers reasonably satisfactory to Agent stating the fair market value, or such other value as determined by such Agent (for example, replacement cost for purposes of Flood Insurance), of any Real Estate Asset of any Credit Party or any Subsidiary of any Credit Party, if and to the extent any such appraisal is required to comply with FIRREA.

f.           Such other reports, statements and reconciliations with respect to the Borrowing Base, Collateral or Obligations of any or all Credit Parties as the Collateral Agent shall from time to time request in its reasonable discretion.

B-2

ANNEX C

to

REVOLVING CREDIT AGREEMENT

IRP EXCEPTED INVENTORY CONDITIONS

Subject to SECTION 8.08(f), each condition and item set forth on this Annex C shall be required to be satisfied or completed to the reasonable satisfaction of the Collateral Agent and pursuant to documents, instruments and agreements in form and substance reasonably satisfactory to the Collateral Agent:

(a)           Mortgages.  The Collateral Agent shall have received (i) a duly executed and effective first-priority (subject to Permitted Encumbrances) perfected Mortgage, in form and substance satisfactory to the Collateral Agent, with respect to each applicable Real Estate Asset of the IRP Entities, (ii) evidence, reasonably satisfactory to the Collateral Agent, that all recording or filing charges, taxes, fees and expenses due in connection with the recordation and filing of each such Mortgage have been paid by the Credit Parties and that the Collateral Agent has a valid, perfected, first-priority Lien on all such applicable Real Estate Assets, and (iii) such other documents, agreements, reports and instruments required by SECTIONS 8.08(a) and (b) of the Credit Agreement (including, without limitation, FIRREA appraisals, Federal Flood Insurance, record searches, assignments of leases and rents, estoppel letters, attornment agreements, consents, landlord consents, waivers, recordation of leases and releases) as the Collateral Agent may require with respect to the applicable Real Estate Assets of the IRP Entities; provided that the forgoing actions described in this clause (a)(i) or (iii) may be waived by the Collateral Agent with respect to any specifically identified asset with respect to which the Collateral Agent has confirmed in writing to the Credit Parties in its reasonable determination, in consultation with JRCC, that the costs, expense or other adverse consequences to the Credit Parties of providing a security interest with respect to such asset is excessive in view of the benefits afforded to the Secured Parties by taking a security interest in such assets.

(b)           Local UCC Financing Statements.  The Collateral Agent shall have received evidence, reasonably satisfactory to the Collateral Agent, that (i) all local UCC financing statements have been filed and are effective, and all applicable lien searches have been conducted with results satisfactory to the Collateral Agent, necessary or reasonably required by the Collateral Agent to ensure that the Collateral Agent has a valid, perfected, first-priority (subject to Permitted Encumbrances) Lien on all Collateral of the IRP Entities to be included in the Borrowing Base (including, without limitation Collateral consisting of as-extracted collateral and all other personal property and fixtures) together with any Real Estate Asset from which such Collateral originates or upon which such Collateral is or will at any time be located, and (ii) that all recording or filing charges, taxes, fees and expenses due in connection with the recordation and filing of each such UCC financing statements have been paid by the Credit Parties; provided that, with respect to assets not included in the Borrowing Base, the forgoing actions described in this clause (b)(i) may be waived by the Collateral Agent with respect to any specifically identified asset with respect to which the Collateral Agent has confirmed in writing to the Credit Parties in its reasonable determination, in consultation with JRCC, that the costs, expense or other adverse consequences to the Credit Parties of providing a security interest with respect to such asset is excessive in view of the benefits afforded to the Secured Parties by taking a security interest in such assets.

C-1

(c)           Legal Opinions Regarding Mortgages and Local UCC Filings.  The Collateral Agent shall have received such written opinions of counsel to the Credit Parties, in form and substance satisfactory to the Collateral Agent, relating to the Mortgages and local UCC financing statements in respect of the Credit Parties and the IRP Entities, and addressing such matters as the Collateral Agent may reasonably request.

C-2